Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146641

PROSPECTUS

Subject to Completion
December 31, 2007

53,747,555 Shares

RxElite, Inc.

Common Stock

This prospectus relates to the resale of up to 35,831,706 shares of common stock and 17,915,849 shares of common stock underlying warrants of RxElite, Inc. by certain selling stockholders identified in this prospectus. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by selling stockholders, if exercised.

Our common stock is quoted on the Over-The-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “RXEI.OB.” On December 28, 2007 the last sale price for our common stock on the OTC Bulletin Board was $0.76.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. Selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2008.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to the “Company,” “RxElite,” “we,” “our” and “us” for periods prior to the closing of the reverse merger on July 13, 2007, refer to RxElite Holdings Inc., a private Delaware corporation that is now our wholly-owned subsidiary, and references to the “Company,” “RxElite,” “we,” “our” and “us” for periods subsequent to the closing of the reverse merger on July 13, 2007, refer to RxElite, Inc., a publicly traded company, and its subsidiary, RxElite Holdings Inc.

Corporate History

We were organized as a limited liability company in the state of Delaware in November 2001 under the name Southridge Technology Group, LLC. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. Prior to July 13, 2007, we provided customized computing and communications services and solutions for small to medium-sized businesses.

On July 13, 2007, we entered into an agreement and plan of merger and reorganization with RxElite Acquisition Corp., our wholly-owned Delaware subsidiary, and RxElite Holdings Inc. On that date, RxElite Acquisition Corp. merged with and into RxElite Holdings Inc., with RxElite Holdings Inc. remaining as the surviving corporation and our wholly-owned subsidiary.

Immediately following the closing of the merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly-owned subsidiary, STG Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then-majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.

As a result of the merger and the split-off, we succeeded to the business of RxElite Holdings Inc. as our sole line of business and all of our then-current officers and directors resigned and were replaced by RxElite Holdings Inc.’s officers and directors. In addition, on October 29, 2007, we changed our name from Southridge Technology Group, Inc. to RxElite, Inc.

The merger was accounted for as a reverse acquisition and recapitalization of RxElite Holdings Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in our financial statements for periods prior to the merger are those of RxElite Holdings Inc. and have been recorded at the historical cost basis of RxElite Holdings Inc., and our consolidated financial statements for periods after completion of the merger include both our and RxElite Holdings Inc.’s assets and liabilities, the historical operations of RxElite Holdings Inc. and our operations from the closing date of the merger.

In connection with our reverse-merger on July 13, 2007, we raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 1,903,086 units in a private placement, consisting of an aggregate of (i) 1,903,086 shares of common stock and (ii) two-year warrants to purchase an aggregate of an additional 951,542 shares of common stock at an exercise price of $9.381271 per whole share, at $6.622073 per unit. Following consummation of this private placement, our board of directors declared an 11.036789 for 1 forward stock split in the form of a dividend of 10.036789 shares for each one share of outstanding common stock. As a result of this dividend, the exercise price of these warrants was adjusted to $.0.85 per share and the as adjusted unit price was $0.60. Following the record time of this dividend, we also issued certain advisors two-year warrants to purchase 2,879,963 shares of common stock at a price of $0.60 per share and a two-year warrant to purchase 1,250,000 shares of common stock at a price of $0.85 per share. The two year term of the warrants issued in connection with our July 13, 2007 reverse merger and private placement began, and such warrants became exercisable on, October 29, 2007, the day we amended our certificate of incorporation in order to increase our authorized shares of common stock and change our name to RxElite, Inc.

Overview

We develop, manufacture and market generic prescription drug products in specialty generic markets. Our business strategy focuses on three key tenets:

•	serve specialty generic segments;

•	employ low cost manufacturing; and

•	deliver unparalleled customer service defined by consistent supply and a high level of service.

Our marketed and pipeline products are in specialty markets characterized by limited competition, barriers to entry, and good margin opportunities. These markets include products in the areas of anesthesia, sterile liquid dose drugs, which includes ophthalmic products, sterile inhalation respiratory products, and injectable drugs, and transdermal patch products. Barriers to entry in these specialty markets include limited industry capacity, patented manufacturing processes, difficult formulations and limited sources of Active Pharmaceutical Ingredients, or APIs.

At present, we have a portfolio of pipeline and marketed specialty products classified into three identifiable business segments:

•	anesthetic gases;

•	sterile liquid dose products; and

•	transdermal patch products.

In addition, we have one abbreviated new drug application, or ANDA, pending review at the Food and Drug Administration, or FDA, pursuant to an agreement with Alkem Laboratories Limited, and own three other ANDAs that are dormant and are not actively marketed. Our customers include hospitals and hospital group purchasing organizations, national and regional wholesalers, direct retail pharmacy stocking chains, leading homecare companies, and outpatient and ambulatory care clinics.

Our principal executive offices are located at 1404 North Main Street, Suite 200, Meridian, Idaho 83642 and our telephone number is (208) 288-5550. We maintain websites at www.RxElite.com and www.RxEliteSevo.com which contain a description of our company, but such websites are not part of this prospectus. Please note that you should not view such websites as part of this prospectus and should not rely on such websites in making a decision to invest in our common stock.

The Offering

Common stock offered by selling stockholders	53,747,555 (1)

Common stock outstanding	96,682,920 (2)

Use of proceeds	We will not receive any proceeds from the sale of common stock, but we will receive funds from the exercise of warrants by selling stockholders.

OTC Bulletin Board Quote	RXEI.OB

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	Represents 35,831,706 shares of common stock that were issued to selling stockholders and 17,915,849 shares of common stock underlying warrants that were issued to selling stockholders.

(2)	Represents the number of shares of common stock outstanding as of December 31, 2007, and excludes:

•	3,102,850 shares of common stock issuable upon exercise of outstanding stock options;

•	11,771,033 shares of common stock reserved for future issuance under our 2007 Stock Incentive Plan;

•	43,824,594 shares of common stock issuable upon exercise of outstanding warrants; and

•	9,323,388 shares of common stock issuable upon the conversion of a convertible note.

Recent Developments

On December 31, 2007, we entered into a Securities Purchase Agreement with an institutional investor, pursuant to which we sold 5,594,033 shares of common stock, a 9.50% senior secured redeemable convertible note in the principal amount of $10,500,000, a Series A warrant to purchase up to 13,985,083 shares of common stock and a Series B warrant to purchase up to 4,661,694 shares of common stock for aggregate gross proceeds of $10,500,000. To secure our obligations under the senior secured convertible note, we granted the investor a first priority perfected security interest in all of our assets and properties, together with all of the assets and properties of RxElite Holdings Inc., including the stock of RxElite Holdings Inc.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenue, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We may require additional capital financing in connection with the planned expansion of our operations and development of new products and may have difficulty obtaining such additional capital on acceptable terms or at all. These factors could adversely affect our ability to pursue our strategy and negatively affect operations in future periods and caused our auditors to include a going concern qualification in the report on our audited financial statements for the fiscal year ended December 31, 2006.

We have incurred losses since inception and may continue to incur losses for the foreseeable future. We anticipate that our near future activities will be funded from the issuance of additional equity and funds provided by ongoing operations. If sales from operations are insufficient to support our planned development of new products and expansion of operations, we will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects. As a result of these factors our auditors have included a going concern qualification in their report on our audited financial statements for the fiscal year ended December 31, 2006.

The majority of our inventory consists of Sevoflurane, a generic pharmaceutical that received FDA approval for use in the U.S. on May 2, 2007. There is no guarantee that Sevoflurane will provide us with our projected sales and cash flows. Failure to achieve projected margin and or market share will adversely affect our future financial position.

We rely on Minrad International, Inc. as our sole supplier of our distributed products, which could result in us not being able to obtain sufficient quantities to meet our short-term needs.

All the products that we currently distribute and manufacture are produced by Minrad International, Inc. These products are the source of all of our current sales. If we were unable to acquire sufficient quantities of our products from Minrad International, Inc. or our products were not available, we would have to make a significant capital investment and divert resources to obtain such products. Manufacturers of our products are scarce and a disruption or termination of our relationship with Minrad could result in our inability to meet demand for our products, which could lead to customer dissatisfaction, damage our reputation, cause customers to cancel existing orders and to stop doing business with us and could even result in the cessation of our business.

Because we have only one product line, consisting of Enflurane, Isoflurane, and Sevoflurane, we are not widely diversified, and a decrease in sales of this product line could seriously harm our business.

Our sole product line currently consists of Enflurane, Isoflurane, and Sevoflurane. As such, our line of products is not as diversified as those of some of our competitors. Consequently, if sales of Enflurane, Isoflurane, and Sevoflurane decline precipitously, our business would be seriously harmed, and it would likely be difficult for us to recover because we do not have the breadth of products that would enable us to sustain our business while seeking to develop new types of products or other markets for our existing product.

Our obligations to the holder of our senior secured convertible note are secured by all of our assets, so if we default on those obligations, the noteholder could foreclose on our assets.

The holder of our senior secured convertible note has a security interest in all of our assets and those of our subsidiary. As a result, if we default under our obligations to the noteholder, the noteholder could foreclose its security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations.

If we are unable to successfully develop or commercialize new products, our operating results will suffer.

Our future growth and results of operations will depend to a significant extent upon our ability to successfully commercialize generic products in a timely manner that can be promoted through current marketing and distribution channels. There are numerous difficulties in developing and commercializing new products, including:

•	developing, testing and manufacturing products in compliance with regulatory standards in a timely manner;

•	receiving requisite regulatory approvals for such products in a timely manner;

•	the availability, on commercially reasonable terms, of raw materials, including active pharmaceutical ingredients and other key ingredients; and

•	unexpected delays or unanticipated costs.

There can be no assurance that we will successfully develop new pharmaceutical products or, if we do develop new products, that we will successfully integrate such new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary FDA approvals or that such approvals will not involve delays, which could adversely affect the marketing and sale of our products. Our failure to develop new products and receive FDA approvals for such products in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on the development of generic and off-patent pharmaceutical products that are particularly susceptible to competition, substitution and reimbursement policies.

Our success depends, in part, upon our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture and market equivalent generic pharmaceutical products. Generic pharmaceutical products must meet the same quality standards as branded pharmaceutical products, even though these equivalent generic pharmaceutical products are sold at prices that are significantly lower than that of branded pharmaceutical products. Generic substitution is regulated by federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic pharmaceutical products that third parties develop may render our generic pharmaceutical products noncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.

If brand pharmaceutical companies are successful in limiting the use of generics through their legislative, regulatory, and commercial efforts, our sales of generic products may suffer.

Many brand pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition. These efforts have included:

•
pursuing new patents for existing products that may be granted just before the expiration of one patent, which could extend patent protection for additional years or otherwise delay the launch of generics;

•	using the Citizen Petition process to request amendments to FDA standards;

•	seeking changes to U.S. Pharmacopeia, an organization that publishes industry recognized compendia of drug standards;

•	attaching patent extension amendments to non-related federal legislation;

•	engaging in state-by-state initiatives to enact legislation that restricts the substitution of some branded drugs, which could have an impact on products that we are developing; and

•	implementing commercial efforts to switch patients towards branded drugs with longer patent protection.

If brand pharmaceutical companies are successful in limiting the use of generic products through these or other means, our sales of generic products may decline. If we experience a material decline in generic product sales, our results of operations, financial condition and cash flows will suffer.

From time to time we may need to rely on licenses to proprietary technologies, which may be difficult or expensive to obtain.

We may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially market our products may be inhibited or prevented.

Our business may be adversely affected by a decline in key products.

The sales of our products could underperform due to numerous factors, many of which are beyond our control, including:

•	lower prices or better terms offered on similar products by other manufacturers;

•	substitute or alternative products or therapies;

•	development by others of new pharmaceutical products or treatments that are more effective than our products;

•	introduction of other generic equivalents or products that may be therapeutically interchanged with our products;

•	interruptions in manufacturing or supply;

•	changes in the prescribing practices of physicians;

•	changes in third-party reimbursement practices; and

•	pending FDA approval of pipeline products.

Any factor adversely affecting the sale of these or our other key products may cause our sales to decline. In particular, if sales of Sevoflurane do not meet our expectations, our operating results will suffer and our ongoing partnering relationship with Minrad International, Inc. will be at risk.

Our sales depend on sales of products manufactured by third-parties, which we cannot control.

We derive all of our sales from the sale of products manufactured by third parties. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the third-party manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.

We may be required to perform additional testing if manufacturing problems are identified after the products are on the market.

If manufacturing problems occur, product recalls may be required, regulatory approval may be withdrawn and reformulation of products, additional testing, and changes to or re-approvals of our manufacturing facilities may be required, any of which could have a material adverse effect on sales of the affected products and on our business and results of operations.

If we are unable to obtain sufficient supplies from key suppliers that in some cases may be the only source of finished products or raw materials, our ability to deliver our products to the market may be impeded.

We are required to identify the supplier(s) of all the raw materials for our products in our applications with the FDA. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in some cases, only one supplier of products and raw materials has been identified, even in instances where multiple sources exist. We were dependent on two outside suppliers who accounted for 67.3% and 32.5% of our product purchases during the fiscal year ended December 31, 2006 and are currently dependent on Minrad International, Inc. as the sole supplier of our product purchases. If our outside suppliers experienced regulatory or supply-related difficulties that inhibit their ability to deliver products and raw materials to us and, to the extent any difficulties experienced by our suppliers cannot be resolved within a reasonable time, and at reasonable cost, or if raw materials for a particular product become unavailable from an approved supplier and we are required to qualify a new supplier with the FDA, we may not be able to manufacture our products as planned, our sales and marketing efforts could be delayed and our profit margins and market share for the affected product could decrease.

Although we do not currently purchase any products under our existing arrangements with foreign suppliers, our arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, war, acts of terrorism, currency fluctuations and restrictions on the transfer of funds. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, customs clearances, various import duties and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products.

The formulation, development, manufacture and sale of our products involves the risk of product liability claims by consumers and other third parties, and insurance against such potential claims is expensive and may be difficult to obtain.

The formulation, development, manufacture and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. Insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although we currently maintain product liability insurance for our products in amounts we believe to be commercially reasonable, if the coverage limits of these insurance policies are not adequate, a claim brought against us, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may require additional capital to grow our business and such funds may not be available to us.

We may require additional funds to grow our business. We may seek additional funds through public and private financing, including equity and debt offerings. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms acceptable to us. The “going concern” qualification in our independent registered public accountants’ report related to their audit of our most recent audited consolidated financial statements for the year ended December 31, 2006 may significantly limit the availability of financing sources to us. In addition, because our common stock currently is traded on the OTC Bulletin Board and not listed on a national exchange, we may experience further difficulty accessing the capital markets. Without sufficient additional funding, we may be unable to pursue growth opportunities that we view as essential to the expansion of our business. Further, the terms of such additional financing, if obtained, may require the granting of rights, preferences or privileges senior to those of our common stock and could result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.

Our indebtedness and restrictive debt covenants could limit our financing options and liquidity position, which would limit our ability to grow our business.

The terms of our senior secured convertible note could have negative consequences to us, such as:

•	we may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us, or at all;

•	we may be unable to refinance our indebtedness on terms acceptable to us, or at all; and

•	we may be more vulnerable to economic downturns and our ability to withstand competitive pressure may be limited.

Additionally, covenants in the securities purchase agreement governing the senior secured convertible note impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things:

•	pay cash dividends to our stockholders;

•	incur additional indebtedness;

•	permit liens on assets or conduct sales of assets; and

•	engage in transactions with affiliates.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities. Moreover, additional debt financing we may seek may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

Dependence on key executive officers.

Our success will depend, in part, on our ability to attract and retain key executive officers. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.

We must continue to attract and retain key personnel to be able to compete successfully.

Our performance depends, to a large extent, on the continued service of our key personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced pharmaceutical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly-skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, and financial condition and results of operations.

Risks Relating To Investing In the Pharmaceutical Industry

We are subject to substantial regulation by the FDA, the Drug Enforcement Agency and other regulatory agencies. The costs of complying or the consequences of failing to comply with such regulations may have a material adverse effect on our ability to conduct our business.

Virtually all aspects of our business, including the development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, recordkeeping, distribution, storage and advertising of our products and disposal of waste products arising from these activities, are subject to extensive regulation by federal, state and local governmental authorities in the U.S., including the FDA, and are increasingly subject to regulation in foreign countries. Compliance with these regulations is costly and time-consuming.

Our manufacturing facilities and procedures and those of our suppliers are subject to ongoing regulation, including periodic inspection by the FDA, the Drug Enforcement Agency, or DEA, foreign regulatory agencies, and other regulatory authorities, including state controlled substance authorities. For example, manufacturers of pharmaceutical products must comply with detailed regulations governing current good manufacturing practices, including requirements relating to quality control and quality assurance. Funds, time and effort must be spent in the areas of production, safety, quality control and quality assurance to ensure compliance with these regulations. Notwithstanding our efforts to ensure compliance with all laws, rules and regulations, there can be no assurance that our manufacturing facilities or those of our suppliers will not be subject to regulatory action in the future.

Products to be sold by us generally must receive appropriate regulatory clearance before they can be sold in a particular country, including the U.S. Delays in the introduction of a product may result from, among other things, insufficient or incomplete submissions to the FDA or similar regulatory authorities in foreign countries for approval of a product, objections by another company with respect to our submissions for approval, new patents by other companies, patent challenges by other companies that result in a 180-day exclusivity period and a 30-month stay, and changes in regulatory policy during the period of product development or during the regulatory approval process. The FDA and foreign regulatory authorities have extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with cGMP, to recall products, to seek civil monetary and criminal fines and penalties. Other enforcement activities include the refusal to approve product applications or to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to current good manufacturing practices for that particular product or in general. Any such enforcement activities could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject from time to time to any such enforcement activities and any product recalls initiated by us or by the FDA and foreign regulatory authorities, unexpected delays in obtaining regulatory approvals, the revocation of a prior approval, the restriction or prohibition on sales of products we market, or the halting of our manufacturing operations, each of which could impose significant costs on us and adversely affect our ability to generate revenue.

Our inability or the inability of our suppliers to comply with applicable FDA and other regulatory requirements could result in, among other things, warning letters, fines, consent decrees restricting or suspending our manufacturing operations, delay of approvals for new products, injunctions, civil penalties, recall or seizure of products, total or partial suspension of sales and potential criminal prosecution. Any of these or other regulatory actions could materially adversely affect our business and financial condition.

We must obtain approval from the FDA for each pharmaceutical product that we market. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, which may otherwise limit our ability to promote, sell and distribute a product.

We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of sterile pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of sterile pharmaceutical products to ensure their sterility. The FDA also regulates drug labeling, promotion and advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance the FDA requirements could have a material adverse effect on our business, financial condition and results of operations.

If the FDA changes its regulatory position, it could force us to delay or suspend indefinitely, our manufacturing, distribution or sales of certain products. While we believe that all of our current pharmaceuticals are lawfully marketed in the U.S. and have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process.

We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.

The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. In the case of a product recall, whether voluntary or mandated, we could experience significant costs, potential disruptions in the supply of our products to our customers, and adverse publicity, all of which could harm our ability to market our products.

Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $25,000 deductible per incident and a $125,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.

The FDA may authorize sales of some prescription pharmaceuticals on an over-the-counter drug or a non-prescription basis, which would reduce the profitability of our prescription products.

From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits. The FDA may also require us to stop selling our product as a prescription drug and obtain approval of the product for over-the-counter sale.

The pharmaceutical industry is highly competitive and changes in technology could render our products obsolete.

We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities.

Sales and gross profit derived from the sales of generic pharmaceutical products tend to follow a pattern based on certain regulatory and competitive factors. As patents for brand name products and related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is generally able to achieve significant market penetration. As competing off-patent manufacturers receive regulatory approvals on similar products or as brand manufacturers launch generic versions of such products (for which no separate regulatory approval is required), market share, sales and gross profit typically decline, in some cases dramatically. Accordingly, the level of market share, revenue and gross profit attributable to a particular generic product normally is related to the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch, in relation to competing approvals and launches. Consequently, we must continue to develop and introduce new products in a timely and cost-effective manner to maintain our sales and gross margins. Additionally, as new competitors enter the market, there may be increased pricing pressure on certain products, which would result in lower gross margins. There can be no assurance that we will be able to develop or acquire commercially attractive pharmaceutical products, additional competitors will not enter the market or competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.

Sales of our products may continue to be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

Our principal customers are wholesale drug distributors, retail drug store chains, hospitals and alternate site health care facilities. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions and the growth of large retail drug store chains. As a result, a small number of customers control a significant share of the market. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers.

We depend on a small number of national account customers, the loss of any of which could have a material adverse effect.

A small number of customers account for a large portion of the market’s generic drug purchases. For the fiscal year ended December 31, 2006, our three largest customers accounted for approximately 35%, 15% and 7% of net sales, respectively. For the nine months ended September 30, 2007, our three largest customers accounted for approximately 27%, 22% and 16% of net sales, respectively. The loss of one or more of these customers, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations. A change in purchasing patterns, a decrease in inventory levels, an increase in returns of our products, delays in purchasing products and delays in payment for products by one or more customers also could have a material negative impact on our revenue and results of operations.

We will face uncertainty related to pricing and reimbursement and health care reform.

In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations. Reimbursement by such payors is presently undergoing reform and there is significant uncertainty at this time how this will affect sales of certain pharmaceutical products.

Medicare, Medicaid and other governmental healthcare programs govern drug coverage and reimbursement levels in the U.S. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Our rebates to Medicare vary by state, and historically, we rebate about 1.5% of sales in state Medicare rebates. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product developed in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues. Our products may not be considered cost effective or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an adequate return on our investment.

Other companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies that market generic products focus their development efforts on products with expiring patents. Other pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with our products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:

•	stop or delay selling, manufacturing or using products that incorporate or are made using the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of key management and technical personnel.

Any inability to protect intellectual property rights in the U.S. and foreign countries could limit our ability to manufacture or sell products.

The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve a competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Third party patents could reduce the coverage of the patent’s license, or that may be licensed to or owned by us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies. There can be no assurances that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who successfully challenge our patents or proprietary rights, obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business or are able to circumvent our patent or proprietary rights position.

It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed therefrom. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsolescing those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally will control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, however, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the U.S., and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

We may need to change our business practices to comply with changes to, or may be subject to charges under, the fraud and abuse laws.

We will be subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback, marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs such as Medicare and Medicaid. We may have to change our business practices, or existing business practices could be challenged as unlawful due to changes in laws, regulations or rules or due to administrative or judicial findings, which could materially adversely affect our business.

We may become subject to federal false claims or other similar litigation brought by private individuals and the government.

The Federal False Claims Act allows persons meeting specified requirements to bring suit alleging false or fraudulent Medicare or Medicaid claims and to share in any amounts paid to the government in fines or settlement. These suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claim action, pay fines and/or be excluded from Medicare and Medicaid programs. Federal false claims litigation can lead to civil monetary penalties, criminal fines and imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded health programs. Other alternate theories of liability may also be available to private parties seeking redress for such claims. A number of parties have brought claims against numerous pharmaceutical manufacturers, and there can be no assurance that such claims will not be brought against us, or if they are brought, that such claims might not be successful.

Risks Relating to the Market for our Common Stock

We may issue additional shares of our common stock upon the redemption of our senior secured convertible note or for our failure to meet certain performance targets, which could result in our existing stockholders experiencing dilution.

Our senior secured convertible note allows us, so long as there is not an event of default, to redeem up to 100% of such note. However, should we redeem more than 50% of this note, our Series B warrant will become exercisable at $1.1262 per share for 4,661,694 shares if the note is redeemed in full, or such less number of shares, as adjusted pro rata depending on how much of the note is redeemed. In addition, should we fail to meet certain earnings targets commencing in the first fiscal quarter of 2008 and more than 50% of this note has not yet been redeemed, the conversion price of the note shall be reset to the lower of (i) the then current conversion price or (ii) 85% of the average market price of the common stock at such time. Each of these scenarios could lead to us issuing substantially more shares of common stock to the noteholder at discounted prices, which will lead to greater dilution of existing stockholders’ percentage of ownership and voting power.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002. These requirements are extensive. The Securities Exchange Act of 1934, as amended, requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act of 2002 requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

There is currently a limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently a limited trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock is currently approved for quotation on the OTC Bulletin Board. We anticipate listing our common stock as soon as practicable on either the American Stock Exchange, the NASDAQ Stock Market or a different national or other securities exchange, assuming that we can satisfy the initial listing standards for such. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock be otherwise rejected for listing and remain on the OTC Bulletin Board or be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

In addition, the price at which our common stock may be sold is very unpredictable because there are very few trades in our common stock. Because our common stock is so thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements and negatively impact our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in each Annual Report on Form 10-KSB, management’s assessment of the effectiveness of our internal control over financial reporting. Furthermore, beginning with the fiscal year ending on December 31, 2008, our independent registered public accounting firm will be required to attest to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting. If we fail to timely complete the development of our internal controls and management is unable to make this assessment, or, once required, if the independent registered public accounting firm cannot timely attest to this assessment, we could be subject to regulatory sanctions and a loss of public confidence in our internal control and the reliability of our financial statements, which ultimately could negatively impact our stock price.

Any future acquisitions and other material changes in our operations likely will require us to expand and possibly revise our disclosure controls and procedures, internal controls and related corporate governance policies. In addition, the new and changed laws and regulations are subject to varying interpretations in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If our efforts to comply with new or changed laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, we could be subject to regulatory sanctions, our reputation may be harmed and our stock price may be adversely affected.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2007 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers.

In the event that any of our outstanding securities were offered without engaging a registered broker-dealer we may face claims for rescission and other remedies. If any claims or actions were to be brought against us relating to our lack of compliance with the broker-dealer requirements, we could be subject to penalties, required to pay fines, make damages payments or settlement payments, or repurchase such securities. In addition, any claims or actions could force us to expend significant financial resources to defend ourselves, could divert the attention of our management from our core business and could harm our reputation.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect its reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way it conducts business.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs, which may result in their taking actions with which you do not agree.

Our executive officers and directors, and entities affiliated with them, beneficially own approximately 20% of our outstanding common stock. These stockholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which you do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control, which might be in your best interest, but which might negatively affect the market price of our common stock.

Significant quarterly fluctuation of our results of operation which may increase the volatility of our stock price.

Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of applications for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.

Our stock price may be volatile in response to market and other factors, which may limit our ability to raise capital in the future or cause investment losses for our stockholders.

The market price for our stock may continue to be, volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;

•	announcements of technological innovations or new products or services by us or our competitors;

•	reductions in the market share of our products;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general technological, market or economic trends;

•	investor perception of our industry or prospects;

•	insider selling or buying;

•	sales of large blocks of our stock;

•	investors entering into short sale contracts;

•	regulatory developments affecting our industry in general or us or our products in particular;

•	additions or departures of key personnel;

•	major catastrophic events;

•	failure of our common stock to be quoted on the OTC Bulletin Board or listed on the Nasdaq Capital Market, American Stock Exchange, or other national securities market or exchange;

•	changes in accounting principles; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded, which could subject our stockholders to significant restrictions and costs.

Because our common stock is not listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the U.S. in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

If we issue additional shares of stock, such issuances can dilute the tangible net book value of shares of our outstanding stock.

We may issue shares of stock at a purchase price that is substantially lower than the market price of shares of our common stock, without stockholder approval. If we issue such shares of stock, then the tangible net book value of shares of our outstanding stock will be diluted.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our common stock is subject to the “penny stock” rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $4.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

Exercise of warrants and the conversion of debt may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise or conversion of any warrants, options, convertible debt, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of December 31, 2007, holders of our outstanding warrants would receive 43,824,594 shares of our common stock at a weighted average exercise price of $0.83 per share and the holder of our outstanding convertible note would receive 9,323,388 shares of our common stock at a conversion price of $1.1262 per share. The amount of such dilution that may result from the exercise or conversion of the foregoing, however, cannot currently be determined as it would depend on the difference between our common stock price and the price at which such convertible securities were exercised or converted at the time of such exercise or conversion. Any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common shareholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, but we will from the exercise of warrants held by selling stockholders. These proceeds, if any, will be used for general corporate purposes and working capital.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock was quoted on the OTC Bulletin Board from July 23, 2007 through November 7, 2007 under the symbol SOUT.OB, and since November 8, 2007, our common stock has been qouted on the OTC Bulletin Board under the symbol RXEI.OB. Prior to July 23, 2007, there was no active market for our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	2007
Period	High	Low
Third Quarter (from July 23, 2007)	$1.79	$0.70
Fourth Quarter (through December 17, 2007)	$1.13	$0.70

As of December 27, 2007, there were approximately 235 record holders of our common stock.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Recent Events

We were formed as a Delaware limited liability company in November 2001 for the purpose of providing customized computing and communications services and solutions for small to medium-sized businesses. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. On July 13, 2007, we completed a reverse merger, pursuant to which a wholly-owned subsidiary of ours merged with and into a privately held Delaware corporation engaged in the manufacturing and selling of generic pharmaceuticals, RxElite Holdings Inc., with the private company being the surviving company. For financial reporting purposes, RxElite Holdings Inc., and not us, is considered the accounting acquiror. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of RxElite Holdings Inc. and do not include our historical financial results. Our July 13, 2007 merger is being accounted for as a reverse acquisition and recapitalization of RxElite Holdings Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the merger will be those of RxElite Holdings Inc. and will be recorded at the historical cost basis of RxElite Holdings, and the consolidated financial statements after completion of the merger will include our assets and liabilities and the assets and liabilities of RxElite Holdings Inc., historical operations of RxElite Holdings Inc. and our operations from the closing date of the merger.

On October 29, 2007, we amended our certificate of incorporation to change our name to “RxElite, Inc.” from “Southridge Technology Group, Inc.” We also amended our certificate of incorporation to increase the number of shares of authorized capital stock to 201,000,000, divided into two classes: 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. Prior to the amendment, the number of shares of authorized capital stock was 99,000,000, divided into two classes: 98,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

The certificate of amendment was unanimously approved by our board of directors on July 13, 2007 and by a majority of our stockholders on October 23, 2007.

On December 31, 2007, we entered into a Securities Purchase Agreement with an institutional investor, pursuant to which we sold 5,594,033 shares of common stock, a 9.50% senior secured redeemable convertible note in the principal amount of $10,500,000, a Series A warrant to purchase up to 13,985,083 shares of common stock and a Series B warrant to purchase up to 4,661,694 shares of common stock for aggregate gross proceeds of $10,500,000. To secure our obligations under the senior secured convertible note, we granted the investor a first priority perfected security interest in all of our assets and properties, together with all of the assets and properties of RxElite Holdings Inc., including the stock of RxElite Holdings Inc.

Results of Operations

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006.

	Three Months Ended September 30,
	2007	2006	Change	% Change
Sales (Net of Discounts)	$753,962	$2,235,931	$(1,481,969)	-66.28%
Cost of Goods Sold (Net of Discounts)	623,446	2,152,813	(1,529,367)	-71.04%
Gross Profit	$130,516	$83,118	$47,398	57.02%
Gross Profit %	17.31%	3.72%

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006.

	Nine Months Ended September 30,
	2007	2006	Change	% Change
Sales (Net of Discounts)	$1,636,435	$13,970,321	$(12,333,886)	-88.29%
Cost of Goods Sold (Net of Discounts)	1,322,945	13,686,543	(12,363,598)	-90.33%
Gross Profit	$313,490	$283,778	$29,712	10.47%
Gross Profit %	19.16%	2.03%

Sales

Sales decreased by $1,481,969 from $2,235,931 for the three months ended September 30, 2006 to $753,962 for the three months ended September 30, 2007. Similarly, sales decreased by $12,333,886 from $13,970,321 for the nine months ended September 30, 2006 to $1,636,435 for the nine months ended September 30, 2007. This decrease reflects the divestiture of two product lines, Albuterol 0.083% and Ipratropium 0.02%, to Nephron Pharmaceuticals Corporation on August 18, 2006. Over 99% of our sales came from customers in the U.S. We realized a higher gross margin on sales, however, in the current fiscal year after the divestiture of the product lines.

For the first quarter of 2006, over 90% of our sales came from our Albuterol 0.083% and Ipratropium 0.02% product lines. Since August 18, 2006, our anesthesia gas product line accounted for over 99% of our sales. We believe our sales will increase to historical levels during 2008 due to the launch of generic Sevoflurane, which received FDA approval on May 2, 2007.

Cost of Goods Sold

Cost of goods sold decreased by $1,529,367 from $2,152,813 for the three months ended September 30, 2006 to $623,446 for the three months ended September 30, 2007. Cost of goods sold decreased by $12,363,598 from $13,686,543 for the nine months ended September 30, 2006 to $1,322,945 for the nine months ended September 30, 2007. This decrease also reflects the divestiture of two product lines, as discussed above. Cost of goods sold as a percentage of sales decreased from approximately 96% for the three months ended September 30, 2006 to approximately 83% for the three months ended September 30, 2007. Cost of goods sold as a percentage of sales decreased from approximately 98% for the nine months ended September 30, 2006 to approximately 81% for the nine months ended September 30, 2007. The decrease in the cost of goods sold as a percentage of sales was a result of a transition in product mix that we believe will result in a continued decrease in the cost of goods sold as a percentage of sales over the next 12 months.

Gross Profit

Gross profit increased by $47,398 from $83,118 for the three months ended September 30, 2006 to $130,516 for the three months ended September 30, 2007. Similarly, gross profit increased by $29,712 from $283,778 for the nine months ended September 30, 2006 to $313,490 for the nine months ended September 30, 2007. Gross profit as a percentage of sales increased for both the three months and nine months ended September 30, 2007 resulting from a transition in product mix. We believe our gross profit should improve and exceed historical levels in 2008, given the approval by the FDA and subsequent launch of generic Sevoflurane in May 2007. We expect to launch new products in 2008 and beyond and believe that such new products should achieve greater profitability as a result of certain barriers to entry, such as process patents or limited manufacturing capacity that may provide the prospect of a limited competitive field.

Operating Expenses

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006.

	Three Months Ended September 30,
	2007	2006	Change	% Change

Operating Expenses:
Selling Expenses	$1,138,810	$179,990	$958,820	532.71%
Product Purchase Agreements	-	-	-	-
Salaries, Wages and Benefits	408,627	289,708	118,919	41.05%
Research and Development	895,755	-	895,755	N/A
General and Administrative Expenses	632,714	239,869	392,845	163.77%
Depreciation and Amortization Expense	61,279	8,151	53,128	651.80%

Total Operating Expenses	$3,137,185	$717,718	$2,419,467	337.11%

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006.

	Nine Months Ended September 30,
	2007	2006	Change	% Change

Operating Expenses:
Selling Expenses	$2,374,544	$614,210	$1,760,334	286.60%
Product Purchase Agreements	4,400,000	-	4,400,000	N/A
Salaries, Wages and Benefits	1,509,120	1,772,884	(263,764)	-14.88%
Research and Development	2,444,871	-	2,444,871	N/A
General and Administrative Expenses	1,301,107	684,059	617,048	90.20%
Depreciation and Amortization Expense	140,449	25,950	114,499	441.23%

Total Operating Expenses	$12,170,091	$3,097,103	$9,072,988	292.95%

Selling Expense (Sales & Marketing)

Sales and marketing expense increased by $958,820 from $179,990 for the three months ended September 30, 2006 to $1,138,810 for the three months ended September 30, 2007, and increased by $1,760,334 from $614,210 for the nine months ended September 30, 2006 to $2,374,544 for the nine months ended September 30, 2007. This growth in sales and marketing expenses was driven by the expansion of our sales organization and expenses related to preparation for product launches in future periods, including the launch of Sevoflurane that took place in May 2007.

Product Purchase Agreements

We incurred a $4,400,000 non-cash expense in the second quarter of the current year related to the issuance of common stock to our trade partner, Minrad, and to ICA for royalties related to Minrad products sold by the Company. Minrad owns the ANDAs and manufactures three of our products: Sevoflurane, Isoflurane, and Enflurane. As part of an agreement for Minrad to extend 180-day payment terms to us for two years, we agreed to issue a total of 7,333,333 shares of common stock to Minrad and ICA.

Salaries, Wages and Benefits

Salaries, wages and benefits increased by $118,919 from $289,708 for the three months ended September 30, 2006 to $408,627 for the three months ended September 30, 2007, and decreased by $263,764 from $1,772,884 for the nine months ended September 30, 2006 to $1,509,120 for the nine months ended September 30, 2007. This decrease on a year-to-date basis was due primarily to a total of $979,257 in non-cash, stock-based compensation expense recorded in the nine months ended September 30, 2006 related to the modification of terms of common stock warrants and the issuance of shares of common stock to employees. There was no similar expense during the nine months ended September 30, 2007. The decrease in this expense in the current fiscal year on a year-to-date basis attributed to the decrease in stock-based compensation expense was partially offset by an increase in salaries, wages and benefits due to the anticipated launch of generic Sevoflurance and related increased operating activities. The increase in salaries, wages and benefits in the three months ended September 30, 2007 compared to the three months ended September 30, 2006 was due to these factors.

Research and Product Development

Research and development, or product development expenses for the three months ended September 30, 2007 increased by $895,755 from $0 spent in the same period of 2006. These expenses for the nine months ended September 30, 2007 increased by $2,444,871 from $0 spent in the same period of 2006. We had no such expenses in the same periods of 2006, as we restricted our product development efforts due to limited working capital resources available while transitioning from less profitable product lines to more profitable product lines. During the same period of 2007, in anticipation of the near term expected approval of generic Sevoflurane, which is expected to provide higher gross margins, we were able to secure equity financing and immediately expand and accelerate our product development efforts. We have a pipeline of 11 ANDAs in various stages of development and anticipate making filings in 2008 and each year thereafter.

General and Administrative

General and administrative expenses increased by $392,845 from $239,869 for the three months ended September 30, 2006 to $632,714 for the three months ended September 30, 2007, and increased by $617,048 from $684,059 for the nine months ended September 30, 2006 to $1,301,107 for the nine months ended September 30, 2007. These increases were driven by the increase in new employee costs related the launch of generic Sevoflurane, along with professional fees and expenses related to our merger.

Depreciation and Amortization

Depreciation and amortization expense increased $53,128 from $8,151 for the three months ended September 30, 2006 to $61,279 for the three months ended September 30, 2007, and increased $114,499 from $25,950 for the nine months ended September 30, 2006 to $140,449 for the nine months ended September 30, 2007. The increase was due to the increase in property and equipment during the current fiscal year from $462,884 at December 31, 2006 to $1,907,998 at September 30, 2007.

Other Income (Expenses)

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006.

	Three Months Ended September 30,
	2007	2006	Change	% Change
Other Income (Expenses)
Interest Income	$11,189	$11,574	$(385)	3.33%
Interest Expense	(11,483)	(120,002)	108,519	90.43%
Gain (Loss) on Debt Restructure	(170,000)	12,765,812	(12,935,812)	-101.33%
Loss on Disposal of Assets	-	(10,488)	10,488	-100.00%
Other Income	13,946	10,519	3,427	32.58%

Total Other Income (Expenses)	$(156,348)	$12,657,415	$(12,813,763)	-101.24%

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006.

	Nine Months Ended
	September 30,
	2007	2006	Change	% Change
Other Income (Expenses)
Interest Income	$50,578	$40,947	$9,631	23.52%
Interest Expense	(174,844)	(376,692)	201,848	53.58%
Gain (Loss) on Debt Restructure	(358,054)	12,765,812	(13,123,866)	-102.80%
Loss on Disposal of Assets	-	(10,488)	10,488	-100.00%
Other Income	13,387	5,115	8,272	-85.51%

Total Other Income (Expenses)	$(468,933)	$12,424,694	$(12,893,627)	-103.77%

Interest income remained fairly constant for the three months ended September 30, 2007 compared to the same period in 2006, but increased by $9,631 from $40,947 for the nine months ended September 30, 2006 to $50,578 for the nine months ended September 30, 2007 due to higher levels of interest-bearing deposits during the first nine months of the current fiscal year. Interest expense decreased during both the three-month and nine-month periods ended September 30, 2007 as we continued to eliminate debt either through cash repayment or conversion of the debt to shares of our common stock.

The loss on debt restructure in the three months ended September 30, 2007 consisted of payments made to debt holders in accordance with early repayment terms in the related note agreements. The loss on debt restructure for the nine months ended September 30, 2007 included these payments plus an amount resulting from our agreement with a shareholder to convert a portion of a loan to shares of common stock and a portion of a loan to be paid in cash.

For the three months and nine months ended September 30, 2006, we reported a gain on debt restructure described below. From 2002 through August 2006, we operated under a contract manufacturing, distribution and finance agreement with Nephron Pharmaceuticals Corporation, under which Nephron Pharmaceuticals Corporation manufactured Albuterol 0.083% and Ipratropium 0.02% for us to thereafter sell under our own label. Nephron Pharmaceuticals Corporation also provided extended credit terms to us. In August 2006, we mutually agreed to terminate our agreement. In order to continue to provide our former customers with an uninterrupted supply of Albuterol 0.083% and Ipratropium 0.02%, we worked together with Nephron Pharmaceuticals Corporation during the transition that established direct sales to those customers by Nephron Pharmaceuticals Corporation. As to each such customer, Nephron Pharmaceuticals Corporation assumed any liability that we may have had for rebates of any type owed in relation to the service of those customers. In addition, Nephron Pharmaceuticals Corporation agreed to assume all chargeback balances specifically associated with servicing McKesson Corporation, Cardinal Health, Inc., AmerisourceBergen Corporation and Rochester Drug Cooperative, Inc. In exchange for the transition of our Albuterol 0.083% and Ipratropium 0.02% product lines to Nephron Pharmaceuticals Corporation, and the future value of the sales and gross margins Nephron Pharmaceuticals Corporation would receive from the direct sales of Albuterol 0.083% and Ipratropium 0.02% to our former customers, Nephron forgave all our then owed outstanding balances. The total value of this transaction resulted in a realized gain of $12,765,812 in the three months and nine months ended September 30, 2006.

Changes in the other income (expense) amounts not discussed above were not material to our operations.

Net loss Available for Common Stock Holders

Net loss available for common stockholders increased by $21,936,903 from net income of $9,611,369 for the nine months ended September 30, 2006 to a net loss of $12,325,534 for the nine months ended September 30,2007. The increase in our net loss for the first nine months of the current fiscal year was attributed to the increase in our operating expenses in preparation for the launch of generic Sevoflurance, the significant increase in research and development expenses as we moved forward with our pipeline of ANDAs and the $4,400,000 non-cash expense related to the issuance of shares to Minrad International, Inc. for our product purchase agreements. In addition, net income for the nine months ended September 30, 2006 included a gain on debt restructure of $12,765,812. Also contributing to our net loss were low gross margins, which we expect to improve with the launch of Sevoflurane in May of 2007.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2006.

	For the Years Ended December 31,		Change	% Change
	2006	2005

Sales (Net of Discounts)	$14,171,134	$25,628,628	$(11,457,494)	-44.7%
Cost of Goods Sold (Net of Discounts)	13,870,372	24,261,326	(10,390,954)	-42.8%
Gross Profit	$300,762	$1,367,302	$(1,066,540)	-78.0%
Gross Profit %	2.12%	5.34%

Sales

Sales decreased by $11,457,494 or 44.7%, from $25,628,628 for the year ended December 31, 2005 to $14,171,134 for the year ended December 31, 2006. This decrease reflects the divestiture of two product lines, Albuterol 0.083% and Ipratropium 0.02%, to Nephron Pharmaceuticals Corporation on August 18, 2006. Over 99% of our sales came from customers in the U.S.

From January 1, 2006 through August 18, 2006, and for the previous year 2005, over 90% of our sales came from our Albuterol 0.083% and Ipratropium 0.02% product lines. After our divestiture of these product lines on August 18, 2006, and for the period from August 18, 2006 through December 31, 2006, our anesthesia gas product line accounted for over 99% of our sales. We believe our sales will increase in 2007 due to the launch of generic Sevoflurane which received FDA approval on May 2, 2007.

Cost of Goods Sold

Cost of goods sold decreased by $10,390,954, or 42.8%, from $24,261,326 for the year ended December 31, 2005 to $13,870,372 for the year ended December 31, 2006. This decrease also reflects the divestiture of our Albuterol 0.083% and Ipratropium 0.02% product lines. Cost of goods sold as a percentage of sales increased from 94.66% for the year ended December 31, 2005 to 97.88% for the year end December 31, 2006 as a result of a transition in product mix in connection with our divestiture of our Albuterol 0.083% and Ipratropium 0.02% product lines. We anticipate experiencing a decrease in the cost of goods sold as a percentage of sales over the next 12 months as a result of the transition in product mix.

Gross Profit

Gross profit decreased by $1,066,540, or 78%, from $1,367,302 for the year ended December 31, 2005 to $300,762 for the year ended December 31, 2006. This decrease was primarily driven by a combination of a decrease in sales and change in product mix resulting from our divestiture of our Albuterol 0.083% and Ipratropium 0.02% product lines. Gross profit as a percentage of sales, or gross margin, decreased from 5.34% for the year ended December 31, 2005 to 2.12% for the year ended December 31, 2006. Gross margin experienced what we believe to be a temporary decline in 2006 as we exited less profitable product lines in preparation for the FDA approval and launch of more profitable products, such as generic Sevoflurane, which was approved by the FDA on May 2, 2007. We believe our margins should improve and exceed historical levels given the approval by the FDA of Sevoflurane and our upcoming launch of generic Sevoflurane in 2007. We expect to launch new products in 2008 and beyond and believe that such new products should achieve greater profitability as a result of the barriers to entry for future competitors, including the cost of setting up or contracting with appropriate sterile manufacturing facilities, the limited talent pool and the length of time required to formulate and obtain approval of new products.

	For the Years Ended December 31,		Change	% Change
	2006	2005
Operating Expenses
Selling Expense	$1,056,845	$672,784	$384,061	57.1%
Salaries, Wages and Benefits	1,110,753	963,000	147,753	15.3%
Research and Development	502,580	2,795	499,785	17,881.4%
Amortization Expense	2,602	2,602	-	N/A
Depreciation Expense	91,126	42,680	48,446	113.5%
General and Administrative	1,764,597	701,386	1,063,211	151.6%
Total Operating Expenses	$4,528,503	$2,385,247	$2,143,256	47.3%

Selling Expense (Sales & Marketing)

Sales and marketing expense increased by $384,061, or 57.1%, from $672,784 for the year ended December 31, 2005 to $1,056,845 for the year ended December 31, 2006. As a percentage of sales, sales and marketing expenses increased from 2.63% of sales during 2005 to 7.46% of sales during 2006. This growth in sales and marketing expenses was driven by the expansion of our sales organization and expenses related to preparation for product launches in future periods, including the launch of Sevoflurane scheduled to occur in 2007.

We expect to add additional regional sales managers and sales representatives in 2007 as we prepare to launch generic Sevoflurane. As of June 30, 2007, we employed a total of 27 sales personnel. The additional sales and marketing expenses for the first 12 months after approval of generic Sevoflurane are expected to be approximately $2,800,000.

Research and Development

Research and development expenses increased by $499,785 or 17,881.4%, from $2,795 for the year ended December 31, 2005 to $502,580 for the year ended December 31, 2006. As a percentage of sales, these expenses increased from 0.01% for the year ended December 31, 2005 to 3.55% for 2006. During 2005 and the first nine months of 2006 we restricted our research and development efforts due to limited working capital resources available while transitioning from less profitable product lines to more profitable product lines. In the last three months of 2006, in anticipation of the near term expected approval of generic Sevoflurane, which are expected to provide higher gross margins, we were able to secure equity financing and immediately expand and accelerate our research and development efforts. We have a pipeline of 11 ANDAs in various stages of development with expected filings in 2008 and each year thereafter. In this regard, we expect our research and development expenses to grow to be approximately $3,500,000.

We did not perform any research, and no costs were associated with such activities for the years ended December 31, 2006 or 2005.

Depreciation and Amortization

Amortization expense remained constant for the year ended December 31, 2006, as compared to the year ended December 31, 2005. Depreciation expense increased $48,446 from $42,680 for 2005 to $91,126 for 2006. The increase was due to the increase in property and equipment during 2006.

General and Administrative

General and administrative expenses increased by $1,063,211, or 151.6%, from $701,386 in 2005 to $1,764,597 for the year ended December 31, 2006. Contributing significantly to this increase was a non-cash, stock-based compensation expense recorded in 2006 related to the modification of terms of common stock warrants and the issuance of shares of common stock to employees. There was no similar stock-based compensation expense recorded in 2005. The increase between years was also driven by the increase in 2006 of new employee costs in preparation for the approval of generic Sevoflurane by the FDA, including travel and recruiting, and an increase in professional fees.
	For the Years Ended December 31,		Change	% Change
	2006	2005
Other Income (Expenses)
Interest Income	$57,086	$6,186	$50,900	822.8%
Gain on Debt Restructure	12,335,199	804,744	11,530,455	1,432.8%
Loss on Disposal of Assets	(5,213)	-	(5,213)	N/A
Other Revenue	6,121	-	6,121	N/A
Other Expense	(57,450)	-	(57,450)	N/A
Interest Expense	(582,171)	(230,948)	(351,223)	(152.1)%
Total Other Income (Expenses)	$11,753,572	$579,982	$11,173,590	1,926.5%

Other Income

Other income increased by $11,173,590 or 1,926.5%, from $579,982 in 2005 to $11,753,572 for the year ended December 31, 2006. The majority of this increase is a result of a one-time gain on debt restructuring described below. From 2002 through August 2006, we operated under a contract manufacturing, distribution and finance agreement with Nephron Pharmaceuticals Corporation, under which Nephron Pharmaceuticals Corporation manufactured Albuterol 0.083% and Ipratropium 0.02% for us to thereafter sell under our own label. Nephron Pharmaceuticals Corporation also provided extended credit terms to us. In August 2006, we mutually agreed to terminate our agreement. In order to continue to provide our former customers with an uninterrupted supply of Albuterol 0.083% and Ipratropium 0.02%, we worked together with Nephron Pharmaceuticals Corporation during the transition that established direct sales to those customers by Nephron Pharmaceuticals Corporation. As to each such customer, Nephron Pharmaceuticals Corporation assumed any liability that we may have had for rebates of any type owed in relation to the service of those customers. In addition, Nephron Pharmaceuticals Corporation agreed to assume all chargeback balances specifically associated with servicing McKesson Corporation, Cardinal Health, Inc., AmerisourceBergen Corporation and Rochester Drug Cooperative, Inc. In exchange for the transition of our Albuterol 0.083% and Ipratropium 0.02% product lines to Nephron Pharmaceuticals Corporation, and the future value of the sales and gross margins Nephron Pharmaceuticals Corporation would receive from the direct sales of Albuterol 0.083% and Ipratropium 0.02% to our former customers, Nephron forgave all our then owed outstanding balances. The total value of this transaction resulted in a realized gain of $12,335,199 in 2006. The increase in other income from the gain on debt restructure in 2006 was partially offset by interest expense of $582,171, which increased by $230,948, or 152.1%, from $230,948 in 2005. The increase in interest expense during 2006 was due to the increase in our convertible debentures and related party notes payable.

Net Income available for Common Stock Holders

Net income available for stockholders increased by $7,963,794, or 1,818%, from a net loss of $437,963 in 2005 to net income of $7,525,831 for the year ended December 31, 2006. We experienced an operating loss of $4,227,741 for the year ended December 31, 2006. Our operating loss was due to low gross margins of previous product lines that we have since exited and an increase in operating expenses as discussed above. Our operating loss was offset primarily by the gain of $12,335,199 from restructuring our debt from Nephron Pharmaceuticals Corporation in connection with the divestiture of our Albuterol 0.083% and Ipratropium 0.02% product lines.

Liquidity and Capital Resources

As of September 30, 2007, we had current assets of $9,317,926, including cash and equivalents of $399,064, accounts receivable of $1,037,155, inventory of $7,779,922 and other current assets of $101,785. As of September 30, 2007, we had current liabilities of $4,350,064, consisting primarily of accounts payable of $3,441,540 and accrued expenses of $702,424. As a result, at September 30, 2007, we had net working capital of $4,967,862.

Net cash used in operating activities was $14,228,360 and $982,481 for the nine months ended September 30,2007 and 2006, respectively. Net cash used in operating activities was $3,679,005 for the year ended December 31, 2006 compared to net cash provided by operating activities of $315,377 for the year ended December 31, 2005. The increase in net cash used in operating activities in the first nine months of the current year and in the year ended December 31, 2006 results from the decrease in sales due to the divestiture of two product lines in anticipation of the launch of generic Sevoflurane, which received FDA approval on May 2, 2007. Also using cash in the current fiscal year and in 2006 were increased levels of selling, research and development and general and administrative expenses, also discussed above. We also experienced a growth in our inventory balances during the first nine months of the current year due to preparation for FDA approval and launch of generic Sevoflurane and its expected sales growth for 2008. Other assets increased during this nine-month period by $641,182 primarily due to increase in deposits on a building lease. We also reduced accounts payable by $3,779,240 during the nine months ended September 30, 2007.

Net cash used in investing activities was $689,998 and $7,868 for the nine months ended September 30, 2007 and 2006, respectively. Net cash used in investing activities was $300,302 and $56,091 for the years ended December 31, 2006 and 2005, respectively. Cash used in investing activities consisted of purchases of property and equipment, including new corporate office and warehouse facilities, and new furniture, computer equipment and software related to the implementation of new technology and the increase in number of employees needed to launch Sevoflurane.

We have funded our operating losses primarily from proceeds from the sale of our common stock and proceeds from the issuance of convertible debentures and notes payable to related parties.

Net cash provided by financing activities was $12,914,278 for the nine months ended September 30, 2007, comprised of $15,714,161 from the sale of common stock subscribed as part of private placement stock offerings, partially offset by net reductions in debt of $852,425, distributions to former preferred stockholders of $600,000, and the payment of stock issuance costs of $1,347,458. By comparison, net cash provided by financing activities was $855,584 for the nine months ended September 30,2006, comprised of $120,770 from the sale of common stock, $195,000 from the sale of preferred stock, and a net increase in debt of $687,000, partially offset by reductions of debt of $147,186.

Net cash provided by financing activities was $4,751,966 for the year ended December 31, 2006, comprised of $4,201,370 from the sale of common stock and a net increase in debt of $572,151, partially offset by the payment of offering costs of $21,555. Net cash provided by financing activities was $1,371,199 for the year ended December 31, 2005, comprised of $1,245,000 from the sale of common stock and a net increase in debt of $212,187, partially offset by a reduction in cash overdraft of $85,988.

During the nine months ended September 30, 2007, our liquidity was further improved through the conversion of $500,000 principal amount of convertible debentures, $257,586 principal amount of related party debt and $218,219 accrued interest payable to common stock subscriptions payable. The shares of common stock were issued upon the completion of our merger.

On June 24, 2003, we issued a promissory note to William J. Marciniak, which was subsequently amended pursuant to a Letter Agreement, dated February 16, 2004. Following the closing of our reverse merger on July 13, 2007, this promissory note was cancelled in full in exchange for our payment of approximately $515,171 and the issuance of 429,310 shares of common stock.

On July 13, 2007, immediately following the closing of our reverse merger, we raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 1,903,086 units in a private placement, consisting of an aggregate of (i) 1,903,086 shares of our common stock and (ii) two-year warrants to purchase an aggregate of 951,542 shares of our common stock at an exercise price of $9.381271 per whole share, at $6.622073 per unit. These warrants became exercisable, and their two-year term began, upon stockholder approval of the amendment to the Company’s articles of incorporation to increase the number of authorized shares of common stock on October 23, 2007.

On December 31, 2007, we issued to an investor a senior secured convertible note in the aggregate principal amount of $10,500,000. This note matures on December 31, 2009, which date may be extended at the option of the noteholder as described below. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The note bears interest at the rate of 9.50% per annum, which rate may be increased to 15% upon the occurrence of an event of default, as described below. Interest on the note is payable quarterly beginning on April 1, 2008.

The maturity date with respect to all or any portion of the amounts due under this note may be extended at the option of the noteholder (i) for so long as an event of default is continuing or for so long as an event is continuing that if not cured and with the passage of time would result in an event of default, (ii) in connection with a change of control, to a date within ten days after the change in control and (iii) for up to two years after the original maturity date.

Conversion

This note is convertible at the option of the noteholder into shares of common stock at an initial conversion price of $1.1262 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or are deemed to have issued common stock.

Should we fail to record consolidated EBITDA, as defined in the note, of at least (i) ($500,000) for the fiscal quarter ending March 31, 2008, (ii) $0.00 for the fiscal quarter ending June 30, 2008, (iii) $1,000,000 for the fiscal quarter ending September 30, 2008, (iv) $2,000,000 for the fiscal quarter ending December 31, 2008 and (v) $2,000,000 for each fiscal quarter thereafter, the conversion price shall be reset to the lower of (i) the then current conversion price or (ii) 85% of the average market price, as defined in the note, of the common stock at such time. However, the conversion price will not be reset with respect to the fiscal quarter ending March 31, 2008 if we have redeemed at least 50% of the original principal amount of the note before our earnings for such quarter are required to have been announced.

The note contains certain limitations on conversion. For example, it provides that no conversion may be made if, after giving effect to the conversion, the noteholder would own in excess of 4.99% of the outstanding shares of our common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99%, at the option of the noteholder, upon 61-days’ prior notice to us.

The note imposes penalties on us for any failure to timely deliver any shares of common stock issuable upon conversion.

Events of Default

The note contains standard events of default, as well as the following:

•
The failure of any registration statement registering for resale the common stock issued on December 31, 2007, as well as the common stock underlying the note and the warrants issued on such day, to be declared effective by the Securities and Exchange Commission within 60 days after the date required by the registration rights agreement described below or the lapse or unavailability of such registration statement for more than 5 consecutive days or more than an aggregate of 20 days in any 365-day period, other than certain allowable grace periods.

•
The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

•	The failure to issue shares upon conversion of the note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

•	The failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the note.

•	The breach of any representation, warranty, covenant or term of any transaction documents with respect to the sale of the note, or if such breach is curable, if not cured within 10 business days.

•
The invalidity of any material provision of the documents perfecting the noteholder’s security interest in our assets or if the enforceability or validity of any material provision of such security documents are contested by us.

•	The failure of the security documents to perfect or maintain the noteholder’s first priority security interest.

•
The failure by us to record consolidated EBITDA, as defined in the note, of at least (i) ($1,500,000) for the fiscal quarter ending March 31, 2008, (ii) ($1,000,000) for the fiscal quarter ending June 30, 2008, (iii) $450,000 for the fiscal quarter ending September 30, 2008, (iv) $1,000,000 for the fiscal quarter ending December 31, 2008 and (v) $1,000,000 for each fiscal quarter thereafter.

If there is an event of default, the noteholder may force us to redeem all or any portion of the note, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the note, including all principal, interest and late fees, may be converted and (b) the product of (1) 150% and (2) the highest closing sale price of our common stock beginning on the date immediately preceding the event of default and ending on the date the noteholder delivers its redemption notice for such event of default.

Fundamental Transactions

The note prohibits us from entering into certain transactions involving a change of control, unless the successor entity is a public company and it assumes in writing all of our obligations under the note and the other transaction documents.

In the event of such a transaction, the noteholder has the right to force redemption of the note, at the greater of (i) 150% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the product of (x) 150% and (y) the product of (1) the sum of the amount of principal, interest and late fees to be redeemed and (2) the quotient determined by dividing (A) the value of the consideration paid per share of common stock in the change of control transaction by (B) the conversion price.

Redemption

At any time on or after September 30, 2008, the noteholder may require us to redeem up to 50% of the original principal amount of the note at a price equal to 120% of the amount of principal to be redeemed plus all accrued but unpaid interest and late fees.

At any time, provided there is not an event of default, we may redeem (i) the first 50% of the note for 120% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the remaining 50% of the note for the sum of (A) 100% of the sum of the amount of principal, interest and late fees to be redeemed and (B) the amount of interest that, but for such redemption, would have been paid to the noteholder from the issuance date through the maturity date of the note.

Covenants

The note contains standard covenants, as well as the following:

•	The note will rank senior to all other indebtedness.

•	We will at all times reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the note.

•	We will not incur other indebtedness, except for certain permitted indebtedness.

•	We will not incur any liens, except for certain permitted liens.

•
We will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

•
Except for the redemption of 350,000 shares of common stock within 50 days following December 31, 2008 at a purchase price of $4.00 per share, we will not redeem, repurchase or pay any dividend or distribution on our common stock or any other capital stock.

•
From and after December 31, 2008, we will maintain a consolidated total debt to consolidated EBITDA ratio, each as defined in the note, equal to or less than (i) 3.5 for the fiscal quarter ending December 31, 2007, (ii) 3.5 for the fiscal quarter ending March 31, 2008, (iii) 3.5 for the fiscal quarter ending June 30, 2008, (iv) 3.5 for the fiscal quarter ending September 30, 2008, (v) 3.0 for the fiscal quarter ending December 31, 2008 and (v) 3.0 for each fiscal quarter thereafter.

Participation Rights

Any holder of the note is entitled to receive any dividends paid or distributions made to the holders of our common stock on an “as if converted” to common stock basis.

Purchase Rights

If we issue options, convertible securities, warrants or similar securities to holders of our common stock, any holder of the note will have the right to acquire the same as if it had converted the note.

Going Concern Uncertainty

Our financial statements have been prepared assuming that we will continue as a going concern. We have incurred losses since inception and may continue to incur losses for the foreseeable future. As a result, the report of our independent registered public accounting firm on our audited financial statements for the years ended December 31, 2006 and 2005 contained a paragraph regarding the uncertainty of us continuing as a going concern. Our business plan anticipates that our near future activities will be funded from the issuance of additional equity and funds provided by ongoing operations.

If sales are insufficient to support planned development of new products and expansion of operations, we will need to raise money through the issuance of equity or debt. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects. The condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Critical Accounting Estimates and Policies

Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments with a maturity of three months or less.

Accounts Receivable. We record our accounts receivable at the original invoice amount less an allowance for doubtful accounts and less any applicable difference between the wholesale acquisition cost price and the negotiated contract price (rebate amount). We also adjust the receivable amount for a discount allowance for timely payments. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, we evaluate our accounts receivable and establish an allowance for doubtful accounts, based on our history of past write-offs and collections, and current credit conditions. No interest is accrued on past due accounts receivable. Payment discounts are recorded against sales at the end of each period to the extent they remain eligible against the corresponding receivable. Customers are given payment discounts of between 2% and 3% for making payments within a range of 30 to 45 days.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable. The current inventory is considered properly valued and saleable. We concluded that there was no need for a reserve for slow moving and obsolete inventory at September 30, 2007 or at December 31, 2006.

Property and Equipment. Property and Equipment are stated at cost less accumulated depreciation. Expenditures related to repairs and maintenance that are not capital in nature are expensed in the period incurred. Appropriate gains and or losses related to the disposition of property and equipment are realized in the period in which such assets are disposed. Depreciation is computed using the straight-line method over the following estimated useful lives:

Category	Useful Life
Furniture and Fixtures	3-7 years
Computer Equipment	5 years
Software	3 years

Revenue Recognition. We recognize revenue from product sales when the goods are received by the customer, resulting in the transfer of title and risk of loss. We sell our products to some wholesalers at the wholesale acquisition cost price and to some wholesalers at a negotiated contract price. Upon sale to wholesalers who operate based on the WAC price, the wholesale acquisition cost price less an allowance for the difference between the wholesale acquisition cost price and the contract price (rebate amount), is recorded based on the maximum calculated rebate amount which is treated as a sales revenue offset. Upon sale of our product by the wholesaler using the wholesale acquisition cost price, we are invoiced for the difference between the wholesale acquisition cost and the contract price and create a credit note for the difference. The credit notes are then reconciled with the sales revenue offset. Sales at negotiated contract prices, as opposed to wholesale acquisition costs, are recognized at the negotiated contract price.

Earnings Per Share. We have adopted the provisions of SFAS No. 128, “Earnings Per Share.” Basic earnings or loss per share is computed by dividing income or loss (numerator) applicable to common stockholders by the weighted number of common shares outstanding (denominator) for the period. Diluted earnings per share assumes the exercise or conversion of all dilutive securities.

Share Based Payments. We use the Black-Scholes valuation model to estimate the fair value of our stock options and warrants. The model requires various judgment in assumptions including estimated stock price volatility, forfeiture rates and expected life. Prior to our reverse merger on July 13, 2007, we were privately held and did not have an internal or external market for our shares and therefore we did not have sufficient information available to support an estimate of our stock’s expected volatility and share prices. In accordance with FAS 123(R), we identified a similar public entity for which sufficient share price information was available and used that information for estimating our expected volatility. Our calculations of the fair market value of each stock-based award that was granted, modified or calculated used the following assumptions:

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006

Risk-free interest rate	5.07%	4.75%
Expected life in years	8.57	0 to 2
Dividend yield	0	0
Expected volatility	78.05%	46.137%

Research and Development Costs. All costs related to research and development are expensed as incurred. These costs include labor and other operating expenses related to product development, as well as costs to obtain regulatory approval.

Advertising. We expense advertising as incurred.

Accounting Estimates. The process of preparing financial statements in conformity with accounting principles generally accepted in the U.S. requires the use of estimates and assumptions regarding certain types of assets, liabilities, sales, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts.

Concentration of Credit Risk. Financial instruments that potentially subject us to concentration of credit risk consist of cash accounts in financial institutions. Although the cash accounts exceed the federally insured deposit amount, we do not anticipate nonperformance by the financial institutions.

Shipping and Handling. We record shipping and handling expenses in the period in which they are incurred and are included in the cost of goods sold.

Recent Accounting Pronouncements

In September 2005, the Emerging Issues Task Force (the “EITF”) reached a consensus on Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.” Under EITF 05-8, the issuance of convertible debt with a beneficial conversion feature results in a temporary difference for purposes of applying Statement 109. The deferred taxes recognized for the temporary difference should be recorded as an adjustment to paid-in capital. EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” require that the non-detachable conversion feature of a convertible debt security be accounted for separately if it is a beneficial conversion feature. A beneficial conversion feature is recognized and measured by allocating to additional paid-in capital a portion of the proceeds equal to the conversion feature’s intrinsic value. A discount on the convertible debt is recognized for the amount that is allocated to additional paid-in capital. The debt discount is accreted from the date of issuance to the stated redemption date of the convertible instrument or through the earliest conversion date if the instrument does not have a stated redemption date. The U.S. Federal Income Tax Code includes the entire amount of proceeds received at issuance as the tax basis of the convertible debt security. The EITF 05-8 Consensus should be applied retrospectively to all instruments with a beneficial conversion feature accounted for under EITF 98-5 and EITF 00-27 for periods beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material impact on the Company’s financial statements.

In May 2005, the Financial Accounting Standard Board (the “FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 retained accounting guidance related to changes in estimates, changes in a reporting entity and error corrections. However, changes in accounting principles must be accounted for retrospectively by modifying the financial statements of prior periods unless it is impracticable to do so. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company has adopted SFAS No. 123R effective January 1, 2006. The adoption of SFAS 123R impacted the Company’s financial position in 2006 by reducing Net Income by approximately $1 million.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure. FIN 48 is effective January 1, 2007. The Company adopted FIN 48 on January 1, 2007, and the provisions of FIN 48 were applied to all tax positions upon initial adoption of this standard. There was no financial statement impact of adopting FIN 48.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. This statement replaces SFAS No. 141, “Business Combinations” and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a. recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b. recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c. determines what information to disclose to enable users of the financials statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement may have a material effect on the Company’s financial condition and results of operations.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements”. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141 (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement may have a material effect on the Company’s financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, Fair Value Measurements. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

In September 2006, the FASB issued SFAS Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This new standard will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The Company anticipates adopting SFAS No. 158 on December 31, 2007, and does not believe the adoption of the new accounting standard will result in a material impact on the consolidated financial statements of the Company since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another U.S. GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard will also require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This statement amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”, or SFAS 140, regarding (1) the circumstances under which a servicing asset or servicing liability must be recognized, (2) the initial and subsequent measurement of recognized servicing assets and liabilities, and (3) information required to be disclosed relating to servicing assets and liabilities. The Company adopted this standard on January 1, 2007, with no impact on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, or SFAS 155. This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. The Company adopted this standard on January 1, 2007, with no impact on its consolidated financial statements.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. The Company presents revenue net of sales taxes and any similar assessments. EITF No. 06-3 had no effect on the Company’s financial position and results of operations.

EITF No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities”, was issued in June 2007. The EITF reached a consensus that nonrefundable payments for goods and services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered and the related services are performed. Entities should continue to evaluate whether they expect the goods to be delivered or services to be rendered. If the entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2007 (the Company’s fiscal year beginning January 1, 2008) and interim periods within those fiscal years. Earlier application is not permitted. Entities are required to report the effects of applying this pronouncement prospectively for new contracts entered into on or after the effective date of this pronouncement. The future application of this pronouncement may have a material effect on the Company’s financial condition and results of operations.

BUSINESS

The Merger and Related Transactions

We were organized as a limited liability company in the state of Delaware in November 2001 under the name Southridge Technology Group, LLC. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. Prior to July 13, 2007, we provided customized computing and communications services and solutions for small to medium-sized businesses.

On July 13, 2007, we entered into an agreement and plan of merger and reorganization with RxElite Acquisition Corp., our wholly-owned Delaware subsidiary, and RxElite Holdings Inc. On that date, RxElite Acquisition Corp. merged with and into RxElite Holdings Inc., with RxElite Holdings Inc. remaining as the surviving corporation and our wholly-owned subsidiary.

At the closing of this merger, each share of RxElite Holdings Inc.’s common was converted into the right to receive 0.090606 of one share of our common stock, and each option and warrant to purchase RxElite Holdings Inc.’s common stock was converted on the same basis into, respectively, an option or, in the case of consenting warrant holders, warrants to purchase our common stock. An aggregate of 4,145,806 shares of our common stock were issued to the holders of RxElite Holdings Inc.’s common stock, and an aggregate of 224,961 and 683,702 shares of our common stock were reserved for issuance under such RxElite Holdings Inc. options and warrants, respectively.

Immediately following the closing of the merger, under the terms of the Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations dated as of July 13, 2007, by and among us, Joseph M. Garzi and Sunodia Partners LP, formerly our majority stockholders, we transferred all of our pre-merger operating assets and liabilities to our wholly-owned subsidiary, STG Holdings, Inc., a Delaware corporation. Thereafter, pursuant to the Stock Purchase Agreement, dated as of July 13, 2007, by and between us and STG Holdings, Inc., we transferred all of the outstanding capital stock of STG Holdings, Inc. to Joseph M. Garzi and Sunodia Partners LP in exchange for cancellation of 9,050,000 shares of our common stock held by such stockholders, which left 1,495,000 shares of our common stock held by our existing stockholders.

Immediately following the closing of the merger and the effectuation of the divestiture of our pre-merger operating assets and liabilities, we raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 1,903,086 units in a private placement, consisting of an aggregate of (i) 1,903,086 shares of common stock and (ii) two-year warrants to purchase an aggregate of an additional 951,542 shares of common stock, commencing on October 29, 2007, at an exercise price of $9.381271 per whole share, at $6.622073 per unit.

Immediately following consummation of the merger, the divestiture of our pre-merger operating assets and liabilities and our private placement, our board of directors declared an 11.036789 for 1 forward stock split in the form of a dividend of 10.036789 shares for each one share of outstanding stock. The record time for such dividend was on July 13, 2007, immediately following the merger, the divestiture of our pre-merger operating assets and liabilities and our private placement, such that the dividend was payable immediately.

Subsequent to the dividend, we issued shares of common stock and/or warrants as follows, which we refer to as our post-merger transactions:

•
Pursuant to the Securities Purchase Agreement, dated as of July 13, 2007, by and among us, RxElite Holdings Inc. and the investors listed on Exhibit A thereto, the Promissory Note issued to William J. Marciniak on June 24, 2003, and as subsequently amended pursuant to a Letter Agreement, dated February 16, 2004, was paid in full in exchange for approximately $515,171 in cash and 429,310 shares of our common stock.

•
Pursuant to the Amended and Restated Consulting Agreement with International Capital Advisory Inc. dated as of June 29, 2007 and the Stock Purchase Agreement dated as of July 13, 2007 between us, RxElite Holdings Inc. and International Capital Advisory Inc., in consideration for certain advisory services provided by International Capital Advisory Inc., we issued to International Capital Advisory Inc. a two year warrant to purchase 2,500,000 shares of common stock, commencing on October 29, 2007, at a price of $0.60 per share and a two year warrant to purchase 1,250,000 shares of common stock, commencing on October 29, 2007, at a price of $0.85 per share. In addition, pursuant to the Amended and Restated Consulting Agreement, we were obligated to pay International Capital Advisory Inc. a one-time cash consulting fee of $1,500,000, together with a monthly consulting fee of $10,000 during the first 12 months of the agreement, commencing September 18, 2006, and $12,500 during the second 12 months of the agreement, commencing September 18, 2007. Furthermore, should International Capital Advisory Inc. assist us in connection with a merger or acquisition, we are obligated to pay International Capital Advisory Inc. a work fee equal to the greater of $150,000 of 6% of the transaction value. Finally, should International Capital Advisory Inc. assist us in connection with a strategic partnership, International Capital Advisory Inc. shall receive a fee of between 1% and 3% of the gross revenues from this business relationship.

•
Pursuant to the Compensation Agreement with Mr. Wu Kong King dated as of July 13, 2007, and the Stock Purchase Agreement dated as of July 13, 2007 between us, RxElite Holdings Inc. and Mr. Wu Kong King, in consideration for certain advisory services provided by Mr. Wu, we issued Mr. Wu a two year warrant to purchase 379,963 shares of common stock, commencing on October 29, 2007, at a price of $0.60 per share. In addition, pursuant to the Compensation Agreement, we paid Mr. Wu Kong King a one time cash fee of $231,780.

•
Pursuant to the First Amended and Restated Conversion Agreement, dated as of April 26, 2007, we paid to the former holders of RxElite Holdings Inc.’s Series A Preferred Stock $600,000 and issued to them two-year warrants to purchase 1,000,000 shares of common stock, commencing on October 29, 2007, at a price of $0.60 per share, to be divided in accordance with the terms of the First Amended and Restated Conversion Agreement. The First Amended and Restated Conversion Agreement also provides that on December 31, 2008, we shall offer to purchase from each such former holder of RxElite Holdings Inc.’s Series A Preferred Stock a portion of up to an aggregate of 350,000 shares of our common stock at a price of $4.00 per share, to be divided in accordance with the terms of this First Amended and Restated Conversion Agreement.

•
The stockholders of RxElite Holdings, Inc. as of December 31, 2006 were issued two-year warrants to purchase 2,000,001 shares of our common stock, commencing on October 29, 2007, at a price of $0.85 per share, to be divided among them pro rata.

•
Pursuant to a Securities Purchase Agreement, we issued an aggregate of 65,884 shares of our common stock to certain non-executive employees of RxElite Holdings Inc. who elected to convert an aggregate of $39,530 of deferred compensation into such stock.

On October 29, 2007, we amended our certificate of incorporation in order to increase the number of authorized shares of common stock from 98,000,000 to 200,000,000 and change our name from “Southridge Technology Group, Inc.” to “RxElite, Inc.”

On October 29, 2007, following the effectiveness of this amendment to our certificate of incorporation, pursuant to a certain Letter of Intent between Minrad International, Inc. and RxElite Holdings Inc., we issued Minrad International, Inc. and International Capital Advisory Inc. in consideration for extended payment terms and certain pricing discounts 1,500,000 shares of common stock to Minrad International, Inc. and 5,833,333 shares of common stock to International Capital Advisory Inc. in discharge of a certain royalty obligation owed by Minrad International, Inc. to International Capital Advisory Inc. on products commercialized by RxElite Holdings Inc. and Minrad International, Inc.

Following the merger, the divestiture of our pre-merger assets and liabilities, private placement, dividend, post-merger transactions and the stock issuances to Minrad International, Inc. and International Capital Advisory Inc., each as described above, we had issued and outstanding on a fully diluted basis and reserved under the RxElite Holdings Inc. 2007 Incentive Stock Plan, 131,140,587 shares of common stock, as follows:

•	the former stockholders of RxElite Holdings Inc. hold an aggregate of (i) 45,756,390 shares of common stock and (ii) warrants to purchase an aggregate of 10,545,878 shares of common stock.

•	our legacy stockholders of hold 16,500,011 shares of common stock.

•	the investors in the private placement hold an aggregate of (i) 21,003,959 shares of common stock and (ii) warrants to purchase an aggregate of 10,501,976 shares of common stock.

•	the parties to the post-merger transactions hold an aggregate of (i) 495,194 shares of common stock and (ii) warrants to purchase an aggregate of 4,129,963 shares of common stock.

•	Minrad International, Inc. and International Capital Advisory Inc. received an aggregate of 7,333,333 shares of common stock.

•	there are an aggregate of 14,873,883 shares of common stock issued or reserved for issuance under the RxElite Holdings Inc. 2007 Incentive Stock Plan.

Company Overview

We develop, manufacture, and market generic prescription drug products in specialty generic markets. Our business strategy focuses on three key tenets: (1) serve specialty generic segments; (2) employ low cost manufacturing; and (3) deliver unparalleled customer service defined by consistent supply and a high level of service. Our marketed and pipeline products are in specialty markets characterized by limited competition, barriers to entry, and good margin opportunities. These markets include products in the areas of anesthesia, sterile liquid dose drugs (which includes ophthalmic products, sterile inhalation respiratory products, and injectable drugs), and transdermal patch products. Barriers to entry in these specialty markets include limited industry capacity, patented manufacturing processes, difficult formulations, and limited sources of active pharmaceutical ingredients.

At present, we have a portfolio of pipeline and marketed specialty products classified into three identifiable business segments: (1) anesthetic gases; (2) sterile liquid dose products; and (3) transdermal patch products. In addition, we have one abbreviated new drug application, or ANDA, pending review at the FDA from our agreement with Alkem Laboratories, and own three other ANDAs that are dormant and are not actively marketed. Our customers include hospitals and hospital group purchasing organizations, national and regional wholesalers, direct retail pharmacy stocking chains, leading homecare companies, and outpatient and ambulatory care clinics.

Anesthetic Gases. We currently market three anesthetic gases, Enflurane, Isoflurane, and Sevoflurane pursuant to a mutually exclusive manufacturing and distribution agreement with Minrad International, Inc. In addition to Enflurane, Isoflurane, and Sevoflurane, our agreement with Minrad International, Inc. grants us the right to market and sell Desflurane once it becomes available as a generic drug in the U.S. market. Assuming we meet the volume milestones in our agreement with Minrad International, Inc., we will be able to renew that agreement past December 31, 2008 and remain the exclusive distributor to Minrad International, Inc. of Enflurane, Isoflurane, Sevoflurane and, upon approval, Desflurane in the U.S.

We began purchasing human inhalation anesthetics under our agreement with Minrad International, Inc. on September 30, 2004. On April 14, 2005, we and Minrad International, Inc. amended this agreement in order for us to receive the non-exclusive right to purchase Isoflurane, for distribution for veterinary uses in the U.S. market. The amendment also gives us the exclusive right to purchase for distribution to end-users other generic inhalation anesthetic products that Minrad International, Inc. expects to make in the future, including Desflurane (for human use), when they become available. Terms of our original agreement with Minrad International, Inc. provide us with the exclusive right to distribute for human use, Isoflurane and Enflurane under our own label, and provide us the exclusive right to distribute Sevoflurane for human use after approval by the FDA (which was recently received) and any existing period of exclusivity granted by the FDA has expired.

The current term of our agreement with Minrad International, Inc. ends on December 31, 2008, and we may renew it for successive one-year terms provided we meet certain requirements. Minrad International, Inc. may only terminate this agreement under limited circumstances, such as if we fail to meet minimum annual purchase commitments or fail to pay any amount we owe to Minrad International, Inc. This agreement also provides that if we or Minrad International, Inc. recall any of the products distributed by us because the products are believed to violate a provision of applicable law, Minrad International, Inc. will bear the costs of the recall.

In connection with the execution of our agreement with Minrad International, Inc., we entered into an Advisory Consulting Agreement, dated as of July 1, 2003, with PowerOne Capital Corp. pursuant to which we agreed to pay to PowerOne Capital Corp. a royalty on the gross revenues of any product developed and marketed under our agreement with Minrad International, Inc. The amount of the royalties per product is 1% for the first year of distribution and marketing, 2% for the second year, 3% for the third year, 3% for the fourth year and 3% for the fifth year. After the fifth year, no further royalties accrue. This royalty provision survived the termination of the agreement, which otherwise expired as of June 1, 2005, and is a continuing obligation so long as Minrad International, Inc. manufactures our products.

Enflurane and Isoflurane are marketed to U.S. hospitals and hospital group purchasing organizations. We estimate that the U.S. markets for Enflurane and Isoflurane are approximately $1 million and $10 million, respectively.

On May 2, 2007, Minrad International, Inc. received FDA approval for its generic Sevoflurane product. This approval allows us to immediately launch generic Sevoflurane in the U.S. market. We estimate that the U.S. market for Sevoflurane is approximately $400 million.

In 2007, Minrad International, Inc. plans to file an ANDA with the FDA Center for Drug Evaluation and Research, Office of Generic Drugs for Desflurane. We estimate that the U.S. market for Desflurane is approximately $200 million. Upon U.S. FDA approval of the Desflurane ANDA application, we intend to move rapidly to market the product in the U.S. market.

We do not have the right under our agreement with Minrad International, Inc. to market and distribute any of Enflurane, Isoflurane, Sevoflurane or Desflurane outside the U.S.

Our anesthetic gas products are our principal products today, and represent a significant majority of our sales and profit opportunity. We anticipate that our sales and profits will become more diversified as we begin to receive approval for and commercialize other products including products from our current pipeline as discussed further below. However, there can be no guarantee that we will succeed in our efforts to diversify our product offerings.

Sterile Liquid Dose Products. The market for sterile liquid dose products is large, diverse and varies in size depending on the specific features of the drug being marketed. Our sterile liquid dose product pipeline includes generic ophthalmic products in unit and multi-dose presentations, sterile unit dose inhalation respiratory products and injectable drugs. Unit dose products are pre-measured dosages of drugs that have the advantage of being convenient to use while reducing the risk of dosage error, medication waste, and cross-contamination. We currently have eight sterile liquid dose ANDAs in various stages of development although none have been submitted for review at the FDA. We plan to file ANDAs on a regular basis and compete by marketing prescription generic equivalents.

In August 2006, we made a strategic decision to divest our respiratory business to focus our corporate resources on growing our more profitable anesthetic gas franchise, including the preparation for the launch of generic Sevoflurane. The divestiture of our respiratory business significantly reduced our sales and business volumes, but also enabled us to retire approximately $15.9 million of long term debt. Prior to the divestiture, over the past six years, we had become a leading supplier of unit dose sterile respiratory inhalation drugs, Albuterol 0.083% and Ipratropium 0.02%, manufactured using advanced aseptic blow-fill-seal (BFS) technology. Our distribution strength and service levels made us a primary vendor for these products at a significant majority of the top 50 U.S. generic buyers that accounted for over 80% of all U.S. generic drug purchases. In doing so, we had attained a dominant market share position in the unit dose sterile respiratory inhalation drug market ahead of larger competitors in the industry.

Since the divestiture of our respiratory business, we have not marketed any sterile liquid dose products, but are in the process of developing such products.

Transdermal Patch Products. The market for transdermal patch products is large, diverse and varies in size depending on the specific features of the drug being marketed. We are developing and plan to file an ANDA for a generic transdermal patch product being developed under a partnership agreement with Core Tech Solutions, Inc., pursuant to which Core Tech Solutions, Inc. will develop, test and manufacture certain transdermal patch products and we will be the exclusive worldwide distributor of such products under our own label. In addition, we have a right of first refusal with respect to any other generic patch products developed by Core Tech Solutions, Inc. during the term of the agreement. While the expenses of development and testing will be born by us, both we and Core Tech Solutions, Inc., will share the profits, provided that we have the option to purchase Core Tech Solutions, Inc.’s share of such profits. The agreement is for a period of eight years and will be automatically renewed for successive one-year periods as long as we continue to purchase the minimum required quantities. We do not currently market any products under our agreement with Core Tech Solutions, Inc.

We currently do not offer any transdermal patch products, but are in the process of developing such products.

Manufacturing. We have pursued a contract manufacturing strategy to date, and prior to our recent divestiture, our sterile liquid products were manufactured at several sterile liquid products contract manufacturing sites. Our anesthetic gas products are manufactured by Minrad International, Inc. Our transdermal patch products will be manufactured by Core Tech Solutions, Inc., and any products developed or marketed pursuant to our agreements with Stason Pharmaceuticals, Inc. and Alkem Laboratories Limited will be manufactured in Asia.

In the future, we expect to develop internal capabilities for sterile liquids manufacturing and ANDA development. The manufacture of high volume sterile liquid products requires a state-of-the-art facility, equipment and testing controls, as well as expertise. We believe the development of these internal capabilities will further improve our competitive position in the sterile liquid products market.

Sales and Marketing. Since all of our products are non-proprietary and generic in nature, we rely on our efforts in marketing, distribution, low manufacturing and operating costs, and high service levels to capture, maintain, and increase market share. To this end, we employ a three-tiered sales effort.

For our generic pharmaceutical products that are sold to the top 75 U.S. generic drug buyers (who, in the aggregate, represent a significant majority of U.S. generic drug purchases), such as McKesson Corporation, Cardinal Health Inc., and Walgreens Co., we employ a national accounts approach with a team of experienced retail national accounts representatives that sell and provide service to national wholesalers, regional wholesalers, direct retail pharmacy stocking chains and leading homecare companies.

For our hospital focused products, such as our portfolio of anesthetic gas products, we focus on contacting and servicing the top eight hospital group purchasing organizations such as Premier Purchasing Partners, L.P., Purchasing Alliance for Clinical Therapeutics LLC, Broadlane DSH, MedAssets, Inc. and Consorta, Inc. and top 100 integrated hospital delivery networks such as Catholic Health Initiatives, Centura Health, HCA Inc., Trinity Health, Holy Cross Health Systems, Provena Health, Catholic Health East and Ascension Health, Inc. at the national accounts level. In addition to providing national accounts focus, we are also building a national hospital focused sales force as a part of the launch of Sevoflurane and for future hospital products.

Finally, an in-house telemarketing sales team supports the direct selling efforts in retail and hospital national accounts, and also sells directly to outpatient and ambulatory clinics and small rural hospitals.

To date, this approach has provided us with the ability to capture a market share in excess of 10% within 12 months for each of our product launches, but there can be no assurance that this level of market penetration can be attained for future products.

Research and Product Development. We are planning to aggressively expand our product line by pursuing new product development through a combination of contract development services, sponsored research, partnership development and the acquisition or in-licensing of products developed by others.

We currently have 11 ANDAs for generic pharmaceuticals in various stages of development, including eight sterile liquid dosage form products and three with respect to which we are working with partners. We plan to continue to file ANDAs on a regular basis as pharmaceutical products come off patent allowing us to compete by marketing prescription generic equivalents. To date, we have successfully employed our contract development services approach to obtain ANDA approvals for Albuterol 0.083% in 2005 and Ipratropium 0.02% in 2006. In addition, along with our plans to develop sterile liquids manufacturing capabilities internally, we intend to develop internal formulation and capabilities for our sterile liquids pipeline products. Clinical trials and bioequivalent studies required in connection with the development of certain specialty generic products are performed by contract research organizations under the direction of our personnel. Generally, for sterile liquid dose products, bioequivalency testing is not required in connection with seeking approval from the FDA through the ANDA process.

We also maintain a business development program that identifies potential product acquisition or product licensing candidates. In this regard, we focus our business development in two directions. First, we focus on niche products that complement our existing product lines and distribution channels, and that have limited competitors in the market. Alternatively, we focus on leveraging our commercial platform by partnering with low cost partners, to match their low cost manufacturing capabilities with our distribution strength in the U.S. to launch new products into the U.S. market.

In addition to our internal pipeline, we also have corporate partnerships with Stason Pharmaceuticals, Inc. and Alkem Laboratories Limited, each of which is a significant Asian generic pharmaceutical company, Core Tech Solutions, Inc. and Zach Systems S.p.A., a European pharmaceutical company. The agreements are for the development, testing and manufacture of a portfolio of products to be launched by us exclusively in the U.S. market. Pursuant to our agreements with Alkem Laboratories Limited and Stason Pharmaceuticals, Inc., we will pay an equal share in the cost of the development of the products. Pursuant to other defined conditions, the agreement with Zach Systems S.p.A. includes provisions for a modification in the division of benefits to maintain an equitable allocation between the parties. Upon approval and launch, the products will be transferred to us at cost by Stason Pharmaceuticals, Inc. or Alkem Laboratories Limited, as applicable, and the profits will be shared equally. In our agreement with Zach Systems S.p.A., they pay for the development costs and retain non-U.S. commercial rights to the products developed under the agreement. We currently have one ANDA pending for review at the FDA related to our partnership Alkem Laboratories Limited, but do not currently market that product or any other products under any of our corporate partnership agreements.

Patents, Trademarks and Proprietary Technology

We consider the protection of discoveries in connection with our development and manufacturing activities important to our business. We have sought, and intend to continue to seek, patent protection in the U.S. and selected foreign countries where we deem such protection to be appropriate.

We hold an exclusive world-wide license to make, use, sell and offer to sell, import, distribute or otherwise transfer U.S. Patent No. 5,599,534, titled “Reversible gel-forming composition for delivery of bio-affecting substances, and method of use” issued on February 4, 1997, from U.S. Patent Application Serial No. 08/287,694 filed August 9, 1994. Kenneth J. Himmelstein and Cara L. Baustian are the named inventors. All right, title and interest in and to the patent have been assigned to us. The patent covers a technique relating to the production of ophthalmic products with certain gelling properties. The patent covers only one method of production of such ophthalmic products and other patents exist that cover alternate methods of producing such ophthalmic products. We do not currently utilize our patent, though we may do so in the future if we were to develop and market ophthalmic products. In certain circumstances, if we utilize the rights granted pursuant to the license agreement, we may incur royalty obligations to various parties.

In addition, we also hold licenses from third parties for certain patents, patent applications and technology utilized in some of our products and products in development.

We also rely on trademarks, trade secrets, unpatented proprietary know-how and continuing technological innovation to maintain and develop our competitive position. We enter into proprietary information and confidentiality agreements with certain of our employees pursuant to which such employees agree to assign to us any inventions relating to our business made by them while in our employ.

The RxElite name and corporate logo are registered trademarks.

Employee Relations

As of September 30, 2007, we had 52 full-time employees. We believe we enjoy good relations with our employees, none of whom is represented by a collective bargaining agent.

Competition

The marketing and manufacturing of pharmaceutical products is highly competitive, with many established manufacturers, suppliers and distributors actively engaged in all phases of the business. Most of our competitors have substantially greater financial and other resources, including greater sales volume, larger sales forces, and greater product development and manufacturing capabilities and capacity, as well as greater regulatory and scientific resources. We believe that the principal factors on which we compete are marketing and distribution ability, product development capability, product quality, product manufacturing, price and customer service. However, there can be no assurance that we will be able to successfully develop and introduce new products in order to maintain our competitive position as discussed further in the section labeled “Risk Factors.”

The companies that compete with us in the anesthetic gases segment for human use include Abbott Laboratories, Baxter Healthcare Corporation, and Hospira, Inc., and for the veterinary market, we also compete with Halocarbon Products Corporation.

The companies that compete with our sterile liquid dosage products include both generic and brand name companies such as Dey, L.P., Nephron Pharmaceuticals Corporation, Teva, Pharmaceutical Industries Ltd. and AstraZeneca plc for inhalation products; Alcon Inc., Allergan Inc., and Bausch Lomb Inc. for ophthalmic products; Abbott Laboratories, Baxter International, Inc., and Abraxis Bioscience, Inc. for injectable drugs.

The companies that compete with our transdermal patch products include Sandoz, Johnson & Johnson, Mylan Labs, Inc. and Watson Pharmaceuticals Inc.

In all of these segments, the basis of competition is price, service, and the reliability of supply measured by order fulfillment and on-time deliveries. In this regard, we have a track record of uninterrupted supply and service levels for over six years.

Suppliers and Customers

We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for our own needs and for third parties with which we have partnered or contracted. The principal components of our products are active and inactive pharmaceutical ingredients and certain packaging materials. Some of these components are only available from a single source and, in the case of some of our ANDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were either no longer available or are no longer economically feasible from the specified supplier for us to continue to be competitive in the market. The qualification of a new supplier could delay our development and marketing efforts. If, for any reason, we are unable to obtain sufficient quantities of any of the raw materials or components required to produce or package our products, we may not be able to manufacture our products as planned, which could have a material adverse effect on our business, financial condition and results of operations. Similarly, as we rely on third party manufacturers for our products on a contracted or partnership basis, if for any reason we are unable to obtain sufficient quantities of any finished products as planned, it would also have a material adverse effect on our business financial condition and results of operations. For the fiscal year ended December 31, 2006, our two largest suppliers accounted for approximately $11 million and $5 million, or 67.3% and 32.5%, respectively, of product purchases. For the nine months ended September 30, 2007, our largest supplier accounted for approximately $5.3 million or 69% of product purchases.

We focus on the top 75 national account drug buyers, who, in the aggregate, account for a significant majority of all U.S. generic drug purchases. In the past, we have been the primary vendor for our respiratory products to a significant majority of these national accounts. They include national wholesalers such as McKesson Corporation and Cardinal Health, Inc., regional wholesalers such as Value Drug and Kinray, direct retail pharmacy stocking chains such as Wal-Mart Stores Inc., and Walgreen Co., and leading homecare companies such as Lincare Holdings Inc. and Apria Healthcare Group Inc.

In the hospital and hospital group purchasing organization segment, we are an approved vendor and have approved vendor contracts in place with all eight major group purchasing organizations that, in the aggregate, account for a significant majority of all hospital drug purchases. These group purchasing organizations include Premier Purchasing Partners, L.P., Novation, LLC, MedAssets, Inc. Amerinet Inc. and Consorta, Inc., among others.

The customer base for our anesthetic gas products consists of group purchasing organizations (46%), veterinary distributors and clinics (46%), direct sales to hospitals (6%) and alternate sites, such as clinics (2%).

Wholesalers such as McKesson Corporation, AmerisourceBergen Corporation, and Cardinal Health, Inc. distribute our products as well as a broad range of health care products for many other companies. None of these distributors is an end user of our products. If sales to any one of these distributors were to diminish or cease, we believe that the end user of our products would find little difficulty obtaining our products either directly from us, or from another distributor. However, the loss of one or more of these distributors, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue, business, financial condition and results of operations. For all national account customers, a change in purchasing patterns, a decrease in inventory levels, an increase in returns of our products, delays in purchasing products and delays in payment for products by one of more distributors could also have a material negative impact on our revenue, business, financial condition and results of operations.

For the fiscal year ended December 31, 2006, our three largest customers accounted for approximately 35%, 15% and 7% of net sales, respectively. For the fiscal year ended December 31, 2005, one customer accounted for approximately 45% of net sales. For the nine months ended September 30, 2007, our three largest customers accounted for approximately 27%, 22% and 16% of net sales respectively.

Backorders

We have a well-established track record for consistent supply and service. We presently have no backorders.

Government Regulations

Pharmaceutical manufacturers and distributors are subject to extensive regulation by government agencies including the FDA, the Drug Enforcement Administration, or DEA, the Federal Trade Commission, and other federal, state, and local agencies. The Federal Food Drug and Cosmetic Act, or FDC Act, the Controlled Substance Act and other federal statues and regulations govern or influence the development, testing, formulations, manufacturing, safety, efficacy, labeling, storage, recordkeeping, approval, marketing, advertising, and promotion of products that we manufacture and market. The FDA inspects drug manufacturers and storage facilities to determine compliance with its cGMP regulations, non-compliance with which can result in fines, recall, and seizure of products, total or partial suspension of production, refusal to approve new drug applications and criminal prosecution. The FDA also has the authority to revoke approval of drug products.

In addition to regulation by the FDA and certain state regulatory agencies, the DEA imposes various registration, recordkeeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products under the Controlled Substances Act. A principal factor in determining the particular requirements, if any, applicable to a product is the actual or potential abuse profile. The DEA regulates drug substances as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present highest risk of substance abuse and Schedule V substances the lowest risk. One of our product candidates is in Schedule II. Controlled substances are subject to DEA regulations relating to manufacturing, storage, distribution and physician prescription procedures, and the DEA regulates the amount of the scheduled substance that would be available for clinical trials and commercial distribution. As a Schedule II substance, our product is subject to more stringent controls including quotas on the amount of product that can be manufactured as well as a prohibition on the refilling of prescriptions without a new prescription from the physician. Failure to comply with current and future regulations of the DEA could lead to a variety of sanctions, including revocation, or denial of renewal of DEA registrations, fines, injunctions, or civil or criminal penalties, and could harm our business and financial condition.

FDA approval is required before a pharmaceutical manufacturing facility can manufacture a pharmaceutical product to be commercialized in the U.S. and pharmaceutical manufacturing facilities are required to operate within the cGMP regulation published by the FDA. New drugs require a new drug application, or NDA, filing including clinical studies demonstrating the safety and efficacy of the drug. In our case, generic drugs, which are equivalents of existing, brand name drugs, require an ANDA filing. An ANDA does not, for the most part, require clinical studies because the safety and efficacy of the drug have already been demonstrated by the product originator. However, an ANDA must provide data demonstrating the equivalency of the generic formulation in terms of bioavailability, that the duplicate product is properly manufactured and labeled and is stable after manufacture. ANDA approvals typically take up to two years to obtain from the date of initial application, although the time required by the FDA to review and approve NDAs and ANDAs is variable and beyond our control, depending upon the particular drug product and dosage form involved. Furthermore, there can be no assurance that the FDA will approve a particular ANDA at all, or that the FDA will agree that an ANDA is a suitable vehicle through which to secure approval rather than an NDA, which requires the applicant to conduct lengthy clinical trials and to incur substantially more cost of development prior to submission.

FDA Inspections. The FDA routinely inspects FDA approved pharmaceutical manufacturing facilities to ensure the facility continues to operate in compliance with cGMPs. FDA warning letters may be issued as a consequence of violations observed during inspection. An FDA warning letter is intended to provide notice to a company of violations of the laws administered by the FDA and to elicit voluntary corrective action. Until the violations identified in the warning letter are corrected, the FDA frequently will withhold approval of any marketing applications (ANDAs, NDAs) submitted by us and will share the contents of the warning letter with government agencies that may contract to purchase products from us. Failure to take effective corrective actions can result in FDA enforcement action such as monetary fines, seizure of products, or injunction that could suspend manufacturing and compel recall of a product.

If the confirmatory inspection shows that corrections have been made and no significant deviations are identified, the FDA can be expected to remove the sanctions of the Warning Letter and resume a routine inspection schedule.

If the confirmatory inspection identifies significant deviations from the established FDA standards, the FDA may initiate enforcement action including, but not limited to, the following: (1) maintain the warning letter sanctions and require further corrective actions, which could include a recall of certain products; (2) seek a court-ordered injunction which may include temporary suspension of some or all operations, mandatory recall of certain products, potential monetary penalties or other sanctions; or (3) seize our products. Though we are not currently subject to any enforcement action, any such action could significantly impair our ability to continue to manufacture and distribute products, and generate cash from our operations. Any or all of these actions would have a material adverse effect on our liquidity and our ability to continue as a going concern.

Our corporate facilities, as well as our warehousing and distribution operations have been routinely inspected by the FDA and we have not received any 483 inspectional observation or FDA warning letters. Our contract manufacturers have also been routinely inspected by the FDA and have informed us that they have no outstanding 483 inspectional observations.

Product Recalls

We have not had any product recalls to date.

Environment

We do not anticipate any material adverse effect from compliance with federal, state, and local provisions that have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment

Properties

Since 2003, our corporate headquarters and administrative offices have been located in a leased space at 1404 N. Main Street, Suite 200, Meridian, Idaho. We currently lease approximately 6,000 square feet with our present lease expiring in April 2008. We recently submitted a deposit of $600,000, which is refundable in certain circumstances, in order to retain a real estate development firm in connection with the possible exercise of our option to purchase and remodel new facilities.

We store and ship finished goods from a 48,000 square foot warehouse and distribution facility located in Mountain Home, Idaho where we ship to all 50 states. We have a month to month obligation in which we pay a fixed monthly expense.

We are in the process of preparing for the construction of a new corporate facility that will house our new office headquarters, product development laboratories and finished goods warehouse. In the future, we hope to expand these facilities to add sterile liquids manufacturing capabilities and capacity for pipeline and future sterile liquids dose products. This is a manufacturing capability that we currently do not have.

Subject to, among other things, our ability to generate operating cash flow or to obtain new financing for future operations and capital expenditures, we have begun construction on the new facility. To this end, we expect to use a portion of the proceeds we obtained from the recent sales of our common stock to help fund the construction effort and capital equipment purchases.

The current combined space, along with the planned space expansion, is considered adequate to accommodate our office, manufacturing, and warehousing needs for the foreseeable future. We currently do not need sterile liquid dose products manufacturing capabilities, but such capabilities would add important strategic value to our business, providing us with greater control over the value chain for our sterile liquid dose products, allowing us to perform our product development internally with greater control and less cost, enabling us to pursue a broader ANDA filing program for sterile liquid dose products, and providing us with manufacturing cost strength to our sterile liquid dose product pipeline and product portfolio.

Legal Proceedings

We are not party to any material legal proceeding.

We may be party to legal proceedings and potential claims arising in the ordinary course of business. The amount, if any, of ultimate liability with respect to such matters cannot be determined. Despite the inherent uncertainties of litigation, we, at this time, do not believe that such proceedings will have a material adverse impact on our financial condition, results of operations or cash flow.

MANAGEMENT

Executive Officers, Directors, and Key Employees

Directors and Executive Officers

Set forth below is certain information regarding our directors and executive officers. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. See “Security Ownership of Certain Beneficial Owners and Management,” below for information pertaining to the stock ownership of the named individuals.

Name	Age	Position with RxElite
Daniel Chen	40	Director
Jonathan Houssian	37	Director, President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer
Earl Sullivan	36	Chief Operating Officer
Patrick Poisson	39	VP, Sterile Operations
Mark Auerbach	69	Director
David Rector	59	Director
Peter W. Williams	70	Chairman of the Board

Daniel Chen. Mr. Chen has served as a director since July 13, 2007. From July 13, 2007 to October 11, 2007, Mr. Chen served as our chief executive officer and treasurer, from August 17, 2007 to October 11, 2007, Mr. Chen served as our chief financial officer, and from July 13, 2007 to September 20, 2007, Mr. Chen served as our chairman. Since September 20, 2007, Mr. Chen ceased serving as our principal executive officer and principal financial officer and his duties as chief executive officer, treasurer and chief financial officer were transferred to other officers in the company. From November 2003 to October 11, 2007. Mr. Chen was the chief executive officer of RxElite Holdings Inc., (although his duties were transferred to other executive officers on September 20, 2007), and from November 2003 to September 20, 2007, Mr. Chen served as chairman of RxElite Holdings Inc. Prior to joining RxElite Holdings Inc., Mr. Chen was the founder and chief executive officer of Cendian Pharmaceuticals, Ltd., a generic drugs company, which later became part of RxElite Holdings Inc. in a merger transaction. Prior to joining Cendian Pharmaceuticals, Ltd., Mr. Chen was employed at LifeSpan Biosciences, Inc. as its vice president, marketing and business development. Prior to joining LifeSpan Biosciences, Inc., Mr. Chen joined ALARIS Medical Systems, Inc. in October 1997, and in that time, held increasingly senior commercial positions in both its domestic and international businesses.

Jonathan Houssian. Mr. Houssian has served as our president, secretary and as a director since July 13, 2007. Mr. Houssian has also served as our chief executive officer and chief financial officer since October 11, 2007. Mr. Houssian founded RxElite Holdings Inc. in December 2000 and has served as its president since that time. Mr. Houssian has a strong background in entrepreneurial growth, sales and finance. Prior to forming RxElite Holdings Inc., Mr. Houssian co-founded Sisbro LLC in March 1998 and served as its chief executive officer, a family investment office for a high net worth family based in Idaho. As the chief executive officer of Sisbro LLC, Mr. Houssian launched, and was the managing partner of four investment partnerships with over $50 million in invested assets and directed over $20 million of venture capital investments focused in healthcare companies. He sat on the board of directors and was involved in developing and implementing strategy of several rapidly growing healthcare companies.

Earl Sullivan. Mr. Sullivan has served as our chief operating officer since October 11, 2007 and from July 13, 2007 to October 11, 2007, Mr. Sullivan served as our executive vice president of operations. Mr. Sullivan has been the executive vice president of RxElite Holdings Inc. since May 2002. Mr. Sullivan brings over 10 years of operations experience and has a track record for success in outsourcing partnerships, operational system development and developing early growth companies into mature platforms. Prior to joining RxElite Holdings Inc., Mr. Sullivan was employed at Green Mountain Energy as its director of operations where he built and managed the Midwest region through a period of high growth. Prior to Green Mountain Energy, he joined Express-Med in September 1997, where he held increasingly senior roles including general manager, and helped to build the company from a start-up to over $100M in sales. Mr. Sullivan is an active member in ISPE (International Society of Pharmaceutical Engineers) and PDA (Parenteral Drug Association), as well as participating on several boards for entrepreneurial ventures.

Patrick Poisson. Mr. Poisson has served as our vice president, sterile products since July 13, 2007. Mr. Poisson has been the executive vice president, sterile operations of RxElite Holdings Inc. since January 2007, where he oversees the development and manufacture of RxElite Holdings, Inc.’s pipeline of sterile liquid products. Mr. Poisson was employed at Automated Liquid Packaging since 1997, which later became Cardinal Health, Inc.’s Woodstock sterile products operations in 1999 as a result of an acquisition transaction. At Cardinal Health, Inc., Mr. Poisson successfully manufactured and commercialized numerous generic and branded sterile liquid products as well as led the site’s clinical manufacturing, project management, and business development groups. From 1991 to 1997, Mr. Poisson was employed at Genentech in the areas of sterile manufacturing operations.

Mark Auerbach. Mr. Auerbach has served as a director since July 13, 2007. Mr. Auerbach was a board member at Par Pharmaceuticals (NYSE:PRX), a specialty pharmaceutical company, from 1990 to September 2006, with his last position as its executive chairman of the board. Currently, he serves as chairman of the board at Neuro-Hitech, Inc. (NASD: NHPI), a biopharmaceutical company, and as a director and chairman of the audit committee at Optimer Pharmaceuticals (NASD:OPTR). Mr. Auerbach was a partner and a chief financial officer of Central Lewmar LP, a national fine paper merchant with sales of approximately $700M, from 1992 to 2005.

David Rector. Mr. Rector joined our board of directors on September 24, 2007. Since 1985, Mr. Rector has been the Principal of The David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. In addition, from 2004 until 2005, Mr. Rector was the President and Chief Executive Officer of Nanoscience Technologies, Inc., a development stage company engaged in the development of DNA nanotechnology, and from 2005 until 2006, Mr. Rector served as its Chief Operating Officer. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer product craft kits, and a wholly-owned subsidiary of Reckitt & Coleman N.A. From 1982 until 1983, Mr. Rector served as National Accounts & International Manager of Sunset Designs, Inc. and from 1980 until 1982, Mr. Rector served as Sunset Designs, Inc.’s Marketing Manager. From 1972 until 1980, Mr. Rector served in various roles in both the financial and product marketing departments of Crown Zellerbach Corporation, a multi-billion dollar pulp and paper industry corporation. Mr. Rector also serves as a director of Superior Galleries, Inc., Nanoscience Technologies, Inc., CallKey International, Inc. and Senesco Technologies, Inc. Mr. Rector received a Bachelor of Science degree in business/finance from Murray State University in 1969.

Peter W. Williams. Mr. Williams has served as a director since July 13, 2007 and became our chairman on September 20, 2007. For more than five years prior to his retirement from the law firm of Clifford Chance Rogers & Wells in 2002, Mr. Williams was a senior partner at the firm and its predecessor Rogers & Wells. He remained as a consultant to the firm until 2003, when he became a Senior Counsel to the firm of Winston & Strawn LLP. Since leaving Winston & Strawn in 2006, Mr. Williams has been an independent consultant and international advisor including serving as director and chairman of the corporate governance and nominating Committee and a member of the audit committee of the board of directors at Par Pharmaceuticals (NYSE:PRX); serving as a member of the international advisory committee of RWE/Thames Water until 2006; and serving as a director of The Special Situations Funds.

Board Committees

On October 11, 2007, our board of directors formed an audit committee, a compensation committee and a nominating and corporate governance committee. Each member of our committees is “Independent” as such term is defined under and required by the federal securities laws and the rules of American Stock Exchange.

Audit Committee. The audit committee of the board of directors is currently comprised of Mark Auerbach, David Rector and Peter W. Williams, each of whom is an independent director. Mr. Auerbach is a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-B and serves as chairman of the audit committee. The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. The compensation committee of the board of directors is currently comprised of Mark Auerbach and David Rector. Mr. Rector serves as chairman of the compensation committee. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our stock option plans and recommends and approves grants of stock options under such plans.

Nominating and Corporate Governance Committee. We established a nominating and corporate governance committee of the board of directors, currently comprised of Peter W. Williams and David Rector. Mr. Williams serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee considers and makes recommendations on matters related to the practices, policies and procedures of the board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the board and board committees, coordinates evaluation of board performance and reviews board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the board. In this capacity it concerns itself with the composition of the board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other board members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other board members, management and search companies.

Code of Ethics

Our board of directors has adopted a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.

Compensation of Directors

No compensation was issued to our sole director who was not also a salaried officer in the fiscal year ending December 31, 2006.

On July 13, 2007, we granted an option to purchase 400,000 shares of our common stock to each of Peter W. Williams and Mark Auerbach. In addition, on October 11, 2007, we granted an option to purchase 400,000 shares of our common stock to David Rector. All of these options vest over a period of four years and are exercisable for a period of ten (10) years at $0.60 per share. If unexercised, each option will expire on the tenth anniversary of the date of grant.

Executive Compensation

The following table summarizes the compensation paid by us for services rendered during the years ended December 31, 2006 and 2005 to each person who, during 2006, served as our chief executive officer and each of our two other most highly compensated executive officers for the fiscal year ended December 31, 2006. We refer to these officers collectively as the named executive officers.

Summary Compensation Table

				Long-Term Compensation Award
Name and Principal				Stock	Option	All Other	Total
Position	Year	Salary	Bonus	Award(s)	Awards	Compensation	Compensation
Daniel Chen (1)	2006	$176,400	$35,000	-	-	$3,180(2)	$214,580
Chief Executive Officer, Treasurer	2005	$176,400	-	-	-	$67,085(3)	$243,485
And Director

Jonathan Houssian (4)	2006	$176,400	$35,000	-	-	$3,180(2)	$214,580
President, Chief Executive Officer,	2005	$176,400	-	-	-	$3,180(2)	$179,580
Chief Financial Officer
Secretary and Director

Earl Sullivan (5)	2006	$146,800	$20,000	-	-	$249,278(6)	$416,078
Chief Operating Officer	2005	$133,000	-	-	-	$253(2)	$133,253

(1)
Mr. Chen’s employment commenced effective November 5, 2003. Prior to that time, he received no compensation from us. See “Employment Agreements” below. Mr. Chen ceased performing the duties of chief executive officer and treasurer on September 20, 2007.

(2)	Amount represents life insurance premiums.

(3)
Consists of annual life insurance premiums of $3,180 and $63,905 in deferred compensation received upon the payment in October 2006 of a non-interest bearing note issued to Mr. Chen in lieu of the payment of moving expenses in connection with his relocation to Boise, Idaho in 2005.

(4)
Mr. Houssian’s employment commenced effective September 27, 2001. Prior to that time, he received no compensation from us. See “Employment Agreements” below. Mr. Houssian became our chief executive officer and chief financial officer on October 11, 2007.

(5)	Mr. Sullivan’s employment commenced effective May 7, 2002. Prior to that time, he received no compensation from us. See “Employment Agreements” below.

(6)
Consists of life insurance premiums of $253 per year and a gain of $249,025 as a result of the reduction of the exercise price of a warrant held by Mr. Sullivan to purchase 528,007 shares of common stock at a price of $0.474 per share to a price of $0.00237 per share. 132,004 shares subject to the warrant remained unexercised and unvested as of December 31, 2006. We valued the adjustment to the warrant exercise price according to Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payments (SFAS 123R) using the Black-Scholes method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards to be recognized in our financial statements over the requisite service period in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to Note 6 to our Consolidated Financial Statements.

Outstanding Equity Awards at December 31, 2006

The following table provides information with regard to equity awards granted to each named executive officer that were outstanding as of December 31, 2006.
	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Others Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Daniel Chen	-	-	-	-	-	-	-	-	-

Jonathan Houssian	-	-	-	-	-	-	-	-	-

Earl Sullivan	-	132,004(1)	-	$0.00237	(2)	-	-	-	-

(1)	Represents a Warrant held by Mr. Sullivan to purchase 132,004 shares of Common Stock at a price of $0.00237 per share.

(2)
The warrant expires on the earliest to occur of (i) November 4, 2010, (ii) upon the termination of Mr. Sullivan’s employment for “Cause” as described in his employment agreement or (iii) 365 days after Mr. Sullivan’s last date of employment (other than in the case of termination for “Cause”).

Employee Benefits Plans

On July 6, 2007, RxElite Holdings Inc. adopted the RxElite Holdings Inc. 2007 Incentive Stock Plan (the “Plan”), which was subsequently assumed by us in connection with our July 13, 2007 reverse merger. The Plan permits the grant of the following types of incentive awards:

•	incentive stock options,

•	non-qualified stock options,

•	restricted stock, and stock appreciation rights.

The Plan is intended to attract, motivate, and retain our employees and affiliates, consultants, if needed to provide significant services to us and our affiliates, and our outside directors. The Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of our stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

The Plan is administered by the board of directors or a committee appointed by the board of directors. A committee generally consists of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (so that we are entitled to a federal tax deduction for certain performance-based compensation paid under the Plan).

Subject to the terms of the Plan, the Plan’s administrator has the sole discretion to select the employees, consultants and directors who will receive awards, determine the terms and conditions of the awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Plan and outstanding awards. The Plan’s administrator also has authority to amend outstanding awards to provide for a lower exercise price and/or permit the surrender or cancellation of outstanding awards in exchange for awards with a lower exercise price, a different type of award, cash, and/or a combination thereof. The Plan’s administrator may delegate any part of its authority and powers under the Plan to one or more directors and/or officers; provided, however, the administrator generally may not delegate its authority and powers with respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, if the delegation would cause the awards to fail to so qualify.

The number of shares of our common stock initially reserved for issuance under the Plan is 14,873,883. If an award is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Plan.

The board of directors generally may amend or terminate the Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

On July 6, 2007, RxElite Holdings Inc. approved the issuance to employees of RxElite Holdings Inc. of options to purchase a total of 2,482,850 shares of RxElite Holdings, Inc.’s common stock, which option grants were assumed by us in connection with our July 13, 2007 reverse merger and were converted in 2,482,850 options to purchase our common stock. The options vest over a period of four years and are exercisable for a period of ten years at $0.60 per share.

On July 13, 2007, we approved the issuance to Mark Auerbach and Peter W. Williams, two of our non-employee directors, of options to purchase a total of 800,000 shares of our common stock. In addition, on October 11, 2007, we approved the issuance to David Rector, one of our non-employee directors, of options to purchase 400,000 shares of our common stock. All of these options vest over a period of four years and are exercisable for a period of ten years at $0.60 per share.

Employment Agreements and Change-in-Control Agreements

Effective as of November 5, 2003, RxElite Holdings Inc. entered into an employment agreement with Daniel Chen. The employment agreement was amended and restated as of January 4, 2006 and November 27, 2006. The current term of the agreement expires on December 31, 2010 but will be automatically renewed for additional five-year periods until RxElite Holdings Inc. gives Mr. Chen written notice of its intent not to renew at least 60 days prior to the end of the then current term. Mr. Chen’s present base salary is $250,000 per annum. If Mr. Chen’s employment is terminated under certain circumstances, he will be entitled to severance and the continuation of benefits for the greater of 24 months and the balance of the term. If RxElite Holdings Inc. experiences a change of control after which Mr. Chen’s employment agreement is not fully reaffirmed by the succeeding entity, Mr. Chen will continue to receive (i) benefits for the greater of 24 months and the balance of the term and (ii) the sum of (x) a lump sum cash payment of his severance payment as if the employment agreement is terminated without cause as of the date of the change of control plus (y) a lump sum cash payment of Mr. Chen’s salary and bonuses (which bonuses shall not be less than 20% of base salary) through the balance of the term.

Effective as of November 1, 2003, RxElite Holdings Inc. entered into an employment agreement with Jonathan Houssian, pursuant to which Mr. Houssian is employed as president of RxElite Holdings Inc. The employment agreement was amended and restated as of January 4, 2006 and November 27, 2006. The current term of the agreement expires on December 31, 2010 but will be automatically renewed for additional five-year periods until RxElite Holdings Inc. gives Mr. Houssian written notice of its intent not to renew at least 60 days prior to the end of the then current term. Mr. Houssian’s present base salary is $250,000 per annum. If Mr. Houssian’s employment is terminated under certain circumstances, he will be entitled to severance and the continuation of benefits for the greater of 24 months and the balance of the term. If RxElite Holdings Inc. experiences a change of control after which Mr. Houssian’s employment agreement is not fully reaffirmed by the succeeding entity, Mr. Houssian will continue to receive (i) benefits for the greater of 24 months and the balance of the term and (ii) the sum of (x) a lump sum cash payment of his severance payment as if the employment agreement is terminated without cause as of the date of the change of control plus (y) a lump sum cash payment of Mr. Houssian’s salary and bonuses (which bonuses shall not be less than 20% of base salary) through the balance of the term.

Effective as of November 1, 2003, RxElite Holdings, Inc. entered into an employment agreement with Earl Sullivan, pursuant to which Mr. Sullivan is employed as executive vice president of operations of RxElite Holdings Inc. The employment agreement was amended and restated as of January 4, 2006 and November 27, 2006. The current term of the agreement expires on December 31, 2007 but will be automatically renewed for additional two-year periods until RxElite Holdings Inc. gives Mr. Sullivan written notice of its intent not to renew at least 60 days prior to the end of the then current term. Mr. Sullivan’s present base salary is $190,000 per annum. If Mr. Sullivan’s employment is terminated under certain circumstances, he will be entitled to severance and the continuation of benefits for the greater of 12 months and the balance of the term. If RxElite Holdings Inc. experiences a change of control after which Mr. Sullivan’s employment agreement is not fully reaffirmed by the succeeding entity, Mr. Sullivan will continue to receive (i) benefits for the greater of 24 months and the balance of the term and (ii) the sum of (x) a lump sum cash payment of his severance payment as if the employment agreement is terminated without cause as of the date of the change of control plus (y) a lump sum cash payment of Mr. Sullivan’s salary and bonuses (which bonuses shall not be less than 20% of the base salary) through the balance of the term.

The compensation committee is currently reviewing the status and enforceability of each of these employment agreements and currently intends to commence discussions with each of our employees who have employment agreements with RxElite Holdings Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2007 by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to such shares of common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o 1404 N. Main Street, Suite 200, Meridian, Idaho 83642. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of December 31, 2007, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options and warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)
Directors and Named Executive Officers
Daniel Chen (2)	10,018,251	10.2%
Jonathan Houssian (3)	8,168,182	8.4%
Mark Auerbach (4)	475,000	*
Peter W. Williams (5)	62,500	*
Earl Sullivan (6)	1,432,824	1.5%
David Rector	—	—
Directors and Executive Officers as a Group (6 persons)	20,156,757	20.2%

*  Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Based on 96,682,920 shares of our common stock outstanding on December 20, 2007.

(2)	Includes (i) 8,579,444 shares held by Daniel Chen, (ii) 1,002,807 shares issuable upon exercise of warrants and (iii) 436,000 shares issuable upon exercise of options.

(3)
Jonathan Houssian, the Managing Member of Tiburon LLC, exercises sole vote and dispositive power with respect to the shares held by Tiburon LLC. Includes (i) 7,129,653 shares held by Tiburon LLC, (ii) 532,905 shares issuable upon exercise of warrants held by Tiburon LLC and (iii) 505,624 shares issuable upon exercise of options held by Jonathan Houssian.

(4)
Includes (i) 316,667 shares held by Susan Auerbach and (ii) 158,333 shares issuable upon exercise of warrants held by Susan Auerbach. Susan Auerbach is the wife of Mark Auerbach and exercises sole voting and dispositive power with the respect to shares held by her.

(5)
Includes (i) 41,667 shares and (ii) 20,833 shares issuable upon exercise of warrants. All shares are held as tenants in common by Mr. Williams and members of his family in which Mr. Williams has a 20% beneficial ownership.

(6)	Includes (i) 970,035 shares held by Earl Sullivan, (ii) 202,964 shares issuable upon exercise of warrants and (iii) 259,825 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Non-Employment Agreements

On June 30, 2002, we issued a promissory note with a principal amount of $120,000 to William and Helen Houssian, the parents of Jonathan Houssian, our president and a member of our board of directors. The promissory note was payable beginning on June 1, 2002 in three hundred sixty (360) monthly payments of $2,500 per month with an interest rate of 25%. The promissory note allowed for pre-payment at double the amount currently owed at any time plus any missed installments. This note was repaid in full in July 2007.

On December 31, 2007, the holder of our senior secured convertible note entered into a put agreement with Tiburon LLC, an Idaho limited liability company. Jonathan Houssian, our president, chief executive officer, chief financial officer and secretary, is the sole managing member of Tiburon LLC. Pursuant to the put agreement, upon an event of default under the senior secured convertible note, the noteholder may compel Tiburon LLC to purchase up to $10,500,000 principal amount of the note at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the note (including all principal, interest and late fees) may be converted and (b) the product of (1) 150% and (2) the highest closing sale price of our common stock beginning on the date immediately preceding the event of default and ending on the date the noteholder delivers its redemption notice for such event of default. This right of the noteholder is valid until the earlier of (i) the maturity date of the note and (ii) the date that we satisfy our quarterly debt to EBITDA ratio minimums for two consecutive fiscal quarters, all as more specifically described in the note.

Tiburon LLC’s obligations under the put agreement are secured by a pledge by Tiburon LLC to the noteholder of 6,879,653 shares of common stock pursuant to a pledge agreement, dated as of December 31, 2007, between Tiburon LLC and the noteholder. To the extent Tiburon LLC fails to satisfy its obligations under the put agreement, the noteholder’s sole remedies against Tiburon LLC are pursuant to the pledge agreement.

SELLING STOCKHOLDERS

Up to 53,747,555 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	35,831,706 shares of common stock issued to investors in our July 13, 2007 private placement and RxElite Holdings, Inc.’s January 17, 2007 private placement; and

•	17,915,849 shares of common stock initially issuable upon the exercise of warrants issued in our July 13, 2007 private placement and RxElite Holdings, Inc.’s January 17, 2007 private placement.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 96,682,920 shares of common stock outstanding as of December 31, 2007.

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

171242 Canada Inc. (2)	150,000(3)	150,000(3)	—	—

Robert A. Adams	125,000(4)	125,000(4)	—	—

David J. Adelman	250,000(5)	250,000(5)	—	—

Advanced Internet Designs Inc.(6)	125,000(4)	125,000(4)	—	—

Alcina Corporation(7)	100,000(8)	100,000(8)	—	—

American Pension Services FBO: Chad C. May (9)	142,500(10)	142,500(10)	—	—

Richard J. T. Anderson	325,000(11)	325,000(11)	—	—

Steven Anderson	39,000(12)	39,000(12)	—	—

Susan S. Auerbach(13)	475,000(14)	475,000(14)	—	—

John P. and Mary N. Bachowsky Trust LLA DTD 12/31/92(15)	150,000(3)	150,000(3)	—	—

Bank Julius Baer & Co. Ltd.(16)	750,000(17)	750,000(17)	—	—

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

Adam Bentley	132,808(18)	132,808(18)	—	—

Bentworth Holdings Limited (19)	1,312,499(20)	1,312,499(20)	—	—

Joseph L. Berkman Roth IRA(21)	75,000(22)	75,000(22)	—	—

David H. Berkowitz	125,000(4)	125,000(4)	—	—

Laura J. Berlin	60,000(23)	60,000(23)	—	—

Guy-Philippe Bertin	375,000(24)	375,000(24)	—	—

Best Sky Investments Limited(25)	4,432,035(26)	1,142,719(27)	3,289,316(28)	3.4%

David Scott Blair	12,500(29)	12,500(29)	—	—

Matthew M. Borer	65,000(30)	65,000(30)	—	—

Ross Anderson Bradley	62,500(31)	62,500(31)	—	—

Bill R. Brewer	30,000(32)	30,000(32)	—	—

BTR Global Opportunity Trading Limited(33)	4,166,664	4,166,664	—	—

Glenn Pountney	2,083,332(34)	2,083,332(34)

Erik E. Bulman	97,500(35)	97,500(35)	—	—

Daniel Wade Carpenter	6,375(36)	6,375(36)	—	—

Danielle Case	75,000(22)	75,000(22)	—	—

Chase Mortgage, Inc.(37)	1,194,422(38)	999,999(38)	194,423	*

Chan Wai Ching	1,499,999(39)	1,499,999(39)	—	—

Chocolate Chip Investments LP(40)	312,500(41)	312,500(41)	—	—

Corey Christensen	132,603(42)	132,603(42)	—	—

Scott Christensen	132,603 (42)	132,603(42)	—	—

Michael Clark	187,500(43)	187,500(43)	—	—

Mairi Andrea Coia	345,000(44)	345,000(44)	—	—

CompMx Inc.(45)	180,000(46)	180,000(46)	—	—

Carter H. Compton	12,500(29)	12,500(29)	—	—

Tanya T. Compton	12,500(29)	12,500(29)	—	—

Willard Cordero	75,000(22)	75,000(22)	—	—

Larry R. Cramer	100,000(8)	100,000(8)	—	—

Randall W. & Rhonda Crawford, Joint Tenants With Right of Survivorship	25,000(47)	25,000(47)	—	—

Crescent International Ltd.(48)	1,250,000(49)	1,250,000(49)	—	—

Andrew Cummings	239,950(50)	239,950(50)	—	—

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

Glynn Davies	15,000(51)	15,000(51)	—	—

John A. de Groot	62,500(31)	62,500(31)	—	—

Denshaw Holdings Limited(52)	675,000(53)	625,000(53)	50,000	*

John Edward Distelhorst	75,000(22)	75,000(22)	—	—

Fred Dulock	150,000(3)	150,000(3)	—	—

Egatniv, LLC(54)	125,000(4)	125,000(4)	-	—

Hartzell Elkins	75,000(22)	75,000(22)	—	—

Evergreen Investment Corp.(55)	224,963(56)	224,963(56)	—	—

Elie Farah	50,001(57)	50,001(57)	—	—

Donald F. Farley	240,000(58)	240,000(58)	—	—

Brad and Allison Feinberg	250,000(5)	250,000(5)	—	—

Bruce Feinberg	125,000(4)	125,000(4)	—	—

Lori Ann Filloon	25,000(47)	25,000(47)	—	—

Robert A. Franks	37,500(59)	37,500(59)	—	—

Scott Frohman	250,000(5)	250,000(5)	—	—

Morris Fuchs	60,000(23)	60,000(23)	—	—

Elinor C. Ganz IRA Rollover(60)	90,000(61)	90,000(61)	—	—

Harold E. Gelber Revocable Trust(62)	75,000(22)	75,000(22)	—	—

Peter P. Gheysens	300,000(63)	300,000(63)	—	—

Alfred G. Gladstone	60,000(23)	60,000(23)	—	—

Callander Goldberg	63,000(64)	63,000(64)	—	—

Joyce I. Groussman	75,000(22)	75,000(22)	—	—

Leonid Arie Gutman	300,000(63)	300,000(63)	—	—

Greg Scott Guymon	375,000(24)	375,000(24)	—	—

Gene R. Hall	25,000(47)	25,000(47)	—	—

Douglas Hamilton	15,000(51)	15,000(51)	—	—

Clifford L. Hanson	295,308(65)	295,308(65)	—	—

Jason S. Hawke	500,000(66)	500,000(66)	—	—

Tom Hawkins	75,000(22)	75,000(22)	—	—

Jane Paula Hayes	75,000(22)	75,000(22)	—	—

Haywood Securities in Trust for Murray Sinclair(67)	625,000(53)	625,000(53)	—	—

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

Haywood Securities in Trust for Sean Cleary(68)	50,000(69)	50,000(69)	—	—

Austin Heinrich & Rebecca Heinrich, Tenants in Common	57,500(70)	57,500(70)

Alan S. Horwitz	500,000(66)	500,000(66)	—	—

David R. and Glenna J. Hudlet Trust(71)	325,000(11)	325,000(11)	—	—

Incorporated International Capital(72)	105,000(73)	105,000(73)	—	—

Lui Heung Ing	52,500(74)	52,500(74)	—	—

Inter Chem Corporation(75)	29,963(76)	29,963(76)	—	—

William Todd Isaac	162,500(77)	162,500(77)	—	—

Joddes Limited(78)	1,249,962(79)	1,249,962(79)	—	—

Gary Johnson & Peggy Johnson, Tenants in Common	25,000(47)	25,000(47)	—	—

Danny Jack Kaufer	75,000(22)	75,000(22)	—	—

Jonathan Kauffman	45,000(80)	45,000(80)	—	—

Bill Kemp	62,500(31)	62,500(31)	—	—

Ron Kennedy	1,250,000(49)	1,250,000(49)	—	—

Ronald W. Keys	75,000(22)	75,000(22)	—	—

Wu Kong King	167,500(81)	167,500(81)	—	—

Shelly Koffler(82)	750,000(17)	750,000(17)	—	—

Rodney G. and Jill Koford Family Trust(83)	359,109(84)	359,109(84)	—	—

George Gerard Kubala	105,000(73)	105,000(73)	—	—

Jack W. Kuhn Jr. Revocable Trust(85)	90,000(61)	90,000(61)	—	—

Teresa Chan Chuk Kwan	30,000(32)	30,000(32)	—	—

Dan La Caprara	50,001(57)	50,001(57)	—	—

Robyn H. Latchman	25,000(47)	25,000(47)	—	—

Thomas Lennox	107,223(86)	75,000(22)	32,223(87)	*

Amanda Lisus	375,000(24)	375,000(24)	—	—

Galen Logan	12,500(29)	12,500(29)	—	—

Nelda Logan	12,500(29)	12,500(29)	—	—

Kevin H. Loveland	750,000(17)	750,000(17)	—	—

M&M Farms, LLC(88)	60,000(23)	60,000(23)	—	—

Teresa Macchiusi	25,000(47)	25,000(47)	—	—

Allan Maksymec	52,450(89)	52,450(89)	—	—

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

Manywin Assets Limited(90)	1,949,999(91)	1,949,999(91)	—	—

Martin-Rouaix Laurent	30,000(32)	30,000(32)	—	—

Mask Management Limited(92)	500,000(66)	500,000(66)	—	—

Bradly & Maria McElliott	48,750(93)	48,750(93)	—	—

Entrust of Idaho FBO Bradly L. McElliott IRA(94)	30,000(32)	30,000(32)	—	—

Larry & Janet McElliott	585,000(95)	585,000(95)	—	—

Entrust of Idaho FBO Maria J. Tomas McElliott IRA(96)	50,000(69)	50,000(69)	—	—

David M. McMahon	162,500(77)	162,500(77)	—	—

James S. McWilliams	75,000(22)	75,000(22)	—	—

Andrew Meade	63,000(64)	63,000(64)	—	—

Glenda D. Mecham	62,500(31)	62,500(31)	—	—

Berne Meyerowitz	105,000(73)	105,000(73)	—	—

Benjamin A. Miller	12,750(97)	12,750(97)	—	—

Mirabaud & Cie(98)	60,000(23)	60,000(23)	—	—

UST Exempt Trust u/w Item Third Gale Morgenstern FBO Andrew Morgenstern(99)	125,000(4)	125,000(4)	—	—

Andrew Morgenstern	665,000(53)	625,000(53)	40,000	*

Jonathan Morgenstern	187,500(43)	187,500(43)	—	—

Ann W. Mullen	37,500(59)	37,500(59)	—	—

Nemo Asset Management Ltd.(100)	1,005,000(101)	1,005,000(101)	—	—

New Britain Radiology Assoc. 401k FBO Alfred Gladstone(102)	90,000(61)	90,000(61)	—	—

New Britain Radiology Assoc. 401K FBO Sidney Ulreich(103)	105,000(73)	105,000(73)	—	—

New Wellington Group LLC(104)	150,000(3)	150,000(3)	—	—

Vitale Orenstein	25,500(105)	25,500(105)	—	—

George S. Palfi	150,000(3)	150,000(3)	—	—

Myro Louis Panas	100,000(8)	100,000(8)	—	—

Peddle Partners LLP(106)	120,000(107)	120,000(107)	—	—

Michael G. Pfeiffer	50,000(69)	50,000(69)	—	—

Jim Phillips	12,500(29)	12,500(29)	—	—

Michael Pietrangelo	62,500(31)	62,500(31)	—	—

Nat E. Pinnar	62,500(31)	62,500(31)	—	—

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

J. Plevyak and C. Metcalfe Revocable Living Trust(108)	325,000(11)	325,000(11)	—	—

Miguel Riveira Porben	45,000(80)	45,000(80)	—	—

Richard W. Pound	62,500(31)	62,500(31)	—	—

Damian Prentice	124,965(109)	124,965(109)	—	—

Marc Rayfield	62,500(31)	62,500(31)	—	—

Bernard L. Renaud	25,500(105)	25,500(105)	—	—

Rhone International Consulting LLC(110)	150,000(3)	150,000(3)	—	—

Rich Basin Investments Limited(111)	4,238,932(112)	993,219(113)	3,245,713(114)	3.3%

Rig Fund Ltd.(115)	1,499,999(39)	1,499,999(39)	—	—

Rig II Fund Ltd A(116)	2,250,000(117)	2,250,000(117)	—	—

Lesa & Ryan Riley	62,502(118)	62,502(118)	—	—

John A. Ross Revocable Trust(119)	62,500(31)	62,500(31)	—	—

Mark Ross	45,000(80)	45,000(80)	—	—

Michael Rubin	375,000(24)	375,000(24)	—	—

Daniel P. Ruh	1,250,000(49)	1,250,000(49)	—	—

Robert Saligman Trust FBO Ira Saligman(120)	62,500(31)	62,500(31)	—	—

Robert and Barbara Samans	150,000(3)	150,000(3)	—	—

Nate Sampson	50,000(69)	50,000(69)	—	—

Colin Sanders & Teresa Lee	375,000(24)	375,000(24)	—	—

Michael Sapp	15,000(51)	15,000(51)	—	—

Andrew M. Schatz	60,000(23)	60,000(23)	—	—

Mark S. Schwartz & Karen S. Schwartz	87,000(31)	62,500(31)	24,500	*

Brad S. Sharp	25,000(47)	25,000(47)	—	—

Michael Shtender-Auerbach & Michal Shtender-Auerbach(121)	25,000(47)	25,000(47)	—	—

Irving Siegel	25,000(47)	25,000(47)	—	—

Kerri & Bret Smith	26,562(122)	26,562(122)	—	—

Peter Sopka(123)	30,000(32)	30,000(32)	—	—

Sigmund Soudack	750,000(17)	750,000(17)	—	—

Ho Lung Wai Stanley	607,000(124)	507,000(125)	100,000(63)	*

Howard Stuart	15,000(51)	15,000(51)	—	—

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

Sugarman Investment L.C.(126)	127,500(127)	127,500(127)	—	—

James E. Sullivan, Jr.	65,000(30)	65,000(30)	—	—

James J. Sullos, Jr.	62,500(31)	62,500(31)	—	—

Talisman Global Macro Master Fund Ltd. (128)	3,750,000(129)	3,750,000(129)	—	—

Jack Tarver	12,500(29)	12,500(29)	—	—

Timothy Tolhurst	60,000(23)	60,000(23)	—	—

Tripp Family Trust 1997 (130)	75,000(22)	75,000(22)	—	—

Phyllis Ulreich and Sidney Ulreich MD	105,000(73)	105,000(73)	—	—

Aharon and Jennifer Ungar	75,000(22)	75,000(22)	—	—

Jurgen Walch	62,500(31)	62,500(31)	—	—

Gregg J. Wallace	500,000(66)	500,000(66)	—	—

Michael Joseph Webster	125,000(4)	125,000(4)	—	—

Wei Wei	82,500(131)	82,500(131)	—	—

David Whalley	25,001(132)	25,001(132)	—	—

James Whiting	75,000(22)	75,000(22)	—	—

Patrick Mark Whitman	25,500(105)	25,500(105)	—	—

David Willcox	250,000(5)	250,000(5)	—	—

W & Coralie Willett	162,500(77)	162,500(77)	—	—

Peter W. Williams(133)	62,500(31)	62,500(31)	—	—

Andrew Yaffe	62,500(31)	62,500(31)	—	—

Chung Rose Ying Yee	180,000(46)	180,000(46)	—	—

YMF LTD(134)	625,000(53)	625,000(53)	—	—

Kent L. Yost	36,000(135)	36,000(135)	—	—

Maynard Young	135,000(136)	135,000(136)	—	—

Steven Young	300,000(63)	300,000(63)	—	—

Yi Hsiu Yuan	250,500(137)	250,500(137)	—	—

* Less than 1%.

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933, as amended, or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Gerald J. Bernstein is President of 171242 Canada, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(3)	Includes 50,000 shares of common stock issuable upon the exercise of warrants.

(4)	Includes 41,667 shares of common stock issuable upon the exercise of warrants.

(5)	Includes 83,333 shares of common stock issuable upon the exercise of warrants.

(6)
Ilia Alshanetsky is Chief Executive Officer of Advanced Internet Designs Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(7)	David Brady is President of Alcina Corporation, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(8)	Includes 33,333 shares of common stock issuable upon the exercise of warrants.

(9)
Dean Becker is the Secretary of American Pension Services Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. In addition to the shares and warrants held for the benefit of Chad C. May, Mr. May owns directly 14,366 shares of common stock and options to purchase 15,000 shares of common stock.

(10)	Includes 47,500 shares of common stock issuable upon the exercise of warrants.

(11)	Includes 108,333 shares of common stock issuable upon the exercise of warrants.

(12)	Includes 13,000 shares of common stock issuable upon the exercise of warrants.

(13)	Ms. Auerbach is the wife of Mark Auerbach, a member of our Board of Directors.

(14)	Includes 158,333 shares of common stock issuable upon the exercise of warrants.

(15)
John P. and Mary N. Bachowsky are Trustees of the John P. and Mary N. Bachowsky Trust LLA, dated December 31, 1992. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(16)
Urs Mettler and Sandra Siebennan are Director and Associate Director of Bank Julius Baer & Co. Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(17)	Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(18)	Includes 44,269 shares of common stock issuable upon the exercise of warrants.

(19)
Peter Charles Howitt is Director of Bentworth Holdings Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(20)	Includes 437,500 shares of common stock issuable upon the exercise of warrants.

(21)	Joseph L. Berkman may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(22)	Includes 25,000 shares of common stock issuable upon the exercise of warrants.

(23)	Includes 20,000 shares of common stock issuable upon the exercise of warrants.

(24)	Includes 125,000 shares of common stock issuable upon the exercise of warrants.

(25)	Victor Wu is Director of Best Sky Investments Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(26)	Includes 934,647 shares of common stock issuable upon the exercise of warrants.

(27)	Includes 380,906 shares of common stock issuable upon the exercise of warrants.

(28)	Includes 553,741 shares of common stock issuable upon the exercise of warrants.

(29)	Includes 4,167 shares of common stock issuable upon the exercise of warrants.

(30)	Includes 21,667 shares of common stock issuable upon the exercise of warrants.

(31)	Includes 20,833 shares of common stock issuable upon the exercise of warrants.

(32)	Includes 10,000 shares of common stock issuable upon the exercise of warrants.

(33)
Danny Guy is the Managing Member of Salida Capital LLC, the Investment Advisor of BTR Global Opportunity Trading Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(34)	Includes 2,083,332 shares of common stock issuable upon the exercise of warrants.

(35)	Includes 32,500 shares of common stock issuable upon the exercise of warrants.

(36)	Includes 2,125 shares of common stock issuable upon the exercise of warrants.

(37)
Mark Herskowitz is Vice President of Chase Mortgage, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(38)	Includes 333,333 shares of common stock issuable upon the exercise of warrants.

(39)	Includes 500,000 shares of common stock issuable upon the exercise of warrants.

(40)
Nat Pinnar is General Partner of Chocolate Chip Investments, LP and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(41)	Includes 104,167 shares of common stock issuable upon the exercise of warrants.

(42)	Includes 44,201 shares of common stock issuable upon the exercise of warrants.

(43)	Includes 62,500 shares of common stock issuable upon the exercise of warrants.

(44)	Includes 115,000 shares of common stock issuable upon the exercise of warrants.

(45)	Joseph Bensadoun is Director of CompMx Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(46)	Includes 60,000 shares of common stock issuable upon the exercise of warrants.

(47)	Includes 8,333 shares of common stock issuable upon the exercise of warrants.

(48)
Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(49)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(50)	Includes 79,983 shares of common stock issuable upon the exercise of warrants.

(51)	Includes 5,000 shares of common stock issuable upon the exercise of warrants.

(52)	Niki Ioannou is a Director of Denshaw Holdings Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(53)	Includes 208,333 shares of common stock issuable upon the exercise of warrants.

(54)	Seth Farbman and Shai Stern are Members of Egatniv, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(55)
Martin C. Hubble is President of Evergreen Investment Corporation and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(56)	Includes 74,988 shares of common stock issuable upon the exercise of warrants.

(57)	Includes 16,667 shares of common stock issuable upon the exercise of warrants.

(58)	Includes 80,000 shares of common stock issuable upon the exercise of warrants.

(59)	Includes 12,500 shares of common stock issuable upon the exercise of warrants.

(60)	Elinor C. Ganz may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(61)	Includes 30,000 shares of common stock issuable upon the exercise of warrants.

(62)
Harold E. Gelber and Patricia M. Gelber are Trustees of Harold E. Gelber Revocable Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(63)	Includes 100,000 shares of common stock issuable upon the exercise of warrants.

(64)	Includes 21,000 shares of common stock issuable upon the exercise of warrants.

(65)	Includes 98,436 shares of common stock issuable upon the exercise of warrants.

(66)	Includes 166,667 shares of common stock issuable upon the exercise of warrants.

(67)
Frank Stronach is the Vice President of Corporate Finance of Haywood Securities and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(68)
Frank Stronach is the Vice President of Corporate Finance of Haywood Securities and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(69)	Includes 16,667 shares of common stock issuable upon the exercise of warrants.

(70)	Includes 19,166 shares of common stock issuable upon the exercise of warrants.

(71)
Each of David R. Hudlet and Glenna J. Hudlet are Trustees of David R. and Glenna J. Hudlet RLT and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(72)
David Philip Franklin is President of Incorporated International Capital and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(73)	Includes 35,000 shares of common stock issuable upon the exercise of warrants.

(74)	Includes 17,500 shares of common stock issuable upon the exercise of warrants.

(75)	Don Poscente is Director of Inter-Chem Corporation and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(76)	Includes 9,988 shares of common stock issuable upon the exercise of warrants.

(77)	Includes 54,167 shares of common stock issuable upon the exercise of warrants.

(78)	Sam Altman is President of Joddes Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(79)	Includes 416,654 shares of common stock issuable upon the exercise of warrants.

(80)	Includes 15,000 shares of common stock issuable upon the exercise of warrants.

(81)	Includes 55,833 shares of common stock issuable upon the exercise of warrants.

(82)	Mark Auerbach, a member of our Board of Directors, is Shelley Koffler’s brother-in-law.

(83)
Rodney G. Koford is Trustee of the Rodney G. and Jill Koford Family Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(84)	Includes 119,703 shares of common stock issuable upon the exercise of warrants.

(85)
Jack W. Kuhn is Trustee of the Jack W. Kuhn Revocable Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(86)	Includes 25,000 shares of common stock issuable upon the exercise of warrants and 15,000 shares of common stock issuable upon the exercise of options.

(87)	Includes 15,000 shares of common stock issuable upon the exercise of options.

(88)	David R. Jackson is the co-owner of M&M Farms, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(89)	Includes 17,483 shares of common stock issuable upon the exercise of warrants.

(90)	Teresa Chan is a Director of Manywin Assets Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(91)	Includes 650,000 shares of common stock issuable upon the exercise of warrants.

(92)
Kenneth Zuckerman is President of Mask Management Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(93)	Includes 16,250 shares of common stock issuable upon the exercise of warrants.

(94)
Bradly L. McElliot is a control person of Entrust of Idaho FBO Bradly L. McElliott IRA and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(95)	Includes 195,000 shares of common stock issuable upon the exercise of warrants.

(96)
Maria Thomas McElliot is a control person of Entrust of Idaho FBO Maria J. Tomas McElliott IRA and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(97)	Includes 4,250 shares of common stock issuable upon the exercise of warrants.

(98)
Claudio Betti and David Florey are control persons of Mirabaud & Cie and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(99)
Andrew Morgensterm and Lester E. Lipschutz are Trustees of UST Exempt Trust u/w Item Third Gale Morgenstern FBO Andrew Morgenstern and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(100)
Olivier Couriol is Director of Nemo Asset Management Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(101)	Includes 335,000 shares of common stock issuable upon the exercise of warrants.

(102)
Joel Gelber and Steven A. Stier are Trustees of New Britain Radiology Assoc. 401K FBO Alfred Gladstone and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(103)
Joel Gelber and Steven A. Stier are Trustees of New Britain Radiology Assoc. 401K FBO Sidney Ulreich and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(104)	Leo Sklar is Manager of New Wellington Group LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(105)	Includes 8,500 shares of common stock issuable upon the exercise of warrants.

(106)	Paul Drucker is General Partner of Peddle Partners LLP and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(107)	Includes 40,000 shares of common stock issuable upon the exercise of warrants.

(108)
Cynthia Metcalfe is Trustee of the J. Plevyak & C. Metcalfe Revocable Living Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(109)	Includes 41,655 shares of common stock issuable upon the exercise of warrants.

(110)
Edward Karr is Managing Member of Rhone International Consulting LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(111)
Kin Cheung Sit is Manager of the Rich Basin Investment Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(112)	Includes 841,211 shares of common stock issuable upon the exercise of warrants.

(113)	Includes 331,073 shares of common stock issuable upon the exercise of warrants.

(114)	Includes 510,138 shares of common stock issuable upon the exercise of warrants.

(115)	Olivier Couriol is Director of the RIG Fund Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(116)
Olivier Couriol is Director of the RIG II Fund Ltd. - A - and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(117)	Includes 750,000 shares of common stock issuable upon the exercise of warrants.

(118)	Includes 20,834 shares of common stock issuable upon the exercise of warrants.

(119)
John A. Ross is Trustee of the John A. Ross Revocable Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(120)
Ira Saligman is the control person of the Robert Saligman Trust FBO Ira Saligman and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(121)	Mark Auerbach, a member of our Board of Directors, is the father and father-in-law of the Shtender-Auerbachs.

(122)	Includes 8,854 shares of common stock issuable upon the exercise of warrants.

(123)	Peter Sopka served as our chief financial officer from July 13, 2007 through August 17, 2007.

(124)	Includes 269,000 shares of common stock issuable upon the exercise of warrants.

(125)	Includes 169,000 shares of common stock issuable upon the exercise of warrants.

(126)
Howard P. Sugarman is a Member of Sugarman Investment L.C. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(127)	Includes 42,500 shares of common stock issuable upon the exercise of warrants.

(128)
Colm Keane is the Investment Services Manager of Talisman Global Macro Master Fund Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(129)	Includes 1,250,000 shares of common stock issuable upon the exercise of warrants.

(130)	John M. Tripp is Trustee of the Tripp Family Trust 1997 and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(131)	Includes 27,500 shares of common stock issuable upon the exercise of warrants.

(132)	Includes 8,334 shares of common stock issuable upon the exercise of warrants.

(133)	Peter W. Williams is a member of our Board of Directors.

(134)	Howard Dvorkin is Manager of YMF LTD and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(135)	Includes 12,000 shares of common stock issuable upon the exercise of warrants.

(136)	Includes 45,000 shares of common stock issuable upon the exercise of warrants.

(137)	Includes 83,500 shares of common stock issuable upon the exercise of warrants.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of common stock and 1,000,000 shares of preferred stock. On December 31, 2007, there were 96,682,920 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Senior Secured Convertible Note

On December 31, 2007, we issued to an investor a senior secured convertible note in the aggregate principal amount of $10,500,000. This note matures on December 31, 2009, which date may be extended at the option of the noteholder as described below. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The note bears interest at the rate of 9.50% per annum, which rate is increased to 15% upon and during the occurrence of an event of default, as described below. Interest on the note is payable quarterly beginning on April 1, 2008.

The maturity date with respect to all or any portion of the amounts due under this note may be extended at the sole option of the noteholder (i) for so long as an event of default is continuing or for so long as an event is continuing that if not cured and with the passage of time would result in an event of default, (ii) in connection with a change of control, to a date within ten days after the change in control and (iii) for up to two years after the original maturity date.

Conversion

This note is convertible at the option of the noteholder into shares of common stock at an initial conversion price of $1.1262 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or are deemed to have issued common stock.

If we fail to record consolidated EBITDA, as defined in the note, of at least (i) ($500,000) for the fiscal quarter ending March 31, 2008, (ii) $0.00 for the fiscal quarter ending June 30, 2008, (iii) $1,000,000 for the fiscal quarter ending September 30, 2008, (iv) $2,000,000 for the fiscal quarter ending December 31, 2008 and (v) $2,000,000 for each fiscal quarter thereafter, the conversion price shall be reset to the lower of (i) the then current conversion price or (ii) 85% of the average market price, as defined in the note, of the common stock at such time. However, the conversion price will not be reset with respect to the fiscal quarter ending March 31, 2008 if we have redeemed at least 50% of the original principal amount of the note prior to the earlier of the announcement of our earnings for such quarter and the date such earnings are required to have been announced under the note.

The note contains certain limitations on conversion. For example, it provides that no conversion may be made if, after giving effect to the conversion, the noteholder would own in excess of 4.99% of the outstanding shares of our common stock. This percentage may be increased or decreased to a percentage not to exceed 9.99%, at the option of the noteholder, except any increase will not be effective until 61-days prior notice to us.

The note imposes penalties on us for any failure to timely deliver any shares of common stock issuable upon conversion.

Events of Default

The note contains standard events of default, as well as the following:

•
The failure of any registration statement registering for resale the common stock issued on December 31, 2007, as well as the common stock underlying the note and the warrants issued on such day, to be declared effective by the Securities and Exchange Commission within 60 days after the date required by the registration rights agreement described below or the lapse or unavailability of such registration statement for more than 5 consecutive days or more than an aggregate of 20 days in any 365-day period, other than certain allowable grace periods.

•
The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

•	The failure to issue shares upon conversion of the note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

•	The failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the note.

•	The breach of any representation, warranty, covenant or term of any transaction documents with respect to the sale of the note, or if such breach is curable, if not cured within 10 business days.

•
The invalidity of any material provision of the documents perfecting the noteholder’s security interest in our assets or if the enforceability or validity of any material provision of such security documents are contested by us.

•	The failure of the security documents to perfect or maintain the noteholder’s first priority security interest.

•
The failure by us to record consolidated EBITDA, as defined in the note, of at least (i) ($1,500,000) for the fiscal quarter ending March 31, 2008, (ii) ($1,000,000) for the fiscal quarter ending June 30, 2008, (iii) $450,000 for the fiscal quarter ending September 30, 2008, (iv) $1,000,000 for the fiscal quarter ending December 31, 2008 and (v) $1,000,000 for each fiscal quarter thereafter.

If there is an event of default, the noteholder may force us to redeem all or any portion of the note, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the note, including all principal, interest and late fees, may be converted and (b) the product of (1) 150% and (2) the highest closing sale price of our common stock beginning on the date immediately preceding the event of default and ending on the date the noteholder delivers its redemption notice for such event of default.

Fundamental Transactions

The note prohibits us from entering into certain transactions involving a change of control, unless the successor entity is a public company and it assumes in writing all of our obligations under the note and the other transaction documents.

In the event of such a transaction, the noteholder has the right to force redemption of the note, at the greater of (i) 150% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the product of (x) 150% and (y) the product of (1) the sum of the amount of principal, interest and late fees to be redeemed and (2) the quotient determined by dividing (A) the value of the consideration paid per share of common stock in the change of control transaction by (B) the conversion price.

Redemption

At any time on or after September 30, 2008, the noteholder may require us to redeem up to 50% of the original principal amount of the note at a price equal to 120% of the amount of principal to be redeemed plus all accrued but unpaid interest and late fees.

At any time, provided there is not an event of default, we may redeem (i) the first 50% of the note for 120% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the remaining 50% of the note for the sum of (A) 100% of the sum of the amount of principal, interest and late fees to be redeemed and (B) the amount of interest that, but for such redemption, would have been paid to the noteholder from the issuance date through the maturity date of the note.

Covenants

The note contains standard covenants, as well as the following:

•	The note will rank senior to all other indebtedness.

•	We will at all times reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the note.

•	We will not incur other indebtedness, except for certain permitted indebtedness.

•	We will not incur any liens, except for certain permitted liens.

•
We will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

•
Except for the redemption of 350,000 shares of common stock within 50 days following December 31, 2008 at a purchase price of $4.00 per share, we will not redeem, repurchase or pay any dividend or distribution on our common stock or any other capital stock.

•
From and after December 31, 2008, we will maintain a consolidated total debt to consolidated EBITDA ratio, each as defined in the note, equal to or less than (i) 3.5 for the fiscal quarter ending December 31, 2007, (ii) 3.5 for the fiscal quarter ending March 31, 2008, (iii) 3.5 for the fiscal quarter ending June 30, 2008, (iv) 3.5 for the fiscal quarter ending September 30, 2008, (v) 3.0 for the fiscal quarter ending December 31, 2008 and (v) 3.0 for each fiscal quarter thereafter.

Participation Rights

Any holder of the note is entitled to receive any dividends paid or distributions made to the holders of our common stock on an “as if converted” to common stock basis.

Purchase Rights

If we issue options, convertible securities, warrants or similar securities to holders of our common stock, any holder of the note will have the right to acquire the same as if it had converted the note.

Warrants

December 31, 2007 Warrants

On December 31, 2007, in connection with the sale of our senior secured convertible note and common stock, we issued a Series A warrant that is immediately exercisable and entitles the holder to purchase up to an aggregate of 13,985,083 shares of common stock. At the same time, we also issued the noteholder a Series B warrant that becomes exercisable only upon our redemption of more than 50% of the senior secured convertible note, for up to an aggregate of 4,661,694 shares of common stock, depending on how much of the note is redeemed. These warrants each have an initial exercise price of $1.1262 per share payable in cash, or, while each share of common stock issuable upon exercise of the warrants is not registered for resale with the Securities and Exchange Commission or such registration statement is not available for resale, by way of a “cashless exercise.” The warrants expire on the earlier of December 31, 2014 or five years after the date all of the shares issuable upon conversion of the senior secured convertible note and the warrants have been included on one or more registration statements that have been declared effective by the Securities and Exchange Commission.

The warrants require payments to be made by us for failure to deliver the shares of common stock issuable upon exercise. The warrants also contain certain limitations on exercise, including the limitation that the holder may not exercise its warrant to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of our outstanding common stock, subject to an increase or decrease, upon at least 61-days’ notice by the holder to us, of up to 9.99%.

Anti-Dilution Protection

The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of the warrants is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price, immediately reduces the exercise price of the warrants to equal the price at which we issue or are deemed to have issued common stock.

Fundamental Transactions

We may not enter into a transaction involving a change of control unless the successor entity assumes our obligations under the warrants and the successor entity is a publicly traded corporation whose common stock is quoted or listed on one of the exchanges specified in the warrants. Upon the occurrence of a transaction involving a change of control, the holders of the warrants will have the right, among others, to have the warrants repurchased for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the warrants.

Purchase Rights

If we issue options, convertible securities, warrants, stock, or similar securities to holders of our common stock, any holder of the warrants shall have the right to acquire the same as if it had exercised its warrants.

July 13, 2007 Warrants

On July 13, 2007, in connection with our reverse merger, we issued warrants to purchase 21,165,850 shares of our common stock at an exercise price of $0.85 per share, 3,879,963 shares of common stock at a price of $0.60 per share and 132,004 shares of common stock at a price of $0.00237 per share. Each of these warrants has a term of two years commencing on October 29, 2007. Notwithstanding the foregoing, should the closing bid price of our common stock equal or exceed $2.20 per share for 20 consecutive trading days and if there is an effective registration statement covering the resale of the common stock underlying these warrants, we may compel the holders of these warrants to either surrender or exercise their warrants.

The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of certain of these warrants is subject to a “weighted average” anti-dilution price protection in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price.

As of December 31, 2007, we have outstanding warrants to purchase an aggregate of 21,165,850 shares of our common stock at an exercise price of $0.85 per share, 3,879,963 shares of common stock at a price of $0.60 per share and 132,004 shares of common stock at a price of $0.00237 per share.

Registration Rights

July 13, 2007 stock issuances

We have agreed, at our expense, to prepare a registration statement covering the resale of (i) the shares of common stock sold and issued and (ii) the shares of common stock underlying the warrants sold and issued in connection with:

•	our July 13, 2007 private placement;

•
a private placement of common stock and warrants of RxElite Holdings Inc. consummated on January 17, 2007, which securities were subsequently exchanged for shares of our common stock and warrants to purchase our common stock on July 13, 2007 in connection with our reverse merger;

•	that certain Stock Purchase Agreement, dated as of July 13, 2007, between us, RxElite Holdings Inc. and International Capital Advisory Inc.; and

•	that certain Stock Purchase Agreement, dated as of July 13, 2007, between us, RxElite Holdings Inc. and Mr. Wu Kong King.

These shares of common stock are referred to as our registrable securities. Our obligation includes filing a registration statement with the Securities and Exchange Commission on or before October 11, 2007 (which we did), and to use our best efforts to have the registration statement declared effective by the Securities and Exchange Commission on or before April 8, 2008. If the registration statement is not declared effective by the Securities and Exchange Commission on or before April 8, 2008, then, on such date, and on each monthly anniversary of such date, we shall pay to each holder of registrable securities an amount in cash equal to 1% of the aggregate purchase price, up to a maximum of 3% and subject to certain limitations, paid by such holder pursuant to our July 13, 2007 private placement, RxElite Holdings Inc.’s January 17, 2007 private placement, our stock purchase agreement with International Capital Advisory Inc. or our stock purchase agreement with Mr. Wu Kong King, as the case may be. However, should we determine that it is desirable to reduce the number of shares included in this registration statement in order to comply with the requirements of the Securities and Exchange Commission, we may exclude the registrable securities issued in connection with our stock purchase agreements with International Capital Advisory Inc. and Mr. Wu Kong King until the registrable securities issued in connection with our July 13, 2007 private placement and RxElite Holdings Inc.’s January 17, 2007 private placement are registered.

We must maintain the effectiveness of the registration statement from the effective date until the earlier of 18 months after the effectiveness date or the date on which all securities registered under the registration statement have been sold, subject to our right to suspend or defer the use of the registration statement in certain events.

In connection with our December 31, 2007 private placement of common stock, a senior secured convertible note and warrants, we entered into a registration rights agreement, pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued and 130% of the shares of common stock issuable upon the conversion of the note and exercise of the warrants on or before April 9, 2008, and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before May 9, 2008 in the event that the registration statement is not reviewed by the Securities and Exchange Commission and on or before June 8, 2008 in the event that the registration statement is reviewed by the Securities and Exchange Commission and the Securities and Exchange Commission issues comments.

If (i) the registration statement is not filed on or before April 9, 2008, (ii) the registration statement is not declared effective by the Securities and Exchange Commission on or before May 9, 2008 in the case of no review, (iii) the registration statement is not declared effective by the Securities and Exchange Commission on or before June 8, 2008 in the case of a review by the Securities and Exchange Commission pursuant to which the Securities and Exchange Commission issues comments or (vi) the registration statement ceases to remain continuously effective for more than 10 consecutive calendar days or more than an aggregate of 30 calendar days during any 12-month period after its first effective date, then we will pay liquidated damages to the investor in an amount equal to 2% of the aggregate purchase price paid by the investor on the day of delinquency and each month of delinquency thereafter. Notwithstanding the foregoing, (i) the maximum aggregate liquidated damages due under the registration rights agreement shall be 12% of the aggregate purchase price paid by the investor, (ii) no liquidated damages will be due as a result of a failure caused by the application of Rule 415 by the Securities and Exchange Commission and (iii) no liquidated damages will be due with respect to any shares of common stock that may be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.

Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144 without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, subject to our right to suspend or defer the use of the registration statement in certain events.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

•	they provide that special meetings of stockholders may be called only by our chairman, our president or by a resolution adopted by a majority of our board of directors;

•
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

•	they allow us to issue, without stockholder approval, up to 1,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders, and any of their pledgees, assignees and successors-in-interest (who will be named in either a post-effective amendment to the registration statement or a prospectus supplement), may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We expect that sales of shares by the selling stockholders pursuant to this offering will cease upon the earlier of (i) the sale of all shares or (ii) the date upon which all shares registered on the registration statement relating to this offering may be sold under Rule 144(k) under the Securities Act of 1933. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales (other than short sales established prior to the effectiveness of the registration statement to which this prospectus is a part);

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the registrable securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction.

In addition, upon us being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the shares.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

Our Balance Sheet as of December 31, 2006, and the related Statements of Operations, Changes in Shareholders’ Equity (deficit) and Cash Flows for the year ended December 31, 2006 have been included in this prospectus in reliance upon the report of HJ & Associates, LLC, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

Our Statements of Operations, Changes in Shareholders’ Deficit and Cash Flows for the year ended December 31, 2005 has been included in this prospectus in reliance upon the report of Eide Bailly LLP, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents or any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm for 2006	F-2

Report of Independent Public Accounting Firm for 2005	F-3

Consolidated Balance Sheets as of September 30, 2007 (Unaudited) and December 31, 2006	F-4

Consolidated Statements of Operations for the Nine Months Ended September 30, 2007 and 2006 (Unaudited) and for the Years Ended December 31, 2006 and 2005	F-5

Consolidated Statements of Shareholders’ Equity (Deficit) for the Nine Months Ended September 30, 2007 (Unaudited) and for the Years Ended December 31, 2006 and 2005	F-6

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 and 2006 (Unaudited) and for the Years Ended December 31, 2006 and 2005	F-8

Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
RxElite Holdings Inc.
Meridian, Idaho

We have audited the balance sheet of RxElite Holdings Inc. as of December 31, 2006, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RxElite Holdings Inc. as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
May 23, 2007

INDEPENDENT AUDITORS’ REPORT

To the Shareholders
RxElite Holdings, Inc.
Meridian, Idaho

We have audited the accompanying statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we do not express such an opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement as well as assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of RxElite Holdings, Inc. for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the financial statements, certain errors resulting in the overstatement of previously reported long term debt and understatement of additional paid-in capital and interest expense as of and for the year ended December 31, 2005, were discovered by management of the Company during the current year. Accordingly, the 2005 financial statements have been restated and an adjustment has been made to retained earnings as of January 1, 2005 to correct the error.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had significant negative equity as of December 31, 2005, and incurred a significant net operating loss for the year ended. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Eide Bailly LLP
Eide Bailly LLP
Boise, Idaho
March 23, 2006 (except for Note 19, dated May 24, 2007)

RXELITE, INC. (Formerly Southridge Technology Group, Inc.)
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2007	2006
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and Cash Equivalents	$399,064	$2,403,144
Accounts Receivable, Net of Allowances for Doubtful Accounts and Payment Discounts of $186,634 and $182,222, respectively	1,028,905	43,727
Related Party Receivables	8,250	60,675
Inventory	7,779,922	5,707,510
Prepaid Expenses	101,785	102,378
TOTAL CURRENT ASSETS	9,317,926	8,317,434

PROPERTY AND EQUIPMENT, NET	1,579,028	331,196

OTHER ASSETS
Intangible Assets	67,845	69,796
Restricted Deposits	701,195	60,013
TOTAL OTHER ASSETS	769,040	129,809

TOTAL ASSETS	$11,665,994	$8,778,439

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$3,441,540	$5,535,752
Accrued Payroll	426,925	156,521
Accrued Interest	6,167	163,893
Accrued Rebates	269,332	46,302
Convertible Debentures	0	545,000
Current Portion Capital Lease Obligations	40,335	13,872
Current Portion of Long Term Debt- Related Party	165,765	257,151
TOTAL CURRENT LIABILITIES	4,350,064	6,718,491

LONG-TERM LIABILITIES
Capital Lease Obligations	67,774	31,628
Long Term Debt - Related Party	0	766,098
Payable to Stockholders	1,400,000	0
TOTAL LONG TERM LIABILITIES	1,467,774	797,726

TOTAL LIABILITIES	5,817,838	7,516,217

SHAREHOLDERS' EQUITY
Preferred Stock, $.01 Par Value, 1,000,000 Shares Authorized, 0 Shares Issued and Outstanding	0	0
Common Stock, $.001 Par Value, 100,000,000 Shares Authorized, 83,755,554 and 30,928,663 Shares Issued and Outstanding, Respectively	83,756	30,929
Additional Paid In Capital	25,376,804	5,163,515
Subscription Shares Payable	4,400,000	5,097,334
Accumulated Deficit	(24,012,404)	(9,029,556)
TOTAL SHAREHOLDERS’ EQUITY	5,848,156	1,262,222

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$11,665,994	$8,778,439

See Notes to Consolidated Financial Statements

RXELITE HOLDINGS INC. (Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005
	(Unaudited)
Sales, (Net of Discounts and Allowances of $442,157, $5,332,994, $5,332,784 and $14,460,496, respectively	$1,636,435	$13,970,321	$14,171,134	$25,628,628
Cost of Goods Sold	1,322,945	13,686,543	13,870,372	24,261,326
Gross Profit	313,490	283,778	300,762	1,367,302

Operating Expenses
Selling Expense	2,374,544	614,210	1,056,845	672,784
Product Purchase Agreements	4,400,000	0	0	0
Salaries, Wages and Benefits	1,509,120	1,772,884	1,110,753	963,000
Research and Development	2,444,871	0	502,580	2,795
Amortization Expense	1,951	1,951	2,602	2,602
Depreciation Expense	138,498	23,999	91,126	42,680
General and Administrative	1,301,107	684,059	1,764,597	701,386
Total Operating Expenses	12,170,091	3,097,103	4,528,503	2,385,247

Loss from Operations	(11,856,601)	(2,813,325)	(4,227,741)	(1,017,945)

Other Income (Expenses)
Interest Income	50,578	40,947	57,086	6,186
Gain (loss) on Debt Restructure	(358,054)	12,765,812	12,335,199	804,744
Loss on Disposal of Assets	0	(10,488)	(5,213)	0
Other Revenue	17,722	5,115	6,121	0
Other Expense	(4,335)	0	(57,450)	0
Interest Expense	(174,844)	(376,692)	(582,171)	(230,948)
Total Other Income (Expenses)	(468,933)	12,424,694	11,753,572	579,982

Income (Loss) before Income Taxes	(12,325,534)	9,611,369	7,525,831	(437,963)
Income Tax Provision	0	0	0	0
Net Income (Loss) Available for Common Stock Holders	$(12,325,534)	$9,611,369	$7,525,831	$(437,963)

Net Income (Loss) Per Share
Basic	$(0.23)	$0.56	$0.37	$(0.03)
Diluted	$(0.23)	$0.49	$0.27	$(0.03)

Weighted Average Shares Outstanding
Basic	53,727,416	17,243,458	20,091,557	15,929,262
Diluted	53,727,416	19,511,608	29,542,134	15,929,262

See Notes to Consolidated Financial Statements

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID IN CAPITAL	SUBSCRIPTION SHARES PAYABLE	ACCUMULATED DEFICIT	TOTAL
	No. of Shares	Par Value	No. of Shares	Par Value

BALANCE AT 12/31/2004 [Restated]	2,158,500	$21,585	15,887,629	$15,888	$2,827,560	$0	$(16,014,782)	$(13,149,749)
Common Stock Issued	0	0	41,633	42	56	0	0	98
Subscription Shares Payable	0	0	0	0	0	1,278,396	0	1,278,396
Net Loss [Restated]	0	0	0	0	0	0	(437,963)	(437,963)

BALANCE AT 12/31/2005 [Restated]	2,158,500	21,585	15,929,262	15,930	2,827,616	1,278,396	(16,452,745)	(12,309,218)
Preferred Stock Issued for Cash	97,500	975	0	0	194,025	0	0	195,000
Preferred Stock Issued for Services and Other Expenses	82,000	820	0	0	23,880	0	0	24,700
Preferred Stock Warrants Modified for Other Expense	0	0	0	0	36,658	0	0	36,658
Preferred Stock Warrants Modified for Dividends	0	0	0	0	102,642	0	(102,642)	0
Preferred Stock Issued for Subscription Shares Payable	622,500	6,225	0	0	1,238,775	(1,245,000)	0	0
Preferred Stock Conversion to Common Stock	(2,960,500)	(29,605)	12,491,533	12,491	17,114	0	0	0
Common Stock Warrants Modified for Employee Compensation	0	0	0	0	777,131	0	0	777,131
Common Stock Issued for Cash	0	0	529,273	529	120,241	0	0	120,770
Common Stock Issued for Employee Compensation and Legal Services	0	0	1,702,752	1,703	220,635	0	0	222,338
Common Stock Issued for Subscription Shares Payable	0	0	43,776	44	20,706	(20,750)	0	0
Common Stock Issued for Debt	0	0	210,970	211	99,789	0	0	100,000
Common Stock Issued for Other Expense	0	0	21,097	21	9,979	0	0	10,000
Stock Offering Costs	0	0	0	0	(525,676)	0	0	(525,676)
Common Stock Subscribed for Cash	0	0	0	0	0	3,885,600	0	3,885,600
Common Stock Subscribed for Debt	0	0	0	0	0	947,000	0	947,000
Common Stock Subscribed for Interest	0	0	0	0	0	234,053	0	234,053
Common Stock Subscribed for Employee Compensation	0	0	0	0	0	18,035	0	18,035
Net Income	0	0	0	0	0	0	7,525,831	7,525,831

BALANCE AT 12/31/2006	0	$0	30,928,663	$30,929	$5,163,515	$5,097,334	$(9,029,556)	$1,262,222

See Notes to Consolidated Financial Statements

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID IN CAPITAL	SUBSCRIPTION SHARES PAYABLE	ACCUMULATED DEFICIT	TOTAL
	No. of Shares	Par Value	No. of Shares	Par Value

BALANCE AT 12/31/2006	0	$0	30,928,663	$30,929	$5,163,515	$5,097,334	$(9,029,556)	$1,262,222

Common Stock Subscribed for Cash	0	0	0	0	0	2,411,560	0	2,411,560
Common Stock Subscribed for Employee Compensation and Services	0	0	0	0	0	8,842	0	8,842
Common Stock Subscribed for Debt	0	0	0	0	0	975,805	0	975,805
Common Stock Subscribed for Product Purchase Agreements	0	0	0	0	0	4,400,000	0	4,400,000
Common Stock Issued for Cash	0	0	22,171,003	22,171	13,280,430	0	0	13,302,601
Common Stock Issued for Subscription Shares Payable	0	0	14,155,905	14,156	8,479,385	(8,493,541)	0	0
Stock Offering Costs	0	0	0	0	(3,285,307)	0	0	(3,285,307)
Common Stock Issued in Merger and Other Merger-Related Adjustments	0	0	16,499,983	16,500	(80,936)	0	62,686	(1,750)
Stock-Based Compensation	0	0	0	0	72,699	0	0	72,699
Stock Options Issued for Accrued Expenses	0	0	0	0	99,413	0	0	99,413
Warrants Issued for Accrued Expenses	0	0	0	0	927,605	0	0	927,605
Warrants Issued for Distribution to Stockholders	0	0	0	0	720,000	0	(720,000)	0
Cash Distributions to Former Preferred Stockholders	0	0	0	0	0	0	(600,000)	(600,000)
Distribution Payable to Former Preferred Stockholders	0	0	0	0	0	0	(1,400,000)	(1,400,000)
Net loss	0	0	0	0	0	0	(12,325,534)	(12,325,534)

BALANCE AT 9/30/07 (Unaudited)	0	$0	83,755,554	$83,756	$25,376,804	$4,400,000	$(24,012,404)	$5,848,156

See Notes to Consolidated Financial Statements

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005
	(Unaudited)			[Restated]
Cash Flows from Operating Activities
Net Income (Loss)	$(12,325,534)	$9,611,369	$7,525,831	$(437,963)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By (Used In) Operating Activities
Depreciation and Amortization	199,233	25,950	93,728	45,282
Loss on Disposal of Assets	0	10,488	5,213	0
(Gain) Loss on Debt Restructure	188,054	(12,765,812)	(12,335,199)	(804,744)
Subscription Shares Issued for Services	3,495	0	18,035	0
Subscription Shares Issued for Interest	0	0	234,053	0
Subscription Shares Issued for Employee Compensation	2,575	0	0	0
Subscription Shares Issued for Product Purchase Agreements	4,400,000	0	0	0
Stock-Based Compensation Expense	172,112	0	0	0
Common Stock and Preferred Stock Issued and Warrants Modified for Services and Compensation Expense	0	1,023,157	979,569	0
Common Stock and Preferred Stock Issued and Warrants Modified for Other Expenses	0	47,358	47,358	0
Common Stock and Preferred Stock Issued for Legal Services	0	0	43,900	0
Decrease (Increase) in Operating Assets
Accounts Receivable, Net	(929,981)	2,289,706	2,139,398	(1,759,137)
Inventory	(2,072,412)	(1,296,198)	(1,557,359)	5,335,137
Prepaid Expenses and Deposits	593	77,647	(31,225)	(27,425)
Other Assets	(641,182)	919,499	(60,013)	(50,000)
Increase (Decrease) in Operating Liabilities
Accounts Payable	(3,779,240)	3,955,965	4,163,849	(919,906)
Accrued Expenses	553,927	(4,881,610)	(4,946,143)	(1,065,867)
Total Adjustments	(1,902,826)	(10,593,850)	(11,204,836)	753,340
Net Cash Provided By (Used In) Operating Activities	(14,228,360)	(982,481)	(3,679,005)	315,377

Cash flows from Investing Activities:
Purchase of Property and Equipment	(689,998)	(7,868)	(300,302)	(56,091)
Net Cash Used In Investing Activities	(689,998)	(7,868)	(300,302)	(56,091)

Cash Flows from Financing Activities:
Proceeds from Stock Subscribed	2,411,560	0	3,885,600	1,245,000
Common Stock Issued for Cash	13,302,601	120,770	315,770	0
Proceeds from Issuance of Preferred Stock	0	195,000	0	0
Proceeds from Convertible Debentures/Notes Payable	0	687,000	1,147,000	563,905
Payments on Convertible Debentures/Notes Payable	(832,952)	(147,186)	(573,549)	(351,718)
Cash Paid for Offering Costs	(1,347,458)	0	(21,555)	0
Payments on Capital Lease	(19,473)	0	(1,300)	0
Distributions to Former Preferred Stockholders	(600,000)
Cash Overdraft	0	0	0	(85,988)
Net Cash Provided By Financing Activities	12,914,278	855,584	4,751,966	1,371,199
Net Increase (Decrease) in Cash and Cash Equivalents	(2,004,080)	(134,765)	772,659	1,630,485

Cash and Cash Equivalents, Beginning of Period	2,403,144	239,356	1,630,485	0
Cash and Cash Equivalents, End of Period	$399,064	$104,591	$2,403,144	$1,630,485

See Notes to Consolidated Financial Statements

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 - ORGANIZATION AND MERGER

RxElite, Inc. (the “Company”) is a Delaware Corporation headquartered in Meridian, Idaho. The Company has offices in the states of Idaho and Texas, and is in the business of manufacturing and selling generic pharmaceuticals. The Company was originally organized as Southridge Technology Group, LLC, a Delaware limited liability company, in November 2001. On August 24, 2005, the limited liability company was converted into a Delaware corporation and changed its name to Southridge Technology Group, Inc. Prior to July 13, 2007, the Company provided customized computing and communication services and solutions for small to medium-sized businesses.

On July 13, 2007, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, RxElite Holdings Inc., a privately owned Delaware corporation engaged in the manufacturing and selling of generic pharmaceuticals (“RHI”), and RxElite Acquisition Corp., a newly-formed, wholly-owned Delaware subsidiary of the Company (“Acquisition Sub”). Upon closing of the merger transaction (the “Merger”), Acquisition Sub was merged with and into RHI, and RHI, as the surviving corporation, became a wholly-owned subsidiary of the Company. The Company succeeded to the business of RHI as its sole line of business.

The Merger is being accounted for as a reverse acquisition and recapitalization of the RHI for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements of the Company prior to the Merger will be those of RHI and will be recorded at the historical cost basis RHI, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of the Company and RHI, and the historical operations of RHI and operations of STG from the closing date of the Merger. The consolidated stockholders’ equity will reflect the capital structure of the Company, including its $0.001 par value common stock. Inter-company accounts and transactions are eliminated in consolidation.

In connection with the closing of the Merger, the Board of Directors of the Company approved an amendment to its certificate of incorporation to (1) change the name of the Company from “Southridge Technology Group, Inc.” to “RxElite, Inc.” and (2) increase the number of authorized shares of the Company’s capital stock from 99,000,000 to 201,000,000, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001. The shareholders of the Company subsequently approved the amendment to the certificate of incorporation (see Note 20).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements - The accompanying interim financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 are unaudited. In the opinion of management, all adjustments have been made, consisting of normal recurring items, that are necessary to present fairly the financial position as of September 30, 2007 as well as the results of operations and cash flows for the nine months ended September 30, 2007 and 2006 in accordance with U.S. generally accepted accounting principles. The results of operations for any interim period are not necessarily indicative of the results for the entire year. The interim financial statements should be read in conjunction with the audited financial statements and related notes thereto for the years ended December 31, 2006 and 2005.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Cash and Cash Equivalents - Cash and cash equivalents include highly liquid investments with a maturity of three months or less.

Accounts Receivable - The Company records its accounts receivable at the original invoice amount less an allowance for doubtful accounts and less any applicable difference between the Wholesale Acquisition Cost (WAC) price and the negotiated contract price (rebate amount). The Company also adjusts the receivable amount for a discount allowance for timely payments. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections, and current credit conditions.  No interest is accrued on past due accounts receivable.  The allowance for doubtful accounts was $177,467 at September 30, 2007 and December 31, 2006. Payment discounts are recorded against revenue at the end of each period to the extent they remain eligible against the corresponding receivable. Customers are given payment discounts of between 2% and 3% for making payments within a range of 30 to 45 days. The discount allowance was $9,167 and $4,755 at September 30, 2007 and December 31, 2006, respectively.

Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.  A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable. The current inventory is considered properly valued and saleable.  The Company concluded that there was no need for a reserve for slow moving and obsolete inventory at September 30, 2007 and December 31, 2006.

Property and Equipment - Property and Equipment are stated at cost less accumulated depreciation. Expenditures related to repairs and maintenance which are not capital in nature are expensed in the period incurred. Appropriate gains and or losses related to the disposition of property and equipment are realized in the period in which such assets are disposed. Depreciation expense amounted to $197,282 for the nine months ended September 30, 2007 (of which $58,784 was included in cost of goods sold), $23,999 for the nine months ended September 30, 2006, $91,126 for the year ended December 31, 2006 and $42,680 for the year ended December 31, 2005.  See Note 6. Depreciation is computed using the straight-line method over the following estimated useful lives:

Category	Useful Life
Furniture and Fixtures	3-7 years
Computer Equipment	5 years
Software	3 years
Vaporizers	2 years

Revenue Recognition - The Company recognizes revenue from product sales when the goods are received by the customer, resulting in the transfer of title and risk of loss. The Company sells its products to some wholesalers at the WAC price and to some wholesalers at a negotiated contract price. Upon sale to wholesalers who operate based on the WAC price, the WAC price less an allowance for the difference between the WAC price and the contract price (rebate amount), is recorded based on the maximum calculated rebate amount which is treated as a sales revenue offset. Upon sale of our product by the wholesaler using the WAC price, we are invoiced for the difference between the WAC and the contract price and create a credit note for the difference. The Credit notes are then reconciled with the sales revenue offset. Sales at negotiated contract prices (non-WAC) are recognized at the negotiated contract price.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Earnings Per Share - The Company has adopted the provisions of SFAS No. 128, “Earnings Per Share.” Basic earnings or loss per share is computed by dividing income or loss (numerator) applicable to common stockholders by the weighted average number of common shares outstanding (denominator) for the period.   Diluted earnings per share assumes the exercise or conversion of all dilutive securities.

Share Based Payments - The Company uses the Black-Scholes valuation model to estimate the fair value of its stock options and warrants. The model requires various judgmental assumptions including estimated stock price volatility, forfeiture rates and expected life. The Company is privately held and does not have an internal or external market for its shares and therefore the Company does not have sufficient information available to support an estimate of its expected volatility of its share prices. In accordance with FAS 123(R), the Company has identified a similar public entity for which sufficient share price information is available and has used that information for estimating the Company’s expected volatility.

Our calculations of the fair market value of each stock-based award that was granted, modified or calculated during the nine months ended September 30, 2007 used the following assumptions:

Risk-free interest rate	5.07%
Expected life in years	8.57
Dividend yield	0
Expected volatility	78.05%

Our calculations of the fair market value of each stock-based award that was granted, modified or calculated during 2006 used the following assumptions:

Risk-free interest rate	4.75%
Expected life in years	0 to 2
Dividend yield	0
Expected volatility	46.137%

Research and Development Costs - All costs related to research and development are expensed as incurred. These costs include labor and other operating expenses related to product development, as well as costs to obtain regulatory approval.

Advertising - The Company expenses advertising as incurred. For the nine months ended September 30, 2007 and 2006, advertising expenses were $184,885 and $95,530, respectively. For 2006, advertising expenses were $104,199 and for 2005, $66,330.

Accounting Estimates - The process of preparing financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions.  Although the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by the financial institutions.

Shipping and Handling - The Company records shipping and handling expenses in the period in which they are incurred and are included in the Cost of Goods Sold.

NOTE 3 - GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception and may continue to incur losses for the foreseeable future. The Company’s business plan anticipates that its near future activities will be funded from the issuance of additional equity and funds provided by ongoing operations.

Immediately following the Merger, the Company raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 1,903,086 units in a private placement. If sales are insufficient to support planned development of new products and expansion of operations, the Company will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to the Company, the Company’s growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on the Company’s financial condition, results of operations and future prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4 - INVENTORIES

Inventories consist of the following:

	September 30, 2007	December 31, 2006
	(Unaudited)
Finished goods	$5,989,477	$5,707,510
Medical devices	1,779,626	-
Other	10,819	-

Total	$7,779,922	$5,707,510

In 2006, the Company entered into an agreement with a manufacturer of Sevoflurane agreeing to purchase $5,065,410 of the product as finished goods. The product had not yet been approved by the FDA for use in the United States as of December 31, 2006. Approval was obtained from the FDA on May 2, 2007. (See Note 19).

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of a patent valued at $25,000 and an FDA approved “Abbreviated New Drug Application” (ANDA) for the generic pharmaceutical Fluoxetine valued at $50,000.

Patent and ANDA acquisition and application costs are recorded at cost. Patent costs are amortized over their remaining useful life, not to exceed their legal life.  ANDA acquisition and application costs are recorded at cost and their value is periodically tested for impairment. At September 30, 2007 and December 31, 2006, the Company concluded that there was no impairment of this intangible asset.

Patent and ANDA acquisition and application costs at September 30, 2007 and December 31, 2006 are as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Patent Costs	$25,000	$25,000
ANDA Acquisition and Application Costs	50,000	50,000

Gross Carrying Value	75,000	75,000
Less Accumulated Amortization	(7,155)	(5,204)

Total Intangible Assets	$67,845	$69,796

Patent amortization expense for the nine months ended September 30, 2007 and 2006 was $1,951 and $2,602 for 2006 and 2005. Patent amortization expense will be $2,602 for each year from 2007 through 2012.

NOTE 6 - PROPERTY AND EQUIPMENT

Property and Equipment are stated at cost and consist of the following:

	September 30, 2007	December 31, 2006
	(Unaudited)
Furniture, Fixtures and Equipment	$163,945	$79,252
Computer Equipment	117,998	90,808
Software	699,126	292,824
Vaporizers	470,275	-
Buildings	456,654	-

Total Property and Equipment	1,907,998	462,884
Less Accumulated Depreciation	(328,970)	(131,688)

Property and Equipment, net	$1,579,028	$331,196

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 7 - LONG-TERM DEBT - RELATED PARTY

Long-term debt - related party is summarized as follows:

	September 30, 2007	December 31, 2006
	(Unaudited)
Note payable to shareholder, due in monthly payments of 3% of the outstanding balance, including interest at 12%	$-	$39,330

Note payable to former shareholder. Monthly payments of $10,833, interest calculated at 12%, note due in 2014	-	648,154

Note payable to a shareholder, due in 360 monthly payments of $1,800, including interest calculated at 42%, due in 2032	-	50,000

Note payable, due on demand, but if no demand is made, simple interest computed at 12%, annually	65,765	65,765

Note payable, due on demand, but if no demand is made, it is payable in a single payment including simple interest computed at 12% annually.	100,000	100,000

Note payable, for venture capital loan, due in 360 monthly payments of $2,500, including interest imputed at 25%, due in 2032	-	120,000

Total Notes Payable	165,765	1,023,249

Less Current Portion	(165,765)	(257,151)

Long-Term Debt - Related Party	$-	$766,098

Estimated maturities of notes payable at December 31, 2006 are as follows:

2007	$257,151
2008	74,453
2009	80,270
2010	87,585
Thereafter	523,790

$1,023,249

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 8 - CONVERTIBLE DEBENTURES

In 2006, the Company sold an aggregate of $1,492,000 of Convertible Notes each with a 30% simple interest rate convertible into the securities issued in the Company’s next round of financing, with a maturity date of December 31, 2006. There was no beneficial conversion feature included in the notes. Consideration for the foregoing was in the form of $1,297,000 of cash and $195,000 of conversion of preexisting indebtedness. At December 31, 2006 and at December 31, 2005, the Company had $545,000 and $400,000 of Convertible Notes outstanding respectively. As of December 31, 2006, the holders of $947,000 of convertible debt elected to convert their notes for Subscription Shares Payable of Common Stock at $0.60 per share and warrants at 50% of the number of shares with a strike price of $0.85 exercisable upon certain conditions. The remaining note holders agreed to postpone repayment of the note in return for an extension of conversion rights.

During January 2007, the Company paid off two convertible debentures totaling $45,000, one for $20,000 and the other for $25,000.

On June 15, 2007, and effective upon the July 13, 2007 closing of the Private Placement discussed in Note 20, the three remaining convertible debentures holders elected to convert their debentures and related accrued interest for Subscription Shares Payable of Common Stock at $0.60 per share and warrants at 50% of the number of shares with a strike price of $0.85 exercisable upon certain conditions. The total amount elected to be converted was $500,000 in principal and $218,219 in accrued interest.

NOTE 9 - SIGNIFICANT CUSTOMERS

During the nine months ended September 30, 2007, the Company recorded revenues from three customers that approximated 27%, 22% and 16% of net sales, respectively. During the nine months ended September 30, 2006, the Company recorded revenues from two customers that approximated 35%, 14% and 7% of net sales, respectively. During the year ended December 31, 2006, the Company recorded revenues from three customers that approximated 36% and 15% of net sales, respectively. During the year ended December 31, 2005, the Company recorded revenues from one customer that approximated 45% of net sales.

NOTE 10 - SIGNIFICANT SUPPLIERS

The Company out-sources all of its generic pharmaceutical manufacturing for its own label to outside sources. The Company out-sourced the manufacturing of all its pharmaceutical products to three companies in both 2006 and 2005, three companies in the nine months ended September 30, 2007, and two companies in the nine months ended September 30, 2006. For the nine months ended September 30, 2007, the Company’s largest supplier accounted for approximately $5.3 million or 69% of product purchases. For the nine months ended September 30, 2006, the Company’s largest supplier accounted for approximately $11 million or 69% of product purchases. For 2006, the Company’s largest supplier accounted for approximately $11 million or 67.3% of product purchases. The second largest supplier accounted for approximately $5 million or 32.5% of product purchases.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 11 - EQUITY TRANSACTIONS

On November 9, 2006, the Company authorized a Common Stock split of 4.2194 shares for one. All equity transactions, equity balances and per share amounts are reported based on the post-split number of shares.

On May 17, 2006 the Board of Directors approved the reduction in the strike price of preferred stock warrants then exercisable from $2.00 per share to $.01 per share. The number of warrants modified for preferred stock was 70,000. The Company accounted for the modification of these warrants in accordance with FAS 123(R) and used the Black-Scholes model, discussed in Note 2 under Share Based Payments, to determine the amount to be expensed for the reduction in strike price for the warrants. The resulting expense for modifying the preferred stock warrants was $36,658 and was classified as other expense and $102,642 was classified as dividends.

On May 17, 2006 the Board of Directors approved the reduction in the strike price of common stock warrants then exercisable from $0.474 per share to $0.00237 per share. The number of warrants modified for common stock was 1,647,752. The Company accounted for the modification of these warrants in accordance with FAS 123(R) and used the Black-Scholes model discussed in Note 2, under Share Based Payments, to determine the amount to be expensed for the reduction in strike price for the warrants. The resulting expense for modifying the common stock warrants was $777,131 and has been included in general and administrative expenses.

On September 18, 2006, the Company filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware and increased its authorized shares to 37,974,600 shares of Common Stock, par value $0.00237 per share, and 4,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share.

On October 17, 2006, each holder of shares of Series A Convertible Preferred Stock elected to convert each share of Series A Convertible Preferred Stock into 4.2194 shares of Common Stock post split (one share of common stock pre-split).

On November 9, 2006, the Company filed its Third Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware and increased its authorized shares to 100,000,000 shares of Common Stock, par value $0.00237 per share. In the context of the Third Amended and Restated Certificate of Incorporation, each share of Common Stock was split into 4.2194 shares of Common Stock.

Series A Preferred Stock

In 2006, the Company issued 802,000 shares of Series A Convertible Preferred Stock. Consideration for the foregoing was in the form of $195,000 in cash, $24,700 in services and other expenses and $1,245,000 in Subscription Shares Payable.

At December 31, 2005, each Series A Preferred Stock share was convertible into one share of Common Stock, and was not redeemable. Holders of Series A Preferred Stock, in preference to the holders of the other stock of the Corporation (“Junior Stock”), were entitled to receive, when and as declared by the Board of Directors of the of the Corporation, but only out of funds that are legally available therefore, cash dividends at the rate of five percent of the Original Issue Price per annum on each outstanding share of Series A Preferred Stock (as adjusted for stock splits, stock dividends, stock combinations and the like with respect to such shares). Such dividends shall be payable only when as and if declared by the Board of Directors and shall be non-cumulative. The series A Preferred Stock has a liquidation preference that upon a liquidation (or deemed liquidation) the Holder will receive, in priority to all junior securities, $4.00 per share (as adjusted for stock splits and the like) plus all declared but unpaid dividends, and thereafter, participation with the Common Stock in all of the remaining assets of the Corporation, on an as converted basis. Provided, however, that if the assets available for distribution exceeds $100,000,000, then in lieu of the liquidation preference, the Holders of Series A Preferred Stock will participate with the Holders of Common Stock on an as converted basis (the $100,000,000 threshold shall be proportionally increased if the Company raises additional capital).

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

In order to induce the holders (“Holders”) of the Company’s Series A Preferred Stock to convert their shares of Preferred Stock to Common Stock, the Company entered into a Conversion Agreement dated as of October 17, 2006, which provided for the Company buying back the Holders’ stock contingent on certain events and before any liquidation or similar type transaction and the payment of specified fees before any distribution of proceeds were effected.

On April 26, 2007, the Board of Directors approved and the Company entered into an amended agreement with the former Preferred Stock holders that provides for cash payouts of $600,000 contingent on the Company going public in a qualified merger and for an additional buy back of up to an aggregate of 350,000 shares of common stock at $4 per share or up to $1.4 million dollars on/or before December 31, 2008. In the event that the Company receives warrants to purchase common shares in a qualified merger, the Company is to allocate 1,000,000 of such warrants to the Preferred Stock holders.

Common Stock

On January 19, 2007, the Company issued 7,520,169 units at sixty cents ($0.60) each for a total of $4,512,101 in subscription shares payable which consist of 7,520,169 shares of common stock and 3,760,082 warrants. The warrants have a strike price of eighty five cents ($0.85) per share exercisable through January 19, 2009, or upon the common stock reaching a specified market price for a specified period.

On April 2, 2007, the Company issued 3,572,585 shares of common stock for $1,152,000 in cash and $991,551 in subscription shares payable at sixty cents ($0.60) per share. In conjunction with the stock issuance, the Company issued 1,786,292 warrants to purchase shares of common stock, with a strike price of eighty five cents ($0.85) per share exercisable on/or before January 19, 2009, or upon the common stock reaching a specified market price for a specified period.

On April 19, 2007, the Company issued 3,735,000 shares of common stock for $1,794,300 in cash and $446,700 in subscription shares payable at sixty cents ($0.60) per share. In conjunction with the stock issuance, the Company issued 1,867,500 warrants to purchase shares of common stock with a strike price of eighty five cents ($0.85) per share exercisable on/or before January 19, 2009, or upon the common stock reaching a specified market price for a specified period.

As a result, immediately prior to the Merger on July 13, 2007, the Company had 45,756,417 common shares issued and outstanding, and 7,545,878 outstanding common stock warrants.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Stock Subscription Payable

From January 1, 2007 to immediately prior to the Merger, stock subscriptions payable increased by $2,411,560 for cash received, $15,229 for employee compensation, $3,494 for services, and $4,400,000 for marketing agreements expense. As discussed above, during this period stock subscriptions payable decreased by $5,950,352 for the issuance of a total of 9,917,253 shares of Common Stock at $0.60 per share.

Pursuant to a certain Letter of Intent between the Company and Minrad International, Inc. (“Minrad”), the Company is obligated to issue 1,500,000 shares of the Company’s Common Stock valued at $0.60 per share to Minrad in consideration for extended payment terms and certain pricing discounts and 5,833,333 shares of the Company’s Common Stock valued at $0.60 per share to International Capital Advisory Inc. (“ICA”) in discharge of a certain royalty obligation owed to ICA on products commercialized by the Company and Minrad. The total value of this obligation of $4,400,000 has been recorded as Product Purchase Agreements expense in the accompanying consolidated statements of operations for the nine-month period ended September 30, 2007. As of September 30, 2007, the 7,333,333 shares had not been issued pending stockholder approval for the increase in number of authorized shares of common stock. The shares were subsequently issued in October 2007 (see Note 20).

As a result, immediately prior to the Merger on July 13, 2007, the Company had stock subscriptions payable of $6,953,070.

Merger Transaction

At the closing of the Merger, each share of RHI’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.090606 shares of the Company’s common stock, and each option and warrant to purchase RHI’s common stock was converted on the same basis into, respectively, an option or, in the case of consenting warrant holders, warrants to purchase the Company’s common stock. An aggregate of 4,145,806 shares of the Company’s common stock were issued to the holders of the RHI’s common stock, and an aggregate of 224,961 and 683,702 shares of the Company’s common stock were reserved for issuance under such RHI options and warrants, respectively.

Pursuant to the terms of the Merger Agreement, the Company assumed all of RHI’s obligations under RHI’s outstanding stock options and warrants. At the time of the Merger, RHI had outstanding stock options and warrants to purchase an aggregate of 2,482,850 and 7,545,878 shares of its common stock, respectively, which outstanding stock options and warrants became options and warrants to purchase an aggregate of 224,961 and 683,702 shares of the Company’s common stock, respectively, after giving effect to the Merger. In connection with the assumption of RHI’s 2007 Incentive Stock Plan, under which 14,873,892 shares of RHI common stock were reserved for issuance as incentive awards to officers, directors, employees and other qualified persons, the Company reserved 1,347,664 shares of its common stock for issuance under the assumed Plan. Neither the Company nor RHI had any other options to purchase shares of common stock outstanding immediately prior to the closing of the Merger.

Immediately following the closing of the Merger, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, the Company transferred all of its pre-Merger operating assets and liabilities to its wholly-owned subsidiary, STG Holdings, Inc., a Delaware corporation (“SplitCo”). Thereafter, pursuant to a Split-Off Agreement, the Company transferred all of the outstanding capital stock of SplitCo to Joseph M. Garzi and Sunodia Partners LP, two stockholders of the Company, in exchange for cancellation of 9,050,000 shares of the Company’s common stock held by such stockholder (the “Split-Off”), which left 1,495,000 shares of the Company’s common stock held by existing stockholders of the Company.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Private Placement

Immediately following the closing of the Merger and the effectuation of the Split-Off, the Company raised $10,703,092 of equity capital and converted $1,899,273 of Convertible Debentures through the issuance of 1,903,086 units in a private placement (the “Private Placement”) at $6.622073 per unit, consisting of an aggregate of (i) 1,903,086 shares of the Company’s common stock and (ii) two-year warrants to purchase an aggregate of an additional 951,542 shares of the Company’s common stock at an exercise price of $9.381271 per whole share. As a result of the stock dividend discussed below, the exercise price of these warrants was adjusted to $0.85 per share and the as adjusted unit price was $0.60.

Forward Stock Split

Immediately following consummation of the Merger and the Private Placement, on July 13, 2007, the Board of Directors declared an 11.036789 for 1 forward stock split in the form of a dividend of 10.036789 shares for each one share of outstanding stock. The consolidated financial statements give retroactive effect to the forward stock split for all periods presented.

Other Post-Merger Transactions

In July 2007, notes payable to related parties of $772,757, including $257,586 recorded as subscription shares payable at June 30, 2007, were paid in full in exchange for $515,171 in cash and 429,310 shares of the Company’s common stock.

In July 2007, the Company issued a two-year warrant to purchase 2,500,000 shares of the Company’s common stock at a price of $0.60 per share and a two-year warrant to purchase 1,250,000 shares of the Company’s common stock at a price of $0.85 to a company for advisory services.

In July 2007, the Company issued a two-year warrant to purchase 379,963 shares of its common stock at a price of $0.60 per share to an individual for advisory services.

The Company paid $600,000 to the former holders of the RHI’s Series A Preferred Stock and issued to them two-year warrants to purchase 1,000,000 shares of the Company’s common stock at a price of $0.60 per share. The Company is also obligated to offer to purchase from the former holders of the RHI’s Series A Preferred Stock on/or before December 31, 2008 up to an aggregate of 350,000 shares of the Company’s common stock at a price of $4.00 per share. This obligation has been recorded as a long-term liability of $1,400,000 in the accompanying condensed consolidated balance sheet as of September 30, 2007.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

The stockholders of the Company as of December 31, 2006 were issued two-year warrants to purchase 2,000,001 shares of the Company’s common stock at a price of $0.85 per share. As a result, additional paid-in capital and accumulated deficit were increased $720,000.

The Company issued an aggregate of 65,884 shares of its common stock to certain non-executive employees of the Company who elected to convert an aggregate of $39,530 of deferred compensations into such stock.

As a result of the Merger and post-Merger equity transactions, subscription shares payable was reduced at September 30, 2007 to the $4,400,000 value of the 7,333,333 shares of common stock to be issued to Minrad and ICA in connection with certain product purchase agreements.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash in bank. Cash with one bank exceeded the federally insured limit by $299,064 at September 30, 2007 and $2,303,144 at December 31, 2006.

In 2005, RxElite Holdings, Inc. entered into a contract to purchase equipment in the amount of $516,500. A deposit of $51,650 was paid in 2005. The Company delayed the acquisition of the equipment until an as yet to be determined future period. The supplier has agreed to hold the deposit for the Company toward an equipment purchase in a like amount as the original agreement. The deposit amount remained the same for 2006.

The Company rents a facility with lease terms in excess of one year expiring in 2009. The Company also has several leases with terms less than one year for various storage rentals. Rental expense on these leases for the year ended December 31, 2006 was $63,372 and in December 31, 2005 was $69,064. Lease commitments extending beyond one year end in 2009 and the rental commitment for 2007 is $107,249, for 2008 is $34,580 and for 2009 is $29,400.

In December of 2006 the Company entered into a lease for office equipment with a three year term. The Lease has been capitalized and is expensed in accordance with GAAP and will be amortized over three years. Principal payments in 2007 will be $13,872, in 2008 $15,682 and in 2009 $16,166. Depreciation expense related to the capitalized lease was $4,680 in 2006.

NOTE 13 - INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Net deferred tax liabilities consist of the following components as of December 31, 2006:

Deferred Tax Assets:
NOL Carryover	$103,000
263A	93,492
Allowance for Doubtful Accounts	71,066
Depreciation	82,929
Valuation Allowance	(350,487)
Net Deferred Tax Asset	$0

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2006 and 2005 due to the following:

	2006	2005
Book Income	$4,083,518	$(327,918)
Officer Life	6,559	5,095
State Tax Expense	(370)	(370)
Meals and Entertainment	280	648
NOL Utilization	(3,091,835)	0
Valuation Allowance	(998,152)	322,545
	$0	$0

At December 31, 2006, the Company had net operating loss carryforwards of approximately $260,000 that may be offset against future taxable income from the year 2006 through 2026. No tax benefit has been reported in the December 31, 2006 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 14 - STOCK OPTIONS AND WARRANTS

Stock Options

The Company had no stock options outstanding as of December 31, 2006.

In January and February 2007, the Company entered into employment agreements with three of its management employees. Pursuant to these agreements, the Company committed to issue options to purchase up to 545,000 shares of the Company’s common stock. Pursuant to verbal commitments, the Company was also obligated to issue options to other employees to purchase a total of 263,038 shares of the Company’s common stock. The options are to vest over a four-year period and have an exercise price of $0.60 per share.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payments, which requires companies to measure the cost of employee services received in exchange for equity instruments based on the fair value of those awards and to recognize the compensation expense over the requisite service period during which the awards are expected to vest. A liability and a corresponding stock based compensation expense for the above noted authorized but ungranted stock options amounting to $99,414 had been reflected in the Company’s consolidated financial statements at June 30, 2007.

On July 6, 2007, the Company adopted the RxElite Holdings Inc. 2007 Incentive Stock Plan (the “Plan”), which provides for the issuance of a variety of forms of equity awards, including stock options, restricted stock and stock appreciation rights to officers, directors, employees and other qualified persons. The Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. The number of shares of the Company’s common stock initially reserved for issuance under the Plan is 14,873,883.

On July 6, 2007, the Board of Directors of the Company approved a grant of employee stock options to purchase a total of 2,482,850 shares of the Company’s common stock, including options to purchase 808,038 shares of the Company’s common stock for which contractual or verbal commitments had been previously made as discussed above. Subsequently, 180,000 of the options were cancelled when one of the management employees left the Company.

On July 13, 2007, the Board of Directors of the Company approved the issuance to two of the Company’s non-employee directors of options to purchase a total of 800,000 shares of the Company’s common stock. The options vest over a period of four years and are exercisable for a period of ten years at $0.60 per share.

The Company estimated the grant date fair value of the options issued during the nine months ended September 30, 2007 using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	78.05%
Risk-free interest rate	5.07%
Expected life of options	8.57 years

Total stock-based compensation expense for the nine months ended September 30, 2007 totaled $172,112, including $99,414 recorded through June 30, 2007 for authorized but ungranted options. There was no stock compensation expense capitalized during nine-month period ended September 30, 2007.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

The following table summarizes the stock option activity during the nine months ended September 30, 2007:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value

Outstanding at December 31, 2006	-	$-
Granted	3,282,850	0.60
Exercised	-	-
Forfeited	(180,000)	0.60

Outstanding at September 30, 2007	3,102,850	$0.60	8.26	$1,184,643

Options vested and exercisable at September 30, 2007	-	$-	-	$-

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $1.00 as of September 30, 2007, which would have been received by the holders of in-the-money options had the option holders exercised their options as of that date.

As of September 30, 2007, the total future compensation cost related to non-vested stock-based awards not yet recognized in the condensed consolidated statements of operations was $1,273,851.

Stock Warrants

The following table summarizes the Company’s warrants at September 30, 2007, December 31, 2006 and 2005, along with the related 2006 and 2007 activity. There was no activity in the preferred stock warrants subsequent to 2006.

	Preferred Stock Warrants	Exercise Price
Outstanding warrants at December 31, 2004	-	N/A
Granted	70,000	$2.00
Cancelled/Expired	-	N/A
Exercised	-	N/A
Outstanding warrants at December 31, 2005	70,000	$2.00
Granted	70,000	$0.01
Cancelled/Expired	(70,000)	$2.00
Exercised	(70,000)	$0.01
Outstanding warrants at December 31, 2006	-	N/A

Exercisable, December 31, 2006	-	N/A

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock Warrants	Exercise Price
Outstanding warrants at December 31, 2004	1,371,887	$0.474
Granted	528,008	0.474
Cancelled/Expired	-	N/A
Exercised	-	N/A
Outstanding warrants at December 31, 2005	1,899,895	0.474
Granted	1,647,752	0.00237
Cancelled/Expired	(1,647,752)	0.474
Exercised	(1,767,891)	0.03442
Outstanding warrants at December 31, 2006	132,004	0.00237
Granted	25,045,813	0.820
Cancelled/Expired	-	N/A
Exercised	-	N/A
Outstanding warrants at September 30, 2007	25,177,817	0.820

Exercisable, September 30, 2007	7,413,874	0.850

In addition, during the year ended December 31, 2006, the Company reduced the price of 70,000 warrants for preferred stock from a strike price of $2.00 per share to $.01 per share. These warrants were issued in 2005 as part of an equity and convertible debenture sale. Due to this modification, the Company recorded a non cash dividend of $102,642 for the change in strike price for the year ended December 31, 2006 and $36,658 in other expense.

Of the common stock warrants outstanding at September 30, 2007, 17,763,943 became exercisable, and their two-year term began, upon stockholder approval of the amendment to the Company’s articles of incorporation to increase the number of authorized shares of common stock (see Note 20).

NOTE 15 - WARRANTS OWED FOR FINDER FEES

In 2006, the Company contracted with a capital development consulting firm to assist the Company raise capital. For any capital raised with the assistance of the consulting firm, the agreement calls for compensation in the form of cash and warrants in proportion to the capital raised, plus certain base fees and expenses. During 2006 the consulting firm assisted in raising $3,565,600 for the Company. Per the agreement, the Company owed the consulting firm $356,560 in cash and 594,267 warrants exercisable into common stock at $0.60 per share and 297,133 warrants exercisable into common stock at $0.85 per share. At December 31, 2006, the Company had not issued the warrants related to this agreement, but as they had been earned by the consulting firm as of December 31, 2006, the Company calculated the fair market value of each warrant using the Black-Scholes valuation model described in Note 2, under Share Based Payments. The fair market value of the warrants owed was calculated to total $134,299 and was debited to Additional Paid in Capital and credited to accounts payable at December 31, 2006.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

During the nine months ended September 30, 2007, the consulting firm assisted in raising $11,491,951 for the Company, for which the Company owed the consulting firm $1,149,195 in cash. Through September 30, 2007, the Company issued the consulting firm a total of 2,500,000 warrants exercisable into common stock at $0.60 per share and 1,250,000 warrants exercisable into common stock at $0.85 per share. As of September 30, 2007, the Company had a balance due the consulting firm of $286,696 for unpaid cash fees and expenses.

NOTE 16 - RELATED PARTY TRANSACTIONS

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party notes payable are detailed in NOTE 7. Related party receivables totaled $8,250 and $60,675 at September 30, 2007 and December 31, 2006, respectively. The related parties are employees and officers of the Company.

NOTE 17 - SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest amounted to $100,457 and $61,925 for the nine months ended September 30, 2007 and 2006, respectively, and $160,803 and $186,251 for the years ended December 31, 2006 and 2005, respectively.  There was no cash paid for income taxes during the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, and December 31, 2005. In addition, during the year ended December 31, 2006, the Company reduced the price of 70,000 warrants for preferred stock from a strike price of $2.00 per share to $.01 per share. These warrants were issued in 2005 as part of an equity and convertible debenture sale. Due to this modification, the Company recorded a non cash dividend of $102,642 for the change in strike price for the year ended December 31, 2006.

During the nine months ended September 30, 2007, the Company:

•	Acquired property and equipment through the issuance of accounts payable of $673,034.

•	Acquired property and equipment through increase of capital lease obligations of $82,082.

•	Increased related party receivables and decreased subscription shares payable by $2,772.

•	Decreased related party debt and increased subscription shares payable by $257,586.

•	Decreased convertible debentures and increased subscription shares payable by $500,000.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

•	Decreased accrued expenses and increased subscription shares payable by $218,219.

•	Increased common stock by $27,744, increased additional paid-in capital by $8,465,797, and reduced subscription shares payable by $8,493,541.

•	Increased accounts payable and decreased additional paid-in capital by $1,261,156 for advisory services payable.

•	Increased accounts payable by $1,750, increased common stock by $16,500 and increased accumulated deficit by $18,250.

•	Increased common stock by $62,686 and increased accumulated deficit by $62,686.

•	Increased accounts payable and decreased additional paid-in capital by $436,928.

•	Decreased accounts payable and increased additional paid-in capital by $687,840 for warrants issued in payment of advisory services payable.

•	Increased additional paid-in capital and accumulated deficit by $720,000 for warrants issued to stockholders.

•	Increased payable to stockholders and accumulated deficit by $1,400,000.

•	Increased additional paid-in capital and decreased accounts payable by $99,413 for issuance of stock options.

•	Decreased additional paid-in capital and decreased accumulated deficit by $18,250.

During the nine months ended September 30, 2006, the Company:

•	Increased convertible debentures and decreased long-term debt - related party by $195,000.

•	Increased common stock by $500, increased additional paid-in capital by $99,500 and decreased long-term debt - related party by $100,000.

•	Increased accrued expenses by $1,091,295, decreased accounts receivable by $2,019,833 and decreased long term debt by $3,111,128.

•	Increased preferred stock by $6,225, increased additional paid-in capital by $1,238,775, and reduced subscription shares payable by $1,245,000.

•	Increased common stock by $104, increased additional paid-in capital by $20,646, and reduced subscription shares payable by $20,750.

•	Increased additional paid-in capital and decreased accumulated deficit by $102,642 for modification of preferred stock dividends.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

•	Increased long-term debt - related party and decreased accrued expenses by $12,430.

•	Decreased property and equipment and decreased accrued expenses by $37,889.

NOTE 18 - RECENT ACCOUNTING PRONOUNCEMENTS

In September 2005, the EITF reached a consensus on Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.” Under EITF 05-8, the issuance of convertible debt with a beneficial conversion feature results in a temporary difference for purposes of applying Statement 109. The deferred taxes recognized for the temporary difference should be recorded as an adjustment to paid-in capital. EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” require that the non-detachable conversion feature of a convertible debt security be accounted for separately if it is a beneficial conversion feature. A beneficial conversion feature is recognized and measured by allocating to additional paid-in capital a portion of the proceeds equal to the conversion feature’s intrinsic value. A discount on the convertible debt is recognized for the amount that is allocated to additional paid-in capital. The debt discount is accreted from the date of issuance to the stated redemption date of the convertible instrument or through the earliest conversion date if the instrument does not have a stated redemption date. The U.S. Federal Income Tax Code includes the entire amount of proceeds received at issuance as the tax basis of the convertible debt security. The EITF 05-8 Consensus should be applied retrospectively to all instruments with a beneficial conversion feature accounted for under EITF 98-5 and EITF 00-27 for periods beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 retained accounting guidance related to changes in estimates, changes in a reporting entity and error corrections. However, changes in accounting principles must be accounted for retrospectively by modifying the financial statements of prior periods unless it is impracticable to do so. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company has adopted SFAS No. 123R effective January 1, 2006. The adoption of SFAS 123R impacted the Company’s financial position in 2006 by reducing Net Income by approximately $1 million.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure. FIN 48 is effective January 1, 2007. The Company adopted FIN 48 on January 1, 2007, and the provisions of FIN 48 were applied to all tax positions upon initial adoption of this standard. There was no financial statement impact of adopting FIN 48.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. This statement replaces SFAS No. 141, “Business Combinations” and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a. recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b. recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c. determines what information to disclose to enable users of the financials statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement may have a material effect on the Company’s financial condition and results of operations.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements”. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141 (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement may have a material effect on the Company’s financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, Fair Value Measurements. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

In September 2006, the FASB issued SFAS Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This new standard will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The Company anticipates adopting SFAS No. 158 on December 31, 2007, and does not believe the adoption of the new accounting standard will result in a material impact on the consolidated financial statements of the Company since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another U.S. GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard will also require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This statement amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”, or SFAS 140, regarding (1) the circumstances under which a servicing asset or servicing liability must be recognized, (2) the initial and subsequent measurement of recognized servicing assets and liabilities, and (3) information required to be disclosed relating to servicing assets and liabilities. The Company adopted this standard on January 1, 2007, with no impact on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, or SFAS 155. This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. The Company adopted this standard on January 1, 2007, with no impact on its consolidated financial statements.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. The Company presents revenue net of sales taxes and any similar assessments. EITF No. 06-3 had no effect on the Company’s financial position and results of operations.

EITF No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities”, was issued in June 2007. The EITF reached a consensus that nonrefundable payments for goods and services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered and the related services are performed. Entities should continue to evaluate whether they expect the goods to be delivered or services to be rendered. If the entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2007 (the Company’s fiscal year beginning January 1, 2008) and interim periods within those fiscal years. Earlier application is not permitted. Entities are required to report the effects of applying this pronouncement prospectively for new contracts entered into on or after the effective date of this pronouncement. The future application of this pronouncement may have a material effect on the Company’s financial condition and results of operations.

RXELITE HOLDINGS INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 19 - FDA APPROVAL

On May 2, 2007, the Company received FDA approval for generic pharmaceutical, Sevoflurane. Generic Sevoflurane is the Company’s planned principle product for 2007. The Company has exclusive rights to market generic Sevoflurane in the United States. The launch of Sevoflurane is a key component of the Company’s business plan and the Company’s future plans are largely dependent on successfully entering the market with this product and obtaining sufficient market share against competing pharmaceuticals to achieve profitable operations. There is no assurance the Company will be successful in these efforts.

NOTE 20 - SUBSEQUENT EVENTS

As discussed in Note 11, the Company agreed to issue Minrad International, Inc., one of the Company’s principal suppliers, 7,333,333 shares of the Company’s common stock. Based on instructions from Minrad International, Inc., upon the effectiveness of the amendment to the Company’s certificate of incorporation to increase its authorized capital stock as described below, on October 29, 2007 the Company issued 1,500,000 of these shares to Minrad International, Inc. and 5,833,333 of these shares to International Capital Advisory Inc.

On October 29, 2007, the Company amended its certificate of incorporation to change its name to “RxElite, Inc.” from “Southridge Technology Group, Inc.” The Company also amended its certificate of incorporation to increase the number of shares of authorized capital stock to 201,000,000, divided into two classes: 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. Prior to the amendment, the number of shares of authorized capital stock was 99,000,000, divided into two classes: 98,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

The certificate of amendment was unanimously approved by the Company’s board of directors on July 13, 2007 and by a majority of the Company’s stockholders on October 23, 2007.

On December 31, 2007, we issued to an investor a senior secured convertible note in the aggregate principal amount of $10,500,000. This note matures on December 31, 2009, which date may be extended at the option of the noteholder as described below. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The note bears interest at the rate of 9.50% per annum, which rate may be increased to 15% upon the occurrence of an event of default, as described below. Interest on the note is payable quarterly beginning on April 1, 2008.

The maturity date with respect to all or any portion of the amounts due under this note may be extended at the option of the noteholder (i) for so long as an event of default is continuing or for so long as an event is continuing that if not cured and with the passage of time would result in an event of default, (ii) in connection with a change of control, to a date within ten days after the change in control and (iii) for up to two years after the original maturity date.

Conversion

This note is convertible at the option of the noteholder into shares of common stock at an initial conversion price of $1.1262 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or are deemed to have issued common stock.

Should we fail to record consolidated EBITDA, as defined in the note, of at least (i) ($500,000) for the fiscal quarter ending March 31, 2008, (ii) $0.00 for the fiscal quarter ending June 30, 2008, (iii) $1,000,000 for the fiscal quarter ending September 30, 2008, (iv) $2,000,000 for the fiscal quarter ending December 31, 2008 and (v) $2,000,000 for each fiscal quarter thereafter, the conversion price shall be reset to the lower of (i) the then current conversion price or (ii) 85% of the average market price, as defined in the note, of the common stock at such time. However, the conversion price will not be reset with respect to the fiscal quarter ending March 31, 2008 if we have redeemed at least 50% of the original principal amount of the note before our earnings for such quarter are required to have been announced.

The note contains certain limitations on conversion. For example, it provides that no conversion may be made if, after giving effect to the conversion, the noteholder would own in excess of 4.99% of the outstanding shares of our common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99%, at the option of the noteholder, upon 61-days’ prior notice to us.

The note imposes penalties on us for any failure to timely deliver any shares of common stock issuable upon conversion.

Events of Default

The note contains standard events of default, as well as the following:

•
The failure of any registration statement registering for resale the common stock issued on December 31, 2007, as well as the common stock underlying the note and the warrants issued on such day, to be declared effective by the Securities and Exchange Commission within 60 days after the date required by the registration rights agreement described below or the lapse or unavailability of such registration statement for more than 5 consecutive days or more than an aggregate of 20 days in any 365-day period, other than certain allowable grace periods.

•
The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

•	The failure to issue shares upon conversion of the note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

•	The failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the note.

•	The breach of any representation, warranty, covenant or term of any transaction documents with respect to the sale of the note, or if such breach is curable, if not cured within 10 business days.

•
The invalidity of any material provision of the documents perfecting the noteholder’s security interest in our assets or if the enforceability or validity of any material provision of such security documents are contested by us.

•	The failure of the security documents to perfect or maintain the noteholder’s first priority security interest.

•
The failure by us to record consolidated EBITDA, as defined in the note, of at least (i) ($1,500,000) for the fiscal quarter ending March 31, 2008, (ii) ($1,000,000) for the fiscal quarter ending June 30, 2008, (iii) $450,000 for the fiscal quarter ending September 30, 2008, (iv) $1,000,000 for the fiscal quarter ending December 31, 2008 and (v) $1,000,000 for each fiscal quarter thereafter.

If there is an event of default, the noteholder may force us to redeem all or any portion of the note, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the note, including all principal, interest and late fees, may be converted and (b) the product of (1) 150% and (2) the highest closing sale price of our common stock beginning on the date immediately preceding the event of default and ending on the date the noteholder delivers its redemption notice for such event of default.

Fundamental Transactions

The note prohibits us from entering into certain transactions involving a change of control, unless the successor entity is a public company and it assumes in writing all of our obligations under the note and the other transaction documents.

In the event of such a transaction, the noteholder has the right to force redemption of the note, at the greater of (i) 150% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the product of (x) 150% and (y) the product of (1) the sum of the amount of principal, interest and late fees to be redeemed and (2) the quotient determined by dividing (A) the value of the consideration paid per share of common stock in the change of control transaction by (B) the conversion price.

Redemption

At any time on or after September 30, 2008, the noteholder may require us to redeem up to 50% of the original principal amount of the note at a price equal to 120% of the amount of principal to be redeemed plus all accrued but unpaid interest and late fees.

At any time, provided there is not an event of default, we may redeem (i) the first 50% of the note for 120% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the remaining 50% of the note for the sum of (A) 100% of the sum of the amount of principal, interest and late fees to be redeemed and (B) the amount of interest that, but for such redemption, would have been paid to the noteholder from the issuance date through the maturity date of the note.

Covenants

The note contains standard covenants, as well as the following:

•	The note will rank senior to all other indebtedness.

•	We will at all times reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the note.

•	We will not incur other indebtedness, except for certain permitted indebtedness.

•	We will not incur any liens, except for certain permitted liens.

•
We will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

•
Except for the redemption of 350,000 shares of common stock within 50 days following December 31, 2008 at a purchase price of $4.00 per share, we will not redeem, repurchase or pay any dividend or distribution on our common stock or any other capital stock.

•
From and after December 31, 2008, we will maintain a consolidated total debt to consolidated EBITDA ratio, each as defined in the note, equal to or less than (i) 3.5 for the fiscal quarter ending December 31, 2007, (ii) 3.5 for the fiscal quarter ending March 31, 2008, (iii) 3.5 for the fiscal quarter ending June 30, 2008, (iv) 3.5 for the fiscal quarter ending September 30, 2008, (v) 3.0 for the fiscal quarter ending December 31, 2008 and (v) 3.0 for each fiscal quarter thereafter.

Participation Rights

Any holder of the note is entitled to receive any dividends paid or distributions made to the holders of our common stock on an “as if converted” to common stock basis.

Purchase Rights

If we issue options, convertible securities, warrants or similar securities to holders of our common stock, any holder of the note will have the right to acquire the same as if it had converted the note.

NOTE 21 - PRIOR PERIOD ADJUSTMENT

In 2003, the Company recorded a note payable to a former shareholder in repurchasing the former shareholders’ ownership interest at the time the Company was a limited liability company. The note is structured to require a fixed dollar amount of payments over a specified period of time. The note did not have a stated rate of interest; therefore the company used an interest rate of 1% which was implied in the note agreement. It was subsequently determined that an implied rate of interest based on the prevailing market interest rates should have been used in accounting for the transaction and the related note payable. Accordingly, the accompanying 2005 financial statements have been restated to reflect the correction of this error. In doing so, the Company has used an incremental borrowing rate of 12% as the imputed interest rate, adjusting the amount of the note payable at its net present value at the time of the transaction, amortized to it’s amortized value for the periods presented in the accompanying financial statements utilizing the 12% imputed interest rate. The impact on the December 31, 2005 financial statements and cumulative effect on prior periods is reflected in the following comparative presentation.

	Original	As Restated	Difference

Current portion of long-term debt - related party	$926,351	$893,549	$(32,802)
Long-term debt - related party	1,133,654	798,839	(334,815)
Additional paid-in capital	2,138,552	2,805,794	667,242
Accumulated deficit	(16,153,120)	(16,452,745)	(299,625)
Interest expense	(120,903)	(230,948)	(110,045)
Net loss	(327,918)	(437,963)	(110,045)
Loss per share	$(0.02)	$(0.03)	$(0.01)